Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

between

THE PROCTER & GAMBLE COMPANY

AND

KELLOGG COMPANY

dated as of

February 15, 2012

	2.12	Title To Properties; Security Interests	26

	2.13	The Wimbledon Assets	26

	2.14	Real Property	27

	2.15	Environmental Matters	28

	2.16	Wimbledon Entity Interests	28

	2.17	Diamond Transaction	29

	2.18	No Other Representations Or Warranties	29

III.	REPRESENTATIONS AND WARRANTIES OF ACQUIROR		30

	3.01	Due Organization, Good Standing And Corporate Power	30

	3.02	Authorization Of Agreement	30

	3.03	Consents And Approvals; No Violations	30

	3.04	Broker’s Or Finder’s Fee	31

	3.05	Financing	31

	3.06	Litigation	31

	3.07	Acquiror SEC Filings; Financial Statements; Absence Of Changes	31

	3.08	No Other Representations Or Warranties	32

IV.	COVENANTS		33

	4.01	Conduct Of Snacks Business Pending The Closing	33

	4.02	Efforts To Close; Antitrust Clearance	36

	4.03	Public Announcements	38

	4.04	Notification Of Certain Matters	38

	4.05	Access; Permits	39

	4.06	Further Assurances	39

	4.07	Agreement For Exchange Of Information	40

	4.08	Privileged Matters	41

	4.09	Financing Cooperation	43

	4.10	Non-Solicitation; No Hiring	44

	4.11	Intellectual Property Assignment/Recordation	44

	4.12	Use Of Seller Names And Marks	44

	4.13	Removal Of Tangible Assets	46

	4.14	Works Council Cooperation	46

	4.15	Insurance Matters	47

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	4.16	Outsourced Items	47

	4.17	Confidentiality	48

	4.18	Shared Contracts	49

	4.19	Transition Period Assets	50

	4.20	Covenant Not To Sue	50

	4.21	Notification Of Certain Matters; Disclosure Letter Updates	50

	4.22	Amendment Of Diamond Termination Agreement	50

	4.23	Governmental Permits	50

	4.24	Olestra Supply	51

	4.25	Shared Intellectual Property	51

	4.26	Other Certain Shared Assets	51

	4.27	Belgium Split Plan	52

V.	EMPLOYEE MATTERS		52

	5.01	Identification Of Employees	52

	5.02	Continuity Of Employment	53

	5.03	Terms Of Employment	55

	5.04	Bonuses And Incentives	59

	5.05	Credit For Service With Seller	59

	5.06	COBRA And HIPAA; Workers’ Compensation	59

	5.07	WARN Act	59

	5.08	Miscellaneous	60

	5.09	Wimbledon Entity Plans	61

	5.10	Reservation of Rights	61

VI.	CONDITIONS		61

	6.01	Joint Conditions	61

	6.02	Conditions To The Obligation Of Acquiror	62

	6.03	Conditions To The Obligation Of Seller	63

VII.	TERMINATION AND ABANDONMENT		63

	7.01	Basis For Termination	63

	7.02	Notice Of Termination; Return Of Documents; Continuing Confidentiality Obligation	64

	7.03	Effect Of Termination	64

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VIII.	INDEMNIFICATION		65

	8.01	Indemnification By Acquiror	65

	8.02	Indemnification By Seller	65

	8.03	Calculation Of Indemnity Payments	66

	8.04	Procedures For Defense, Settlement And Indemnification Of Third-Party Claims	66

	8.05	Additional Matters	68

	8.06	Exclusive Remedy	70

	8.07	Limitations on Indemnification	70

	8.08	Tax Treatment Of Indemnification	71

IX.	TAX MATTERS		71

	9.01	Preparation And Filing Of Tax Returns	71

	9.02	Carryforwards And Carrybacks	72

	9.03	Refunds	73

	9.04	Tax Indemnification	73

	9.05	Internal Restructurings	75

	9.06	Allocation Of Purchase Price	75

	9.07	Transfer Taxes	76

	9.08	Miscellaneous	76

X.	MISCELLANEOUS		78

	10.01	Survival Of Representations And Warranties	78

	10.02	Expenses	78

	10.03	Entire Agreement	78

	10.04	Governing Law; Jurisdiction; Waiver Of Jury Trial	79

	10.05	Notices	80

	10.06	Amendments And Waivers	81

	10.07	No Third-Party Beneficiaries	81

	10.08	Assignability	81

	10.09	Construction	81

	10.10	Severability	82

	10.11	Counterparts	82

	10.12	Specific Performance	82

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	10.13	Disclosure Letters	83

	10.14	Waiver	83

	10.15	Dispute Resolution	83

XI.	DEFINITIONS		84

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EXHIBITS

Exhibit A:	Transition Services Agreement
Exhibit B:	Facilities Agreement
Exhibit C:	Transaction Announcement
Exhibit D:	Sample Specified Net Assets Statement

SELLER DISCLOSURE LETTER

ACQUIROR DISCLOSURE LETTER

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TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”), dated February 15, 2012, is between The Procter & Gamble Company, an Ohio corporation (“Seller”), and Kellogg Company, a Delaware corporation (“Acquiror”).

RECITALS

1. Seller is engaged, directly and indirectly through its Subsidiaries, in the Snacks Business;

2. Seller has determined that it would be appropriate and desirable to separate the Snacks Business from Seller and to divest the Snacks Business in the manner contemplated hereby; and

3. Acquiror desires to purchase from Seller, and Seller desires to Convey or cause to be Conveyed to Acquiror, the Wimbledon Assets, and Acquiror desires to assume from Seller and its Affiliates, and Seller desires to assign or cause to be assigned to Acquiror, the Wimbledon Liabilities, in each case, upon the terms and subject to the conditions hereinafter set forth.

Accordingly, the Parties agree as follows:

I. PURCHASE AND SALE

1.01 Sale Of Assets. Except as provided in Section 1.08(b), effective as of the Closing, Seller will sell, assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary to Convey) to Acquiror (or one or more Affiliates of Acquiror), and Acquiror (or one or more Affiliates of Acquiror) will purchase from Seller, or a Subsidiary of Seller, all of Seller’s and its applicable Subsidiaries’ respective right, title and interest in and to all Wimbledon Assets free and clear of any Security Interests other than Permitted Encumbrances.

1.02 Assumption Of Liabilities. Effective as of the Closing, Seller will Convey (or will cause any applicable Subsidiary to Convey) to Acquiror (or one or more Affiliates of Acquiror), and Acquiror (or one or more Affiliates of Acquiror) will assume, perform and fulfill when due and, to the extent applicable, comply with, or will cause any of Acquiror’s Affiliates to assume, perform and fulfill when due and, to the extent applicable, comply with, all of the Wimbledon Liabilities, in accordance with their respective terms.

1.03 Transfer Of Excluded Assets; Excluded Liabilities. Subject to Section 1.08(b), prior to the Closing, (a) Seller will cause any applicable Wimbledon Entity to Convey to Seller or a Subsidiary of Seller (other than a Wimbledon Entity) any Excluded Assets that it owns, leases or has any right to use, and Seller will accept from such Wimbledon Entity, and will cause an applicable Subsidiary of Seller (other than a Wimbledon Entity) to accept, all such respective right, title and interest in and to any and all of such Excluded Assets and (b) Seller will cause any applicable Wimbledon

Entity to Convey any Excluded Liability for which it is otherwise responsible to Seller or a Subsidiary of Seller (other than a Wimbledon Entity), and Seller will assume, perform and fulfill when due, and to the extent applicable, comply with, or will cause the applicable Subsidiary of Seller (other than a Wimbledon Entity) to assume, perform and fulfill when due, and to the extent applicable, comply with, any and all of such Excluded Liabilities.

1.04 Misallocated Transfers. In the event that, at any time from and after the Closing, either Party (or any member of the Seller Group or the Acquiror Group, as applicable) discovers that it or any of its Affiliates is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or is liable for any Liability that is attributable to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Closing), such Party will promptly Convey, or cause to be Conveyed, such Asset or Liability to the Person so entitled thereto or responsible therefor (and the relevant Party will cause such entitled Person to accept such Asset or assume such Liability). Prior to any such transfer, such Asset will be held in accordance with Section 1.08.

1.05 Wimbledon Assets. (a) For purposes of this Agreement, “Wimbledon Assets” means, in each case to the extent existing and owned or held immediately prior to the Closing by Seller or any of its Subsidiaries, the following Assets:

(i)(A) (1) all computers and other electronic data processing equipment, fixtures, machinery, molds, tools, equipment, manufacturing equipment, furniture and office equipment located at the Wimbledon Facilities, (2) all the equipment exclusively used in the Snacks Business and located at the pilot plant at the Winton Hill Business Center, and (3) all manufacturing equipment used exclusively to make products for the Snacks Business, (B) computers, laptops, PDAs and similar equipment provided by the Seller Group in connection with a Continuing Employee’s performance of services; and (C) motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property exclusively used or, held for exclusive use in the Snacks Business, including the items listed on Section 1.05(a)(i) of the Seller Disclosure Letter;

(ii) all inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products exclusively used or held for exclusive use in the Snacks Business and, including, for the avoidance of doubt, all inventory reflected on the Closing Adjustment Statement (the “Wimbledon Inventory”);

(iii) all Real Property Interests in the facilities listed on Section 1.05(a)(iii) of the Seller Disclosure Letter (the “Wimbledon Facilities”);

(iv) all issued and outstanding capital stock or other equity interests of the Subsidiaries of Seller listed on Section 1.05(a)(iv) of the Seller Disclosure Letter, as the same may be amended prior to the Closing to the extent permitted by this Agreement (such capital stock or other equity interests, the “Wimbledon Entity Interests”, and such Subsidiaries, the “Wimbledon Entities”);

(v) all interests, rights, claims and benefits of Seller and any of its Subsidiaries pursuant to and associated with all Wimbledon Contracts;

(vi) subject to Section 1.08(b) and Section 4.23, all of the Governmental Approvals and Permits issued or granted to Seller or any of its Subsidiaries and exclusively used or held for exclusive use in the Snacks Business, including the Governmental Approvals and Permits listed on Section 1.05(a)(vi) of the Seller Disclosure Letter (the “Wimbledon Governmental Approvals”);

(vii) all Intellectual Property and all UPC, EAN and similar codes exclusively used or held for exclusive use in the Snacks Business, including the Intellectual Property listed on Section 1.05(a)(vii) of the Seller Disclosure Letter, and goodwill related thereto and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing (the “Included IP Assets”);

(viii) all recipes, formulations and, to the extent specific to only the products of the Snacks Business, the specifications of the products of the Snacks Business;

(ix)(A) all business and employment records (including assignment history) exclusively related to the Snacks Business, including the corporate minute books and related stock records of the Wimbledon Entities, (B) all of the separate financial and Tax records of the Wimbledon Entities or other financial and Tax records relating exclusively to the Snacks Business and the Wimbledon Assets that do not form part of the general ledger of Seller or any of its Affiliates (other than the Wimbledon Entities), and (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, market and market share data owned by Seller, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, and accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, that are exclusively related to the Snacks Business (collectively, the “Wimbledon Books and Records”); provided, however, that (x) none of clauses (A), (B) or (C) will include Intellectual Property in any such records, writings or other materials (which is the subject of clause (vii), above), (y) Seller will be entitled to retain a copy of the Wimbledon Books and Records, which will be subject to the provisions of Section 4.08(a) and (z) neither clause (A) nor (C) will be deemed to include any books, records or other items or portions thereof (1) with respect to which it is not reasonably practicable to identify and extract the portion thereof exclusively related to the Snacks Business from the portions thereof that relate to businesses of Seller other than the Snacks Business, (2) that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information or Seller’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Governmental Approval under applicable Law, (3) that relate to performance ratings or assessments of In-Scope Employees (including performance history, reports prepared in connection with bonus plan participation and related data (other than individual bonus opportunities based on target bonus as a percentage of base salary)), unless such records are required to be transferred to Acquiror under applicable Law, or (4) that relate to any employees who are not In-Scope Employees;

(x) the benefits of all prepaid expenses (other than allocated expenses), including prepaid leases and prepaid rentals, in each case to the extent arising exclusively out of the operation or conduct of the Snacks Business and to the extent utilizable by Acquiror in the conduct of the Snacks Business after the Closing; provided, however, that the foregoing in any event will include all prepaid expenses reflected on the Closing Adjustment Statement;

(xi) all software owned by or licensed to Seller or its Subsidiaries for exclusive use in the Snacks Business, including the software listed on Section 1.05(a)(xi) of the Seller Disclosure Letter (the “Wimbledon Software”);

(xii) all goodwill of the Snacks Business;

(xiii) all rights to causes of action, lawsuits, judgments, claims and demands exclusively related to the Snacks Business, including those listed or described on Section 1.05(a)(xiii) of the Seller Disclosure Letter;

(xiv) the Assets of Seller and its Affiliates identified on Section 1.05(a)(xiv) of the Seller Disclosure Letter;

(xv) all Assets in respect of Continuing Employees under the Snacks Business Pension Plans (as defined on Section 1.05(a)(xv) of the Seller Disclosure Letter), determined in accordance with Section 1.05(a)(xv) of the Seller Disclosure Letter (the “Snacks Business Pension Plan Assets”) and the Transferred Employee Assets;

(xvi) the right to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to confidential information of the Snacks Business and rights to enforce any Intellectual Property assignment or other provisions of any invention assignment Contract to the extent related to the Intellectual Property of the Snacks Business;

(xvii) all rights of the Wimbledon Entities under this Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith; and

(xviii) cash, if any, reflected on the Closing Adjustment Statement;

(xix) all accounts receivable of the Snacks Business;

(xx) any and all other Assets owned or held immediately prior to the Closing by Seller or any of its Subsidiaries that are exclusively used in or related to the Snacks Business.

A single Asset may fall within more than one of clauses (i)-(xx) in this Section 1.05(a); such fact does not imply that (x) such Asset must be Conveyed more than once or (y) that any duplication of such Asset is required. The fact that an Asset may be excluded under one clause does not imply that it is not intended to be included under another and the exclusions herein will not affect the covenants in Sections 4.18, 4.25 and 4.26.

(b) Notwithstanding Section 1.05(a) or any other provision hereof, the Wimbledon Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i) the Assets listed or described on Section 1.05(b)(i) of the Seller Disclosure Letter;

(ii) the Excluded IP Assets;

(iii) Assets in respect of any and all Compensation And Benefit Plans, Assets corresponding to any Liabilities allocated to Seller or any of its Affiliates or for which Seller is expressly liable pursuant to Article V (including any schedule thereto) and Assets in respect of all other compensation and benefit plans sponsored by the Seller Group, other than (A) the Snacks Business Pension Plan Assets and (B) the Transferred Employee Assets;

(iv) all accounts receivable of Seller and its Affiliates unrelated to the Snacks Business;

(v) all cash and cash equivalents (including investments and securities but excluding any capital stock or other equity interest in any Wimbledon Entity) and all bank or other deposit accounts of Seller and its Affiliates other than (1) the Transferred Employee Assets, (2) all cash on the Closing Adjustment Statement, and (3) bank accounts associated with the Wimbledon Entities set forth on Section 1.05(b)(v) of the Seller Disclosure Letter and the cash, if any, contained therein (“Transferred Bank Accounts”);

(vi) other than any Asset specifically listed or described in Section 1.05(a) and the corresponding section of the Seller Disclosure Letter, any and all Assets of Seller or its Affiliates that are not exclusively used, held for exclusive use in, or exclusively related to, the Snacks Business and are not otherwise provided pursuant to Sections 4.18, 4.25 or 4.26 of this Agreement;

(vii) any tangible property located at any owned or leased property of Seller and its Affiliates that is not a Wimbledon Facility, unless such Asset is exclusively used, held for exclusive use in, or exclusively related to, the Snacks Business;

(viii) any furniture or office equipment other than (A) computers, PDAs and similar equipment provided by the Seller Group in connection with a Continuing Employee’s performance of services, (B) furniture and office equipment at the Wimbledon Facilities, or (C) as provided in Section 1.05(a) and the corresponding section of the Seller Disclosure Letter;

(ix) all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Seller, its Affiliates or any Wimbledon Entities against a party other than Acquiror or its Affiliates that do not exclusively relate to the Snacks Business other than as set forth in Section 1.05(a) and the corresponding section of the Seller Disclosure Letter;

(x) all financial and Tax records relating to the Snacks Business that form part of the general ledger of Seller or any of its Affiliates (other than the Wimbledon Entities), any working papers of Seller’s auditors and any other Tax records (including accounting records) of Seller or any of its Affiliates (other than the Wimbledon Entities); provided, that Seller will provide to Acquiror copies of any portions of such financial and Tax records that relate solely to the Wimbledon Entities, the other Wimbledon Assets or the Snacks Business;

(xi) subject to Section 4.15, all rights to insurance policies or practices of Seller and its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices and any claims made under such policies;

(xii) other than rights to enforce the provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to the Snacks Business, all records relating to the negotiation of the transactions contemplated by this Agreement and all records prepared in connection with the potential divestiture of all or a part of the Snacks Business, including (A) bids received from third parties and analyses relating to such transactions and (B) confidential communications with legal counsel representing Seller or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(xiii) all rights of Seller or its Affiliates (other than the Wimbledon Entities) under this Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith;

(xiv) all refunds and Refund Equivalents relating to Excluded Taxes;

(xv) all software owned or used by Seller and its Affiliates (other than the Wimbledon Software and any software licensed under the Wimbledon Contracts);

(xvi) all Assets related to Intercompany Accounts; and

(xvii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Seller or any other member of the Seller Group.

The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement or any Ancillary Agreement, neither Acquiror nor any of its Subsidiaries will acquire or be permitted to retain any right, title or interest in any Excluded Assets through the Conveyance of the Wimbledon Entity Interests, and that if any of the Wimbledon Entities owns, leases or has the right to use any such Excluded Assets, such Excluded Assets will be Conveyed to Seller as contemplated by Section 1.03.

(c) Notwithstanding any other provision hereof, any Assets of any member of the Seller Group not included in any of the clauses in Section 1.05(a) above are Excluded Assets and no Excluded Assets will be Wimbledon Assets. For the avoidance of doubt, subject to Section 4.25 and the Ancillary Agreements, all right, title and interest in and to the Excluded IP Assets are expressly retained by the Seller Group in all respects.

1.06 Wimbledon Liabilities. (a) For the purposes of this Agreement, “Wimbledon Liabilities” will mean each of the following Liabilities, regardless of (x) when such Liabilities arise, where or against whom such Liabilities are asserted or determined and (y) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by Seller or any of its directors, officers, employees, agents, Subsidiaries or Affiliates; provided, however, that in no event will Wimbledon Liabilities include any Liability to the extent arising out of, relating to or otherwise in respect of facts, circumstances, actions or inactions that occurred or failed to occur prior to the Closing or the ownership or use of the Wimbledon Assets or the operation or conduct of the Snacks Business prior to the Closing except for the Liabilities included in (i), (v) or (vi) below and as further described in Section 1.06(c) (collectively, the “Pre-Closing Liabilities”):

(i) any and all Liabilities to the extent reflected in the Final Closing Adjustment Statement;

(ii) any and all Liabilities of Seller and its Affiliates to the extent arising out of, relating to or otherwise in respect of, the ownership or use of the Wimbledon Assets or the operation or the conduct of the Snacks Business at or after the Closing;;

(iii) all Liabilities to the extent relating to or arising out of any Environmental Conditions existing at or after the Closing or arising out of operations at any of the Wimbledon Facilities following the Closing (which, for purposes of this Section 1.06(a)(iii), will be deemed to include the Mechelen Facility), or otherwise existing on, under, about or in the vicinity of any of the Wimbledon Facilities (including any release of Hazardous Materials occurring at or after the Closing that migrates to any of the Wimbledon Facilities and Environmental Conditions at any third-party site to the extent Liability arises from Hazardous Materials generated at any Wimbledon

Facility) or any violation of or remediation or other requirements under, any Environmental Law as a result of the operation of any of the Wimbledon Facilities at or following the Closing, except, in the case of the Mechelen Facility, any such Liabilities: (A) that arise exclusively from the operation of Seller’s fabric care business will be an Excluded Liability, (B) that arise exclusively from the operation of the Snacks Business will be a Wimbledon Liability, and (C) that are determined to arise from both the operation of Seller’s fabric care business and the Snacks Business will be allocated based on the contribution of each such business to such Liability;

(iv) all Liabilities for Taxes relating to the Wimbledon Assets or the Snacks Business with respect to a Post-Closing Tax Period, other than Excluded Taxes;

(v) the Liabilities listed on Section 1.06(a)(v) of the Seller Disclosure Letter and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Acquiror or any other member of the Acquiror Group and all Liabilities of Acquiror or any other member of the Acquiror Group under this Agreement or any Ancillary Agreement, including (A) Liabilities in respect of Continuing Employees under the Snacks Business Pension Plans as contemplated by Section 1.05(a)(xv) of the Seller Disclosure Letter, but excluding all other Liabilities under the Snacks Business Pension Plans (including Liabilities in respect of persons other than Continuing Employees), (B) Liabilities in connection with the collection of amounts due under loans outstanding to Continuing Employees as of the Closing Date (other than loans under a tax-qualified Compensation And Benefit Plan), and (C) all Liabilities allocated to or expressly assumed by any member of the Acquiror Group pursuant to Article V (including any schedule thereto); and

(vi) any and all Liabilities for trade and consumer promotions arising after the Closing, including in-store promotions and coupons with respect to the Snacks Business committed to by Seller or any of its Affiliates prior to the Closing. For the avoidance of doubt, Liabilities relating to off-invoice allowances are to be deemed to have arisen at the time of sale and will be deemed Pre-Closing Liabilities if relating to pre-Closing sales.

A single Liability may fall within more than one of clauses (i)-(iv) in this Section 1.06(a); such fact does not imply that (x) such Liability must be Conveyed more than once or (y) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another.

(b) Notwithstanding the foregoing, the Wimbledon Liabilities will not in any event include any of the following Liabilities (the “Excluded Liabilities”):

(i)(A) all Pre-Closing Liabilities and (B) all Liabilities to the extent relating to, arising out of, resulting from or otherwise in respect of the Excluded Assets, whether before, at or after the Closing;

(ii) all Liabilities of Seller, any of its Affiliates or any Wimbledon Entity (A) to the extent arising out of, related to or in respect of the disposition of any equity interest in, or business, operations, assets or properties of, any Person by Seller, its Affiliates or any Wimbledon Entities or the disposition of any product line or real property prior to the Closing, (B) for product liability or similar claims to the extent arising out of or relating to any product sold by Seller, its Affiliates or any Wimbledon Entities prior to the Closing, (C) for any Indebtedness of any Wimbledon Entity (excluding Indebtedness owed by a Wimbledon Entity to another Wimbledon Entity) as of the Closing, or (D) arising out of or relating to the steps taken, including the transfers of any Assets and Liabilities or any other action taken or transaction entered into outside of the ordinary course of business in anticipation of the transactions contemplated hereunder, prior to the Closing;

(iii) (A) all Liabilities (including reporting and withholding and other related Taxes) under Compensation And Benefit Plans and all other compensation and benefits plans sponsored by the Seller Group, other than (in the case of this clause (A)) Liabilities in respect of (1) Continuing Employees under the Snacks Business Pension Plans as contemplated by Section 1.05(a)(xv) of the Seller Disclosure Letter, (2) Liabilities in connection with the collection of amounts due under loans outstanding to Continuing Employees as of the Closing Date (other than loans under a Tax-qualified Compensation And Benefit Plan) and (3) all Liabilities allocated to or for which Acquiror is expressly liable pursuant to Article V (including any schedule thereto) and (B) any other Liabilities allocated to, or expressly retained by, Seller or any of its Affiliates pursuant to Article V (including any schedule thereto).

(iv) all Liabilities for Excluded Taxes;

(v) all Liabilities under Intercompany Accounts; and

(vi) all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Seller or any other member of the Seller Group, and all Liabilities of any member of the Seller Group under this Agreement or any Ancillary Agreement.

The Parties acknowledge and agree that neither Acquiror nor any other member of the Acquiror Group will be required to assume or retain any Excluded Liabilities as a result of the Conveyance of the Wimbledon Entity Interests, and that if any of the Wimbledon Entities is liable for any Excluded Liabilities, such Excluded Liabilities will be assumed by Seller as contemplated by Section 1.03; provided, however, that, for the avoidance of doubt, nothing herein will be construed as eliminating, reducing or otherwise altering any of Acquiror’s or its Affiliates’ respective obligations under Article V (including any schedule thereto).

(c) Notwithstanding any other provision hereof, to the extent the facts, circumstances, actions, inactions, ownership or use of the Wimbledon Assets, or operation or conduct of the Snacks Business, giving rise to a Liability that would otherwise be a Pre-Closing Liability continue following the Closing such that there is additional liability resulting from such facts, circumstances, actions, inactions, continued ownership or continued use of the Wimbledon Assets, or the continued operation or conduct of the Snacks Business, after the Closing, such Liability will constitute a

Pre-Closing Liability to the extent the Liability relates to the period prior to the Closing and will constitute a Wimbledon Liability to the extent of such additional Liability from and after the Closing Date and will be allocated between Seller and Acquiror on that basis.

(d) Notwithstanding any other provision hereof, any Liabilities of any member of the Seller Group not included in any of the clauses in Section 1.06(a) above are Excluded Liabilities, and no Excluded Liabilities will be Wimbledon Liabilities.

1.07 Termination Of Intercompany Agreements; Settlement Of Intercompany Accounts. (a) Except as set forth in Section 1.07(b), the Wimbledon Entities, on the one hand, and Seller, on behalf of itself and each other member of the Seller Group, on the other hand, hereby terminate any and all Contracts, including any Contracts entered into prior to, on or after the date of this Agreement and prior to the Closing, whether or not in writing, between or among any of the Wimbledon Entities, on the one hand, and Seller or any member of the Seller Group, on the other hand, effective without further action as of the Closing. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Closing and all parties will be released from all Liabilities and obligations thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 1.07(a) will not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(ii) the Contracts set forth on Schedule 1.07(b)(ii) to which any Person other than the Parties and their respective Affiliates is a party (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Wimbledon Assets or Wimbledon Liabilities, they will be Conveyed pursuant to Section 1.01 or 1.02 or treated as provided in Section 1.07(c)); and

(iii) the Contracts set forth on Schedule 1.07(b)(iii).

(c) All of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between any Wimbledon Entity, on the one hand, and Seller or any of its Subsidiaries (other than the Wimbledon Entities), on the other hand, in existence as of immediately prior to the Closing (collectively, the “Intercompany Accounts”) will be netted against each other, and the balance will be, without further action, deemed to have been contributed to the equity of such Wimbledon Entity or distributed to Seller, as the case may be, such that, as of the Closing, there are no Intercompany Accounts outstanding.

(d) Except for the intercompany receivables, payables, loans and other accounts set forth on Schedule 1.07(d), all intercompany obligations between and among the Wimbledon Entities in existence as of immediately prior to the Closing will be extinguished, such that, as of the Closing, there are no such amounts outstanding.

1.08 Governmental Approvals And Third-Party Consents. (a) Obtaining Consents. To the extent that the consummation of any of the transactions or Conveyances contemplated hereby requires any Consents or Governmental Approvals, the Parties will, prior to the Closing and for a period not to exceed one year thereafter, use their respective best efforts to obtain such Consents or Governmental Approvals, subject to the limitations set forth in this Section 1.08; provided, however, that neither Party will be required to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Consent, other than the incurrence of incidental expenses relating to obtaining any such Consent, except and only to the extent that Acquiror agrees to reimburse and make whole Seller to Seller’s reasonable satisfaction for any payment or other accommodation made by Seller at Acquiror’s request. For the avoidance of doubt, the required efforts and responsibilities of the Parties (i) to seek the Consents necessary to provide the Services (as defined in the TSA) will be governed by Section 7.4 of the TSA and (ii) to seek Governmental Approvals pursuant to the HSR Act and any other Antitrust Laws will be governed by Section 4.02.

(b) Transfer In Violation Of Laws Or Requiring Consent Or Governmental Approval. If and to the extent that the valid, complete and perfected Conveyance to Acquiror of any Wimbledon Asset or to the Seller Group of any Excluded Asset would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the transactions contemplated hereby that has not been obtained at the Closing, then, notwithstanding any other provision hereof, the Conveyance to Acquiror of such Wimbledon Asset or to the Seller Group of such Excluded Asset will automatically be deferred and no Conveyance will occur until all legal impediments are removed or such Consents or Governmental Approvals have been obtained (except that Seller or Acquiror may elect to require the immediate Conveyance of any Wimbledon Asset or Excluded Asset notwithstanding any requirement that an immaterial Consent or immaterial Governmental Approval be obtained, but only if no criminal Liabilities or other material consequences for which indemnification would be insufficient would or would reasonably be expected to arise from such Conveyance; provided, however, that (i) if Acquiror so elects to require the immediate Conveyance of any such Wimbledon Asset or Excluded Asset, any Liabilities arising from such Conveyance will be deemed to be Wimbledon Liabilities, (ii) if Seller so elects to require the immediate Conveyance of any such Wimbledon Asset or Excluded Asset, any Liabilities arising from such Conveyance will be deemed to be Excluded Liabilities, and (iii) if Acquiror and Seller jointly agree to immediately Convey such Wimbledon Asset or Excluded Asset, any Liabilities arising from such Conveyance will be shared evenly between Acquiror and Seller and, notwithstanding any provision in Section 8.04 to the contrary, the defense of any Third-Party Claim relating thereto will be jointly managed by Acquiror and Seller). Notwithstanding the foregoing, any such Asset will still be considered a Wimbledon Asset or Excluded Asset, as applicable, and the Person retaining such Asset will thereafter hold such Asset in trust for the benefit, insofar as reasonably possible, of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof. The Parties will use their respective commercially reasonable efforts to develop and implement arrangements to place the Person entitled to receive such Asset, insofar as reasonably possible, in the same position as if such Asset had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, control and command over such Asset, are to inure from and after the Closing to such Person. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Asset pursuant to this Section 1.08(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Asset pursuant to this Section 1.08(b) are obtained, the transfer of the applicable Asset will be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. The obligations set forth in this Section 1.08(b) will terminate on the two-year anniversary of the Closing.

1.09 Waiver Of Bulk-Sales Laws. Each of Seller and Acquiror hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Seller Group or Acquiror Group, as applicable.

1.10 Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the purchase and Conveyance of the Wimbledon Assets and the assumption of the Wimbledon Liabilities (the “Closing”) will take place at Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m., local time on the last Business Day of the calendar month in which the satisfaction or waiver of the conditions set forth in Article VI occurs (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions). The date on which the Closing occurs is referred to as the “Closing Date.”

1.11 Purchase Price. (a) The aggregate purchase price to be paid to Seller in full consideration of the Wimbledon Assets will consist of (i) $2,695,000,000 in cash, minus (ii) the amount (if any) by which the Closing Specified Net Assets is less than the Target Specified Net Assets or plus (iii) the amount (if any) by which the Closing Specified Net Assets is greater than the Target Specified Net Assets (the “Purchase Price”), and the assumption by Acquiror or one or more of its Affiliates of the Wimbledon Liabilities.

(b) Not later than five Business Days prior to the Closing, Seller will provide to Acquiror its good faith estimate (using the Seller’s most currently available financial information and calculated in accordance with the Sample Specified Net Assets) of the Purchase Price and reasonable supporting detail thereof (the “Proposed Estimated Purchase Price”). Acquiror will review the Proposed Estimated Purchase Price and calculation thereof, and if Acquiror disagrees with such statement or any of the matters therein, it will provide written notice to the Seller and Seller and Acquiror will attempt to resolve in good faith any such disagreements prior to the Closing. The Estimated Purchase Price as so agreed will be the Estimated Purchase Price for purposes of the Closing (the “Closing Estimated Purchase Price”). If Seller and Acquiror are unable to agree on the Closing Estimated Purchase Price for purposes of the Closing, the Proposed Estimated Purchase Price will be the Closing Estimated Purchase Price for purposes of the Closing, without prejudice to Section 1.12.

(c) At the Closing and upon the terms and subject to the conditions set forth in this Agreement, in consideration of the Conveyance of the Wimbledon Assets, Acquiror and/or its designated Affiliates will assume the Wimbledon Liabilities and pay to Seller and/or its designated Affiliates in cash the Closing Estimated Purchase Price as determined in accordance with Section 1.11(b) by wire transfer of immediately available funds to an account designated by Seller in writing not less than two days prior to the Closing Date.

1.12 Balance Sheet Adjustment. (a) Within 60 days following the Closing Date, Seller will prepare and deliver to Acquiror a statement setting forth Seller’s calculation of the Closing Specified Net Assets and the amount of each line item included in the calculation of the Closing Specified Net Assets and the resulting calculation of the Purchase Price (the “Closing Adjustment Statement”). Upon the request of Seller, Acquiror will provide to Seller and its accountants access during normal business hours to the books and records, any other information and to any employees of Acquiror or any other member of the Acquiror Group necessary for Seller to prepare the Closing Adjustment Statement, to respond to any Acquiror Objection and to prepare materials for presentation to the Accounting Firm contemplated by this Section 1.12, and Acquiror will otherwise cooperate with and assist Seller as may be reasonably necessary to carry out the purposes of this Section 1.12.

(b) For a period of 60 days after delivery of the Closing Adjustment Statement, Seller will make available to Acquiror all books, records, work papers, personnel (including their accountants and employees) and other materials and sources used by Seller to prepare the Closing Adjustment Statement and not already in the possession or under the control of Acquiror. The Closing Adjustment Statement will be binding and conclusive upon, and deemed accepted by, Acquiror unless Acquiror notifies Seller in writing within 60 days after delivery of the Closing Adjustment Statement of any good faith objection thereto (the “Acquiror Objection”). Any Acquiror Objection will set forth a description in reasonable detail of the basis of the Acquiror Objection and the adjustments to the value of Specified Net Assets reflected on the Closing Adjustment Statement prepared by Seller which Acquiror believes should be made. Any items not disputed during the foregoing 60-day period will be deemed to have been accepted by Acquiror.

(c) If Seller and Acquiror are unable to resolve any of their disputes with respect to the Closing Adjustment Statement within 30 days following Seller’s receipt of the Acquiror Objection pursuant to Section 1.12(b), they will refer their remaining differences to a nationally recognized firm of independent public accountants as to which Seller and Acquiror mutually agree (the “Accounting Firm”) for a decision to be rendered within 90 days of such referral, which decision will be final and binding on the Parties. The Accounting Firm will act as an arbitrator and not an expert and will address only those items that are in dispute and for each item may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. Any expenses relating to the engagement of the Accounting Firm will be shared equally by Seller and Acquiror.

(d) The Closing Adjustment Statement and the resulting recalculated Purchase Price (the “Final Purchase Price”) will become final and binding on the Parties upon the earliest of (i) if no Acquiror Objection has been given, the expiration of the period within which Acquiror must make its objection pursuant to Section 1.12(b), (ii) agreement in writing by Seller and Acquiror that the Closing Adjustment Statement, together with any modifications thereto agreed by Seller and Acquiror, will be final and binding, and (iii) the date on which the Accounting Firm issues its written determination with respect to any dispute relating to such Closing Adjustment Statement. The Closing Adjustment Statement, as submitted by Seller if no timely Acquiror Objection has been given, as adjusted pursuant to any agreement between the Parties or as determined pursuant to the decision of the Accounting Firm, when final and binding on all Parties and upon which a judgment may be entered by a court of competent jurisdiction, is herein referred to as the “Final Closing Adjustment Statement.”

(e) Within five Business Days following the determination of the Final Closing Adjustment Statement, the net adjustment payment payable pursuant to this Section 1.12(e) (the “Adjustment Payment”) and interest thereon will be paid by wire transfer of immediately available funds to a bank account designated by Seller or Acquiror, as the case may be. The Adjustment Payment will be equal to (i) the Final Purchase Price, as reflected on the Final Closing Adjustment Statement minus (ii) the Closing Estimated Purchase Price. The Adjustment Payment, if any, will be payable by Acquiror to Seller, if positive, and if the Adjustment Payment is negative, an amount equal to the absolute value of such Adjustment Payment will be payable by Seller to Acquiror. The Adjustment Payment will bear interest from the Closing Date to the date of payment at the prime rate (as published in The Wall Street Journal, Northeastern Edition) in effect on the Closing Date, which interest will be calculated on the basis of a 360-day year and the actual number of days elapsed and such interest will be paid on the same date and in the same manner as such Adjustment Payment.

(f) Following issuance of the Final Closing Adjustment Statement, neither Party will have any further right to make any claims against the other Party in respect of any item of Closing Adjustment Statement to the extent it was included in the Final Closing Adjustment Statement and would therefore result in a duplicative payment or benefit to Acquiror or Seller, as the case may be, of amounts recovered as an Adjustment Payment pursuant to Section 1.12(e).

1.13 Closing Deliveries. (a) Agreements To Be Delivered By Seller. On the Closing Date, Seller will deliver, or will cause its appropriate Subsidiaries to deliver, to Acquiror all of the following instruments:

(i) A Transition Services Agreement in substantially the form attached hereto as Exhibit A (the “TSA”), duly executed by Seller and the other members of the Seller Group party thereto;

(ii) All necessary Transfer Documents as described in Sections 1.14 and 1.15;

(iii) Resignations of each of the individuals who serve as an officer or director of the Wimbledon Entities in their capacity as such and the resignations of any other Persons that will be employees of any member of the Seller Group after the Closing and that are directors or officers of any Wimbledon Entity, to the extent requested by Acquiror;

(iv) A Facilities Agreement, in substantially the form attached hereto as Exhibit B (the “Facilities Agreement”), duly executed by Seller and the other members of Seller Group party thereto;

(v) If applicable, the agreement with respect to the Split Plan contemplated by Section 4.27, duly executed by Seller and the other members of the Seller Group party thereto; and

(vi) A duly executed certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B), from Seller and each other member of the Seller Group that (A) transfers Wimbledon Assets pursuant to this Agreement and (B) is a United States person for U.S. federal income Tax purposes.

(b) Agreements to be Delivered by Acquiror. On the Closing Date, Acquiror will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Seller each Ancillary Agreement, Transfer Document and countersigned documents contemplated to be executed and delivered by Seller pursuant to Section 1.13(a), each duly executed by Acquiror or such Affiliate party thereto.

1.14 Transfer Of Wimbledon Assets And Assumption Of Wimbledon Liabilities. In furtherance of the Conveyance of Wimbledon Assets and Wimbledon Liabilities provided in Sections 1.01 and 1.02, on the Closing Date, (a) Seller will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located), as necessary and in form reasonably acceptable to Acquiror, to evidence the Conveyance of all of Seller’s and its Subsidiaries’ right, title and interest in and to the Wimbledon Assets to Acquiror and its Subsidiaries (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require Seller or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, and in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Acquiror will execute and deliver such assumptions of Wimbledon Liabilities and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Wimbledon Liabilities by Acquiror. All of the foregoing documents contemplated by this Section 1.14 will be referred to collectively herein as the “Seller Transfer Documents.”

1.15 Assumption Of Excluded Liabilities. In furtherance of the assumption of Excluded Liabilities provided in Section 1.03, Seller will execute and deliver such assumptions of Contracts (in each case in a form that is consistent with the terms and conditions of this Agreement and reasonably acceptable to Acquiror, and otherwise customary in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Seller. All of the foregoing documents contemplated by this Section 1.15, together with the Seller Transfer Documents, will be referred to collectively herein as the “Transfer Documents.”

1.16 Withholding. Acquiror or any applicable Affiliate of Acquiror, as the case may be, will be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax laws; provided, however, that Acquiror will notify Seller in writing of any required withholding at least 20 days before the Closing Date and will reasonably cooperate with Seller in obtaining any available exemption or reduction of such withholding. To the extent that amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

II. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Acquiror that, except as set forth in writing on the corresponding section or subsection of the Seller Disclosure Letter and each other section or subsection to the extent the relevance of any such disclosure is reasonably apparent on its face:

2.01 Due Organization, Good Standing And Corporate Power. (a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Seller and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties that will be Conveyed to Acquiror, to carry on the Snacks Business as now being conducted and to enter into and carry out its obligations under this Agreement and/or the Ancillary Agreements to which it is, or will be at Closing, a party and to consummate the transactions contemplated hereby and thereby. Seller and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Snacks Business that will be Conveyed to Acquiror or the nature of the Snacks Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE.

2.02 Authorization Of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and, if applicable, its Subsidiaries, and the consummation by it and, as of the Closing, its Subsidiaries of the transactions contemplated hereby and thereby, have been or will be duly authorized and approved by its board of directors and no other corporate or shareholder action on the part of Seller or its Subsidiaries is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements, when executed, will be duly executed and delivered by Seller, and its Subsidiaries (to the extent it is a party thereto), and each is (or when executed will be) a valid and binding obligation of Seller and enforceable against Seller, in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).

2.03 Consents And Approvals; No Violations. Assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the Consents from Governmental Authorities set forth on Section 2.03(b) of the Seller Disclosure Letter have been obtained, and (c) the filings with and consents from Governmental Authorities required to Convey the Real Property and other Assets to Acquiror, the execution and delivery of this Agreement and the Ancillary Agreements by Seller and, if applicable, its Subsidiaries, and the consummation by Seller and, if applicable, its Subsidiaries of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with any provision of their respective certificates or articles of incorporation, bylaws or code of regulations (or the comparable governing documents); (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Seller or any of its Subsidiaries or by which any of their respective properties or assets that will be Conveyed to Acquiror or are owned by the Wimbledon Entities as of the Closing may be bound; (iii) require any Governmental Approval; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, require any Consent or notice, create a penalty or increase in the payment or performance obligations under or give rise to any right of termination, cancellation, suspension, revocation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of Seller or its Subsidiaries that will be Conveyed to Acquiror or are owned by the Wimbledon Entities as of the Closing, or give rise to any obligation, right of termination, cancellation, suspension, revocation, acceleration, penalty or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Wimbledon Material Contract, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests which would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE.

2.04 Intellectual Property. (a) Subject to the next sentence, Seller or a Wimbledon Entity is the sole and exclusive owner of the Registered Intellectual Property being Conveyed pursuant to Section 1.05 or licensed pursuant to Section 4.25 free and clear of any Security Interests except for such Security Interests that are not material to the Snacks Business and such owner is entitled to use all Included IP Registered Intellectual Property in the operation of the Snacks Business as operated by Seller prior to Closing. Except as set forth in Section 1.05(a)(vii) of the Seller Disclosure Letter or a Contract listed in Section 2.07, no Included IP Asset that constitutes Intellectual Property that is registered or the subject of a pending application for registration in any jurisdiction (the “Registered Intellectual Property”) is owned by more than one Person, is licensed to any third party or is subject to any material restrictions on its disclosure, use, license or transfer. The Contract under which any material item of Licensed Intellectual Property within the Included IP Assets is licensed (the “Licensed Intellectual Property”) is in full force and effect, is valid and enforceable. Seller or a Wimbledon Entity has the right to use each material item of Licensed Intellectual Property in accordance with the terms of the applicable license Contract in the operation of the Snacks Business as conducted by Seller prior to Closing.

(b) Except as would not be material, the Snacks Business as currently conducted by Seller and its Subsidiaries does not infringe, misappropriate or otherwise violate any Registered Intellectual Property right of any third party. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, with respect to Intellectual Property other than Registered Intellectual Property, the Snacks Business as currently conducted by Seller and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property right of any third party. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, during the past two years, no third party has made any written claim or demand or instituted any Action against Seller or any of its Subsidiaries, or to the Knowledge of Seller threatened the same, and neither Seller nor any of its Subsidiaries has received any written notice, that (i) challenges the rights of Seller and its Subsidiaries in respect of any of the Intellectual Property utilized in the Snacks Business or (ii) asserts that the operation of the Snacks Business is or was infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party. None of the Intellectual Property utilized in the Snacks Business is subject to any material outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority applicable to the Snacks Business. To Seller’s Knowledge, no Person is engaging in any activity that materially infringes, misappropriates or otherwise violates any of the Included IP Assets.

(c) Without prejudice to Section 4.25, the representations and warranties set forth in Section 2.04(a) constitute the sole and exclusive representations and warranties with respect to ownership or registration of Intellectual Property and the representations and warranties set forth in Section 2.04(b) constitute the sole and exclusive representations and warranties with respect to the Snacks Business’ infringement, misappropriation or other violation of Intellectual Property rights of third parties.

2.05 Litigation. There are no Actions pending against Seller or any of its Subsidiaries or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal, that have had or would reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE. Neither Seller nor any of its Subsidiaries is subject to any Order applicable to any Wimbledon Entity or the Snacks Business, other than any Order generally applicable to the businesses in which the Snacks Business operates, that would reasonably be expected to affect, in any material respect, individually or in the aggregate, the Snacks Business.

2.06 Compliance With Laws. (a) Except as has not had and would not be reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, the Snacks Business is being conducted in compliance with applicable Laws. None of the Permits required for the continued conduct of the Snacks Business as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated hereby or by the Ancillary Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, since July 1, 2010, there has been no recall or withdrawal by Seller or any of its Subsidiaries of any product of the Snacks Business.

2.07 Contracts. (a) Section 2.07 of the Seller Disclosure Letter contains a list of each Wimbledon Contract (other than Contracts entered into after the date of this Agreement in accordance with Section 4.01), in each case that is (collectively, whether or not scheduled, the “Wimbledon Material Contracts”):

(i) a Contract containing covenants binding upon Seller or its Subsidiaries that restrict during any period of time the ability of Seller or any of its Subsidiaries to compete or engage in any business or geographic area and that would bind Acquiror or any of its Affiliates (including the Wimbledon Entities) following the Closing by virtue of the transactions contemplated by this Agreement;

(ii) a Contract containing any “most favored nations,” exclusivity or similar right or undertaking in favor of any party other than Seller and its Subsidiaries with respect to any material goods or services purchased or sold by Seller or its Subsidiaries;

(iii) a lease, sublease or similar Contract with any Person under which Seller or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any Wimbledon Facilities;

(iv) a lease, sublease or similar Contract with any Person under which (A) Seller or any of its Subsidiaries is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Seller or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any material tangible personal property owned or leased by Seller or its Subsidiaries, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $3,000,000 in any calendar year and is not terminable by Seller or such Subsidiary by notice of not more than 60 days for a cost, individually or together with any similar Contract, of less than $3,000,000;

(v) a license or sublicense agreement under which Seller or any of its Subsidiaries is licensee or licensor, or sub-licensee or sub-licensor of any material Intellectual Property used in the Snacks Business (other than the Wimbledon Software and any shrink wrap or other software that is generally commercially available and not customized);

(vi) a Contract, other than between or among members of the Seller Group, for the sale of any Wimbledon Entity or Wimbledon Asset or collection of Wimbledon Assets, other than Contracts entered into in the Ordinary Course that provide for the sale of inventory (including any finished goods or work-in-process) and other Contracts for the sale of obsolete equipment, in each case entered into in the ordinary course of business;

(vii) a Contract involving the payment of more than $3,000,000 relating exclusively to the Snacks Business for the purchase of materials, supplies, goods, services, equipment or other assets and that (A) is with any vendor from whom Seller or any of its Subsidiaries purchased more than $3,000,000, in the aggregate in respect of the Snacks Business, in the fiscal year ended June 30, 2011, or would reasonably be expected to provide for the purchase of more than $3,000,000 in the aggregate in respect of the Snacks Business, in the fiscal year ended June 30, 2012 or any future 12-month period ended June 30, and (B) is not terminable at will by Seller or any of its Subsidiaries (or the Acquiror following the Closing) on less than 60 days notice without penalty, or a Contract with a customer involving the payment of more than $3,000,000 to such customer; or

(viii) a Contract relating to any Indebtedness to a third party that individually is in excess of $3,000,000;

(ix) a Contract (including so-called keep well agreements) under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of a Wimbledon Entity or of the Snacks Business or (B) a Wimbledon Entity or the Snacks Business has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of another Person, in each case in excess of $3,000,000 individually or $9,000,000 in the aggregate;

(x) a material settlement or compromise of any suit, claim, proceeding or dispute relating to the Snacks Business or any Wimbledon Entity that would materially and adversely impact the Snacks Business at or following the Closing;

(xi) a Contract establishing or providing for any material partnership, strategic alliance, joint venture or material collaboration; and

(xii) any other Contract not made in the Ordinary Course that is material to a Wimbledon Entity or to the Snack Business.

(b) Within 60 calendar days following the date of this Agreement, Seller will provide a list of Contracts to be acquired pursuant to the terms of this Agreement containing any “take-or-pay” undertaking in favor of any Person other than Seller and its Subsidiaries with respect to any material goods and services purchased or sold by Seller or its Subsidiaries.

(c) Each Wimbledon Material Contract is valid, binding and in full force and effect and is enforceable by and against Seller or one of its Subsidiaries in accordance with its terms, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Snacks Business. Each of Seller and its Subsidiaries has performed all obligations required to be performed by it to date under the Wimbledon Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach of or default thereunder and, to Seller’s Knowledge, no other party to any Wimbledon Material Contract is in breach of or default thereunder in any respect that would be reasonably expected to be materially adverse to the Snacks Business. Seller has made available to Acquiror a true and correct copy of each Wimbledon Material Contract not otherwise filed with the Commission and publicly available.

2.08 Employees And Employee Benefits. (a) Within 30 days following the date of this Agreement, Seller will provide or make available to Acquiror copies or summaries of all material Compensation And Benefit Plans (including any material amendments thereto) that are maintained or contributed to for the benefit of any current employees or consultants of the Snacks Business or their beneficiaries, in each case as in effect on the date of this Agreement. For purposes of this Agreement, “Compensation And Benefit Plans” means (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (ii) all employment agreements, (iii) all medical, dental, disability, health and life insurance plans, sickness benefit plans, and (iv) all other employee benefit and fringe benefit plans, policies, arrangements or agreements, in the case of each of (i) through (iv), maintained or contributed to by Seller or any of its Affiliates (or with respect to which Seller or any of its Affiliates is a party or has any Liability) for the benefit of any of the current or former employees or consultants of the Snacks Business or any of their beneficiaries.

(b) Within 45 calendar days following the date of this Agreement, Seller will provide Section 2.08(b)(i) of the Seller Disclosure Letter which will set forth, as of the date of this Agreement, a true and complete list of each In-Scope Employee, and for each such employee will accurately set forth (to the extent applicable): such employee’s function, base salary or hourly wage rate, most recent annual equity compensation award, cash bonus target, employer, home country, host country and employment site, age, credited service date, employment status and whether the employee is a Double-Choice Employee. Within 45 calendar days following the date of this Agreement, Seller will provide Section 2.08(b)(ii) of the Seller Disclosure Letter which will set forth, as of December 31, 2011, and as of the date of this Agreement, a true and complete list of each Transition Employee, and for each such employee will accurately set forth such employee’s function and employment site.

(c) From June 30, 2010 through the date of this Agreement, (i) there has not been, nor is there now pending or, to Seller’s Knowledge, threatened, any worker collective or union organizing efforts relating to the Snacks Business, (ii) there has not been, nor is there now pending, or to Seller’s Knowledge, threatened, any labor strike, work stoppage, lockout or other similar labor action with respect to the Snacks Business, (iii) Seller has not received written notice of any unfair labor practice charges against the Snacks Business that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority, and (iv) Seller has not received written notice of any suits, actions or other proceedings in connection with the Snacks Business that are pending before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices, including under applicable employment standards and human rights Laws, except, in the case of each of clauses (i), (ii), (iii) and (iv) above, for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE.

(d) Neither Seller nor any of its ERISA Affiliates, nor any of their respective predecessors, contributes to, has ever contributed to, has ever been required to contribute to, or otherwise participates in or has participated in, or in any way, directly or indirectly, has any material Liability with respect to (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, (ii) any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, or (iii) any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, in each case that could result in any material Liability to Acquiror.

(e) No US In-Scope Employee is covered by a collective bargaining agreement. Within 30 calendar days following the date of this Agreement, Seller (i) will provide Section 2.08(e)(i) of the Seller Disclosure Letter, which will identify each collective bargaining agreement or other Contract with any labor organization, union or works council that applies to more than five In-Scope Employees and (ii) will provide or make available to Acquiror a copy of each item set forth on Section 2.08(e)(i) of the Seller Disclosure Letter. Within 60 calendar days following the date of this Agreement,

Seller (i) will provide Section 2.08(e)(ii) of the Seller Disclosure Letter, which will identify each collective bargaining agreement or other Contract with any labor organization, union or works council that applies to five or fewer In-Scope Employees and (ii) will provide or make available to Acquiror a copy of each item set forth on Section 2.08(e)(ii) of the Seller Disclosure Letter.

(f) With respect to each Snacks Business Pension Plan, (i) all contributions due from the Seller or any of its Subsidiaries to date have been made and all amounts and Liabilities properly accrued to date or as of the Closing Date, (ii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Seller’s Knowledge, threatened or anticipated with respect to such Snacks Business Pension Plan, and (iii) it has been operated and administered in compliance in all material respects with its terms and all applicable Laws, in each case, for which Acquiror or any of its Affiliates would be liable.

(g) With respect to each Snacks Business Pension Plan, within 30 days following the date of this Agreement, Seller will provide or make available to Acquiror true and complete copies of (i) the two most recent actuarial valuations and any other financial statements in respect of the In-Scope Employees who participate in such plan (or if information is not available solely with respect to In-Scope Employees who participate in such plan, then Seller shall provide such information with respect to the Snacks Business Pension Plan generally) and (ii) any applicable trust agreements, group annuities or insurance Contracts under each such Snacks Business Pension Plan. Within 30 days following the date of this Agreement, Seller will provide Section 2.08(g) of the Seller Disclosure Letter, which contains an accurate statement of the amount of the Global IRAS for all In-Scope Employees based in Switzerland.

2.09 Financial Statements. (a) Attached as Section 2.09(a)(i) of the Seller Disclosure Letter are true and complete copies of the audited combined financial statements of the Snacks Business, including the combined balance sheets of the Snacks Business as of June 30, 2011 and June 30, 2010, and the combined statements of income, equity and cash flows of the Snacks Business for the fiscal years ended June 30, 2009, June 30, 2010 and June 30, 2011 (collectively, the “Historical Audited Financial Statements”). Attached as Section 2.09(a)(ii) of the Seller Disclosure Letter are true and complete copies of the unaudited internal reports relating to the Snacks Business prepared pursuant to Seller’s internal management reporting procedures for the three month period ending September 30, 2011 (the “Unaudited Combined 9-31-11 Financial Statements” and, together with the Historical Audited Financial Statements, the “Historical Financial Statements”).

(b) The Historical Financial Statements were, and the subsequent quarterly financial reports prepared and provided pursuant to Seller’s internal management reporting procedures will be when delivered to Acquiror, derived from the books and records of Seller and its Subsidiaries and were prepared in accordance with GAAP, consistently applied, as of the dates and for the periods presented, and present fairly in all material respects the financial position and results of operations of the

Snacks Business as of the dates and for the periods presented on the basis by which the Historical Financial Statements were prepared.

(c) Attached as Section 2.09(c) of the Seller Disclosure Letter are true and complete copies of the unaudited internal reports relating to the Snacks Business prepared pursuant to Seller’s internal management reporting procedures for the six-month period ending December 31, 2011 (the “Unaudited 12-31-11 Financial Information”). The Unaudited 12-31-11 Financial Information was derived from the books and records of Seller and, except as set forth in Section 2.09(c) of the Seller Disclosure Letter, presents fairly in all material respects the financial position and results of operations of the Snacks Business as of and for the period reflected therein.

(d) Except as and to the extent set forth in the Historical Financial Statements or the Unaudited Financial Information, neither Seller nor any of its Subsidiaries have any Liabilities that would be required to be reflected in a consolidated combined balance sheet of the Snacks Business prepared in accordance with GAAP, except for Liabilities incurred since September 30, 2011 in the ordinary course of business or that have not caused, individually or in the aggregate, a Snacks Business MAE.

(e) Since September 30, 2011, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE.

(f) Except as set forth in Section 2.09(f) of the Seller Disclosure Letter and except for such matters as would not be reasonably likely to have a Snacks Business MAE, to the Knowledge of Seller, since September 30, 2011, the Snacks Business has been conducted in the Ordinary Course.

2.10 Taxes. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, (i) there are no Security Interests for Taxes on any of the Wimbledon Assets or any assets of any of the Wimbledon Entities, in each case (other than in the case of the Wimbledon Entity Interests), other than Permitted Encumbrances; (ii) all Tax Returns required to be filed by or with respect to any of the Wimbledon Entities (or any consolidated, combined, unitary or affiliated Tax group of which any Wimbledon Entity is or has been a member), the other Wimbledon Assets or the Snacks Business have been duly and timely filed, and all such Tax Returns are true and correct; (iii) all Taxes required to be paid by or with respect to the Wimbledon Entities (or any consolidated, combined, unitary or affiliated Tax group of which any Wimbledon Entity is or has been a member), the other Wimbledon Assets or the Snacks Business have been timely paid in full; (iv) Seller and its Subsidiaries (including the Wimbledon Entities) have complied with all applicable Laws regarding the collection, withholding and remittance to the appropriate Taxing Authority of amounts required to be collected or withheld by any of them with respect to the Wimbledon Entities, the other Wimbledon Assets, the Snacks Business and the Wimbledon Liabilities; and (v) there is no action, suit, proceeding, investigation, audit or claim with respect to Taxes (“Tax Proceeding”) pending or asserted in writing with respect to any of the Wimbledon Entities (or any consolidated, combined, unitary or affiliated Tax group of which any Wimbledon Entity is or has been a member), the other Wimbledon Assets or the Snacks Business.

(b) None of the Wimbledon Assets or the assets of any of the Wimbledon Entities is (i) Tax-exempt use property under Section 168(h) of the Code, (ii) Tax-exempt bond financed property under Section 168(g) of the Code, (iii) limited use property under Revenue Procedure 2001-28, 2001-1 C.B. 1156, or (iv) treated as owned by another person under Section 168 of the Code.

(c) None of the Wimbledon Entities (i) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law); (ii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of (A) any change in method of accounting for a Pre-Closing Tax Period, (B) installment sale or open transaction disposition, intercompany transaction or intercompany account made or existing on or before the Closing Date, (C) prepaid amount received on or prior to the Closing Date, (D) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or before the Closing Date, or (E) election under Section 108(i) of the Code; or (iii) has any requests (or is the subject of any requests) for rulings or special Tax incentives pending with any Taxing Authority.

(d) Section 2.10(d) of the Seller Disclosure Letter sets forth, with respect to each of the Wimbledon Entities, (A) the jurisdiction of organization of such entity, (B) the organizational form of such entity under the laws of such jurisdiction, and (C) whether an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) has been made (or will be made) with respect to such Wimbledon Entity on or prior to the Closing Date (and with respect to any such entity classification election, the effective date thereof and the classification elected pursuant thereto). Except as set forth on Section 2.10(d) of the Seller Disclosure Letter, which may be amended between the date hereof and the Closing Date solely to reflect any entity classification elections permitted pursuant to Section 9.05 of this Agreement, no entity classification elections pursuant to Treasury Regulation Section 301.7701-3(c) have been made (or will be made) prior to the Closing Date with respect to any Wimbledon Entity. None of the Wimbledon Entities that will be classified as a corporation for U.S. federal income Tax purposes as of the Closing conducts any material business activities or has any material assets or Liabilities, other than Pringles Manufacturing Company.

(e)(i) Each Wimbledon Entity has complied in all material respects with any relevant VAT Laws; (ii) none of the Wimbledon Entities is a member of a group of companies for the purposes of any relevant VAT Laws (other than a group consisting solely of Wimbledon Entities); and (iii) none of the Wimbledon Entities has made any exempt supplies in consequence of which such Wimbledon Entity is or will be unable to obtain a credit for all input VAT paid by such Wimbledon Entity.

(f) Within the past three years, no Taxing Authority in any jurisdiction in which a Wimbledon Entity does not file any income or franchise Tax Returns has made a claim in writing that such Wimbledon Entity is or may be subject to a material amount of taxation by that jurisdiction.

2.11 Broker’s Or Finder’s Fee. Neither Seller nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Acquiror or any of its Affiliates (including the Wimbledon Entities) could become liable or obligated.

2.12 Title To Properties; Security Interests. Seller and its Subsidiaries have good and valid title to, or, if applicable, valid leasehold interests in or valid right to use, all Wimbledon Assets, in each case as such property is currently being used, subject to no Security Interests, except for Permitted Encumbrances.

2.13 The Wimbledon Assets. (a) The Wimbledon Assets include the fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tangible tools, prototypes and models, other tangible personal property and other Assets (other than, the Background IP, Assets for which provision for access thereto is made in the TSA or as otherwise set forth in Section 2.13 of the Seller Disclosure Letter) that, in the aggregate, are sufficient for Acquiror to continue after the Closing to manufacture, develop, brand, market and package the products of the Snacks Business in all material respects as such products are currently being manufactured and packaged (taking into account Wimbledon Contracts relating to manufacture of packaging materials by third parties) by the Snacks Business in all material respects in the same quantities and respects to such specifications as such products are currently being manufactured by the Snacks Business.

(b) Assuming that any required Consents have been obtained, the Wimbledon Assets will include Permits that, in the aggregate, are sufficient in all material respects to manufacture, market, develop, sell, brand and package (taking into account Wimbledon Contracts relating to manufacture of packaging materials by third parties) the products of the Snacks Business as are currently being manufactured or currently planned to be manufactured by the Snacks Business in all material respects.

(c) The Wimbledon Assets and any items made available to the Snacks Business through the TSA or licensed pursuant to Section 4.25, include Intellectual Property sufficient to manufacture, market, develop, brand and package (taking into account Wimbledon Contracts relating to manufacture of packaging materials by third parties) and sell the types of products of the Snacks Business in all material respects as such products are currently being manufactured and sold. For purposes of this Section 2.13(c), “sell” or “sold” will have the meanings given to such terms under applicable Law related to Intellectual Property. The foregoing will not be deemed (i) a representation that any of such activities can or will be conducted without infringement, other violation or use of the Intellectual Property of any third party, to the extent any such representation is made, it is in Section 2.04, or (ii) to apply to any Intellectual Property that is not specifically applicable to the manufacturing, marketing, developing, selling, branding and packaging of the products of the Snacks Business as are currently being manufactured or currently planned to be manufactured by the Snacks Business.

(d) The tangible Wimbledon Assets are in good operating condition and repair (ordinary wear and tear excepted) and have been reasonably maintained consistent with standards generally followed in the industry and are suitable for their present uses, except as would not materially adversely affect the continued conduct of the Snacks Business in all material respects as it is presently conducted. The plants, buildings and structures included within the Wimbledon Assets are also structurally sound in all material respects, have access to public roads or valid easements for such ingress and egress and have access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection and drainage, in each case as necessary to permit the use of such plants, buildings and structures in the conduct of the Snacks Business in all material respects as currently conducted.

2.14 Real Property. (a) Section 2.14(a) of the Seller Disclosure Letter sets forth a true and complete list of (i) all real property and interests in real property owned in fee by Seller or any of its Subsidiaries that is exclusively used in connection with the Snacks Business (together with the Mechelen Facility, the “Owned Real Property”), (ii) any real property leases or subleases to which the Seller or any of its Subsidiaries is a lessee and with respect to which all of the real property leased or subleased thereunder is used in connection with the Snacks Business and is material to the Snacks Business, (the “Real Property Leases,” and such real property, the “Leased Real Property”), and (iii) any other real property that is owned in fee or leased, subleased, licensed or otherwise used by Seller or any of its Affiliates and utilized by Seller or any of its Affiliates to manufacture, distribute or sell the products of the Snacks Business and that is material to the Snacks Business (“Shared Operational Real Property”). For the avoidance of doubt, “Shared Operational Real Property” will not be deemed to include any real property utilized by Seller’s “Global Business Services” unit to provide support to the Snacks Business.

(b) True and complete copies of all Real Property Leases have been made available to Acquiror. Each Real Property Lease is a valid and binding agreement of Seller or its Subsidiary that is a party thereto and, to the Knowledge of Seller, is in full force and effect and enforceable by Seller or such Subsidiary in accordance with its terms, except as is not, individually or in the aggregate, material to the Snacks Business. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, each of Seller and its Subsidiaries has performed all obligations required to be performed by it to date under the Real Property Leases to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to Seller’s Knowledge, no other party is in breach or default under any such Real Property Lease.

(c) Seller or a Subsidiary of Seller has valid fee title to all Owned Real Property, subject to no Security Interests except for Permitted Encumbrances.

(d) No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor, to Seller’s Knowledge, has any condemnation, expropriation or taking been proposed, except as would not be material to the Snacks Business. There is no pending or, to Seller’s Knowledge, threatened, Action that would interfere with the quiet enjoyment of the Owned Real Property or the Leased Real Property.

2.15 Environmental Matters. Notwithstanding any other representation or warranty contained in this Article II, the representations and warranties contained in this Section 2.15 constitute the sole and exclusive representations and warranties of Seller relating to compliance with or Liability under any Environmental Law, Releases of Hazardous Materials and any other environmental matters. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Snacks Business MAE, to Seller’s Knowledge:

(a) Insofar as it relates to the Snacks Business (including the Owned Real Property, Leased Real Property and Shared Operational Real Property (collectively, the “Real Property”)), Seller and each of its Subsidiaries, are in compliance with all Environmental Laws and any Permits required pursuant to Environmental Law;

(b) Neither Seller nor any of its Subsidiaries has received any pending Environmental Claim or written notice of any threatened Environmental Claim regarding either the Snacks Business or any Real Property;

(c) Neither Seller nor any of its Subsidiaries has entered into or is subject to any outstanding Order under any Environmental Law regarding either the Snacks Business or any Real Property; and

(d) Neither Seller nor any of its Subsidiaries has Released any Hazardous Materials at any Real Property in a manner that requires remediation under any Environmental Law.

2.16 Wimbledon Entity Interests. The Wimbledon Entity Interests constitute all the issued and outstanding capital stock of each Wimbledon Entity and are owned of record and beneficially by the holders (which holders are either Seller or a wholly-owned subsidiary of Seller), free and clear of all Security Interests. There are no shares of capital stock, voting securities or other equity securities of any Wimbledon Entity issued, reserved for issuance or outstanding, other than the shares of capital stock owned by Seller or a Subsidiary of Seller. Upon consummation of the transactions contemplated by this Agreement, Seller or a Subsidiary of Seller will transfer valid title to, and Acquiror will own, all the Wimbledon Entity Interests, free and clear of all Security Interests other than those imposed by applicable securities laws. All Wimbledon Entity Interests are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, rights (including repurchase rights, rights of first refusal, redemption rights and “tag-along” and “drag-along” rights), “phantom” stock rights, stock appreciation rights, stock-based performance units, undertakings, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, (“Capital Interests”) relating to Wimbledon Entity Interests or any capital stock equivalent or other nominal interest in any of the Wimbledon Entities (collectively, “Wimbledon Equity Interests”) pursuant to which such Wimbledon Entities are or may become obligated to (a) issue, deliver, redeem, acquire or sell, or caused to be issued, delivered, redeemed, acquired or sold, any Wimbledon Entity Interests or any other shares of their capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Wimbledon Equity Interests, (b) provide funds to or make any equity investment in any other Person or (c) grant, issue, adopt or enter into any such Wimbledon Equity Interest. There is no outstanding Indebtedness that could convey to any Person the right to vote, or that is convertible into or exercisable for the Wimbledon Entity Interests or any Wimbledon Equity Interest. There are no voting trusts, stockholder agreements, proxies or other agreements or undertakings in effect with respect to the voting, dividend rights or transfer of any of the Wimbledon Equity Interests.

2.17 Diamond Transaction. Attached as Section 2.17 of the Seller Disclosure Letter is a complete and correct copy of the termination agreement executed and delivered on February 14, 2012 (the “Termination Agreement”), which provides by its terms, among other things, that (a) the Transaction Agreement among Seller, The Wimble Company, Diamond Foods, Inc. and Wimbledon Acquisition LLC, dated as of April 5, 2011 (the “Diamond Agreement”) is terminated in accordance with its terms, and (b) each of the parties thereto unconditionally released the other party for claims specified therein. No member of the Seller Group has taken any action to amend, modify or waive the Termination Agreement in any respect.

2.18 No Other Representations Or Warranties. Except for the representations and warranties of Seller expressly set forth in this Agreement and the Ancillary Agreements, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or any of its Subsidiaries with respect to the Wimbledon Assets, the Snacks Business or the transactions contemplated by this Agreement and the Ancillary Agreements. Acquiror acknowledges that, except as provided herein, neither Seller nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Acquiror or any other Person acting on its behalf resulting from the distribution in written or oral communication to Acquiror, or use by Acquiror of, any information, documents, projections, forecasts or other material made available to Acquiror, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Ancillary Agreements.

III. REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date that, except as set forth in writing on the corresponding section or subsection of the Acquiror Disclosure Letter and each other section or subsection to the extent the relevance of any such disclosure is reasonably apparent on its face:

3.01 Due Organization, Good Standing And Corporate Power. (a) Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

(b) Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.02 Authorization Of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Acquiror, and the consummation by Acquiror of the transactions contemplated hereby and thereby, have been duly authorized and approved by its board of directors, and no other corporate or stockholder action on the part of Acquiror is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Agreements, when executed, will be, duly executed and delivered by Acquiror and, to the extent it is a party thereto, each is (or when executed will be) a valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exception.

3.03 Consents And Approvals; No Violations. Assuming that (a) the filings required under the HSR Act are made and all applicable waiting periods thereunder have been terminated or expired and (b) the Consents from Governmental Authorities set forth on Section 2.03(b) of the Seller Disclosure Letter have been obtained, the execution and delivery of this Agreement and the Ancillary Agreements by Acquiror and the consummation by Acquiror of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with any provision of its certificate of incorporation or bylaws (or the comparable governing documents); (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Acquiror or by which any of its properties or assets may be bound; (iii) require any Governmental Approval; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, require any consent or notice, create a penalty or increase in payment or performance obligations under or give rise to any right of termination, cancellation, suspension, revocation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of Acquiror or its Subsidiaries or give rise to any obligation, right of termination, cancellation, suspension, revocation, acceleration, penalty or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any material Contract, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests that which would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.04 Broker’s Or Finder’s Fee. Neither Acquiror nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which Seller or any of its Subsidiaries could become liable or obligated.

3.05 Financing. (a) Acquiror will have as of the Closing funds available sufficient to enable it to consummate the transactions contemplated hereby including sufficient funds for the satisfaction of the payment of the Purchase Price, and all fees and expenses reasonably expected to be incurred by Acquiror in connection herewith.

(b) As of the Closing and immediately after consummating the transactions contemplated by this Agreement, Acquiror and its consolidated Subsidiaries taken as a whole will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, including the Snacks Business, or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

(c) For the avoidance of doubt, Acquiror hereby expressly acknowledges that its obligations hereunder are not subject to the availability of any financing.

3.06 Litigation. There are no Actions pending against Acquiror or any of its Subsidiaries or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal, that have had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE. Neither Acquiror nor any of its Subsidiaries is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.07 Acquiror SEC Filings; Financial Statements; Absence Of Changes. (a) Acquiror has filed and will after the date of this Agreement timely file, all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since

January 1, 2011 (collectively, including all Commission filings filed after the date of this Agreement and prior to the Closing, the “Acquiror SEC Filings”). The Acquiror SEC Filings (i) were prepared or will after the date of this Agreement be prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, except as would not have an Acquiror MAE, and (ii) did not at the time they were filed and will not when filed after the date of this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Acquiror is subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements of Acquiror (including, in each case, any notes thereto) contained in the Acquiror SEC Filings was prepared in accordance with GAAP, consistently applied (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and the absence of footnote disclosures and normal and recurring adjustments, which are not material, individually or in the aggregate), and each presented fairly in all material respects the consolidated financial position and results of operations of Acquiror and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments, which are not material, individually or in the aggregate).

(c) Except as and to the extent set forth on the consolidated balance sheet of Acquiror as of the end of the fiscal quarter ended on October 1, 2011, including the notes thereto, neither Acquiror nor any of its Subsidiaries have any Liabilities that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for Liabilities incurred since October 1, 2011, in the ordinary course of business or that have not caused, individually or in the aggregate, an Acquiror MAE.

(d) Since October 1, 2011, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.08 No Other Representations Or Warranties. Except for the representations and warranties of Acquiror expressly set forth in this Agreement and the Ancillary Agreements, neither Acquiror nor any other Person makes any other express or implied representation or warranty on behalf of Acquiror or any of its Subsidiaries with respect to Acquiror or the transactions contemplated by this Agreement and the Ancillary Agreements. Seller acknowledges that, except as provided herein, neither Acquiror nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Seller or any other Person acting on its behalf resulting from the distribution in written or oral communication to Seller, or use by Seller of, any information, documents, projections, forecasts or other material made available to Seller, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Ancillary Agreements.

IV. COVENANTS

4.01 Conduct Of Snacks Business Pending The Closing. (a) Except as expressly provided by this Agreement or any Ancillary Agreement, as set forth on Section 4.01 of the Seller Disclosure Letter or as expressly consented to in writing by Acquiror, between the date of this Agreement and the Closing, Seller and each of its Subsidiaries will (i) conduct the Snacks Business in all material respects only according to the ordinary and usual course of business consistent in all material respects with past practice (except to the extent expressly provided otherwise in this Agreement or any Ancillary Agreement or as consented to in writing by Acquiror), (ii) use reasonable efforts to preserve intact in all material respects the material business relationships of the Snacks Business with customers, suppliers, manufacturers and others with whom the Snacks Business deals in the Ordinary Course, (iii) use reasonable efforts to retain key personnel, and (iv) use reasonable efforts to maintain the goodwill and reputation of the Snacks Business, including through advertising, marketing and promoting the products of the Snacks Business in the Ordinary Course.

(b) Without limiting the generality of Section 4.01(a), and except as otherwise expressly provided in this Agreement, as set forth on Section 4.01 of the Seller Disclosure Letter or as expressly consented to in writing by Acquiror, Seller will not, nor will it permit any of its Subsidiaries to:

(i)(A) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of or Security Interest on any Assets that are (or would otherwise be) Wimbledon Assets (excluding the Wimbledon Entity Interests, provision for which is made in Section 4.01(b)(iii)), other than sales of inventory in the Ordinary Course or (B) move any Assets located at the Wimbledon Facilities out of the Wimbledon Facilities other than in the Ordinary Course provided that such move will not affect whether or not an Asset is a Wimbledon Asset;

(ii)(A) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof or any assets that would be Wimbledon Assets, other than in the Ordinary Course or (B) other than Liabilities that would not be included in the Wimbledon Liabilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money;

(iii) issue, sell, transfer, pledge, dispose of, split, combine, reclassify, redeem, repurchase, acquire (directly or indirectly) or encumber any Wimbledon Entity Interests or Wimbledon Equity Interests;

(iv) in the case of each of the following to the extent it relates to any Wimbledon Entity, the other Wimbledon Assets or the Snacks Business, and except for any Restructuring Transaction, (A) make a change in its financial accounting or Tax reporting or accounting principles, methods or policies, except as required by a change in GAAP, (B) make, change or revoke any Tax election or method of accounting on which Tax reporting is based, (C) amend any Tax Return, (D) settle any Tax Proceeding, or (E) enter into any “closing agreement” within the meaning of 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or file any request for rulings or special Tax incentives with any Taxing Authority if, in each case, such action or actions, individually or in the aggregate, could materially increase the Tax obligations of Acquiror or any of its Affiliates (including the Wimbledon Entities) following the Closing;

(v) adopt or amend any Compensation And Benefit Plans or increase the salaries, wage rates, target bonus opportunities, equity based compensation or any other compensation or employee benefits of In-Scope Employees, in each case except (A) in the ordinary course of business consistent with past practice as applicable generally to Seller Group employees in the relevant jurisdictions, (B) in connection with the adoption or amendment of Compensation And Benefit Plans (or other practices) that are applicable generally to Seller Group employees in the relevant jurisdictions, (C) as required (1) to comply with applicable Law, (2) by the terms of any Compensation And Benefit Plan in effect on the date hereof or (3) by the terms of any agreement of Seller or any of its Subsidiaries in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement or (D) the implementation of any retention or incentive programs, the full cost of which shall be borne by Seller or an Affiliate of Seller; provided, however, that Seller agrees that any arrangement entered into pursuant to this clause (D) will not affect Acquiror’s obligations under Article V (including any schedule thereto);

(vi) amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Wimbledon Material Contracts (excluding for this purpose Other Wimbledon Material Contracts) or enter into any Contract that if in effect on the date hereof would be a Wimbledon Material Contract (excluding for this purpose Other Wimbledon Material Contracts) other than purchases of supplies and services and sales of products in the ordinary course;

(vii) incur, assume or guarantee any Indebtedness or make or forgive any loans or advances, or capital contributions to or investments in, any other Person, except as would not materially affect Acquiror’s conduct of the Snacks Business following the Closing;

(viii) license, grant any rights to or transfer any of the Included IP Assets or other Intellectual Property owned or used by the Snacks Business other than grants of non-exclusive licenses in the Ordinary Course;

(ix) abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect or defend or otherwise dispose of any of the Included IP Assets or other Intellectual Property owned or used by the Snacks Business, unless Seller notifies Acquiror in writing of its intentions with respect to such Intellectual Property and Acquiror does not object within thirty Business Days;

(x) enter into any settlement, or offer or propose to enter into any settlement, that would materially and adversely affect the Snacks Business or any Wimbledon Entity or limit the ability of Acquiror to conduct the Snacks Business following the Closing;

(xi) except as otherwise provided in Article IX, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Wimbledon Entity;

(xii) except as otherwise provided in Article IX, amend the certificate of incorporation, bylaws or other governance documents of any Wimbledon Entity;

(xiii) (A) transfer any employee who is an In-Scope Employee as of the date of this Agreement to a business other than the Snacks Business or otherwise change such employee’s duties so that the employee would no longer constitute an In-Scope Employee or (B) take any action that results in the number of In-Scope Employees on the Closing Date exceeding the number of In-Scope Employees on the date of this Agreement, other than to fill vacancies that exist today in non-management positions in the ordinary course;

(xiv) make capital expenditures in the period from January through June 2012, including capital projects in an amount less than $15 million and, in the period from July through December 2012, make capital expenditures, including capital projects, at a rate less than 2% of budgeted net sales for the Snacks Business for such period;

(xv) fail to spend on marketing support expense at least the same amount for January through June 2012 as was spent in the comparable period for 2011 and spend the same amount for July through December 2012 as was spent in the comparable period for 2011;

(xvi) amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any material collective bargaining agreement or other Contract with any labor organization or union in respect of any In-Scope Employees; provided, however, that nothing herein will prohibit Seller or one of its Affiliates from engaging in ordinary course consultation with works councils or labor organizations or taking any of the foregoing actions so long as such actions do not result, individually or in the aggregate, in material liability to Acquiror or any of its Affiliates;

(xvii) agree, in writing or otherwise, to take any of the foregoing actions.

4.02 Efforts To Close; Antitrust Clearance. (a) In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) their reasonable best efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable; provided, however, that (i) except as expressly contemplated in this Agreement, Seller will not be required to make any payments, incur any Liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any Consent, (ii) neither Acquiror nor Seller will be required to offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing any Assets, licenses, operations, rights, products lines, business or interests therein of Seller, Acquiror or any of their respective Affiliates other than the Wimbledon Assets or agree to make any material changes or restriction on, or other impairment of Seller’s or Acquiror’s or their respective Affiliates’ ability to own, operate or exercise rights in respect of, such Assets, licenses, operations, rights, products lines, business or interests therein other than the Wimbledon Assets, and (iii) Acquiror will not be required to offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing any Wimbledon Assets or agree to make any material changes or restriction on, or other impairment of Acquiror’s or its Affiliates’ (including after the Closing, any Wimbledon Entities) ability to own, operate or exercise rights in respect of, the Wimbledon Assets where the effect of such sale, divestiture, license, transfer, disposition, encumbrance, hold separate arrangement or other restriction would be materially adverse to the business, financial condition or results of operations of the Snacks Business (a “Regulatory MAC”).

(b) Seller and Acquiror will comply fully with all applicable notification, reporting and other requirements. Seller and Acquiror (i) unless otherwise agreed by the Parties, within 30 Business Days after the date of this Agreement, will file the required notifications with the appropriate Governmental Authorities pursuant to and in compliance with the HSR Act and (ii) will make all other filings required under Antitrust Laws as promptly as practicable. Seller and Acquiror will as promptly as practicable file any additional information or documentary material requested by any Governmental Authority.

(c) Subject to the limitations set forth in Sections 4.02(a) and 4.02(d), Seller and Acquiror will each use its reasonable best efforts to obtain, as soon as practicable, the Governmental Approvals that may be or become necessary for the performance of its obligations under this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and will cooperate fully with each other in promptly seeking to obtain such Governmental Approvals. Acquiror and Seller will cooperate in connection with the antitrust defense of the transactions contemplated hereby in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Antitrust Laws. Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of Seller and Acquiror agrees to (i) cooperate and consult with each other, (ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary approvals for the transactions contemplated by this Agreement, and (v) not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless, to the extent not prohibited by such Governmental Authority, it gives the other party the opportunity to attend and observe.

(d) In furtherance and not in limitation of the covenants contained in Section 4.02(c) and subject to the limitations set forth in Sections 4.02(a), Acquiror will offer to take (and if such offer is accepted, commit to take) all necessary steps to eliminate impediments under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby and to prevent the entry of any Order sought by any Governmental Authority or private Person under any Antitrust Law that would result in the failure of any condition to the obligations of the Parties to consummate the transactions contemplated hereby to be satisfied; provided, however, that Acquiror will be permitted to take such actions as it may deem desirable to avoid the entry of, or to have vacated or terminated, any Order under any Antitrust Law that would restrain or prevent the Closing, including defending through litigation any claim asserted in any court or proceeding by any Person; and provided further, however, that Acquiror will not be required to offer or agree to sell, divest, dispose of or take such other action where the effect of such sale, divestiture, disposition or other action would constitute a Regulatory MAC. If Acquiror is not able to avoid the entry of any order under any Antitrust Law that would restrain or prevent the Closing from occurring prior to the End Date, then Acquiror will propose, negotiate, cooperate with Seller, and effect (or permit Seller to effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Snacks Business (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain the Snacks Business) as may be required in order to avoid the entry of, or to effect the dissolution of, any Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby prior to the End Date; provided, however, that Acquiror will not be required to offer or agree to sell, divest, dispose of or take such other action with respect to the Assets or businesses of the Snacks Business where the effect of such sale, divestiture, disposition or other action would constitute a Regulatory MAC.

4.03 Public Announcements. Seller and Acquiror agree that the press release(s) announcing the execution and delivery of this Agreement and the transactions contemplated hereby will be in the form(s) attached as Exhibit C (the “Transaction Announcement”). From the date hereof through the Closing, neither Seller nor Acquiror will publish any press releases, or publish any other public statements (including to securities analysts) that contradicts the Transaction Announcement with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby (or the portion thereof relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby) without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed, except as such Party determines in good faith may be required by Law in connection with obligations pursuant to any listing agreement with any national securities exchange.

4.04 Notification Of Certain Matters. (a) Each of Seller and Acquiror will give prompt written notice to the other of (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relate to the consummation of the transactions contemplated hereby, and (iii) any change that is reasonably expected to have, individually or in the aggregate, a Snacks Business MAE or reasonably expected to have, individually or in the aggregate, an Acquiror MAE, as the case may be.

(b) Prior to the Closing, Seller may deliver to Acquiror supplements or updates to the sections of the Seller Disclosure Letter which this Agreement or the Seller Disclosure Letter, as applicable, explicitly provides may be supplemented or updated; provided, however, that no such supplement or update will (i) be considered or taken into account for purposes of determining whether the condition set forth in Section 6.02(c) has been satisfied or (ii) limit or otherwise affect any of Acquiror’s indemnification or other rights under this Agreement, or Seller’s indemnification or other obligations under this Agreement; provided, further, that no such updates will include the removal of any Assets from those listed as Wimbledon Assets except as expressly permitted by this Agreement.

4.05 Access; Permits. (a) From the date hereof to the Closing, to the extent permitted by Law, Seller will allow all designated officers, attorneys, accountants and other representatives of Acquiror, access at reasonable times upon reasonable notice to the personnel, books, records, files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, coupon activities, promotional programs, titles and financial position, or otherwise pertaining to the business and affairs of the Snacks Business including as to matters that might arise outside the Ordinary Course; provided, however, that (i) no investigation pursuant to this Section 4.05 will affect any representation or warranty given by Seller hereunder or any closing condition, indemnity obligation or other provision and (ii) notwithstanding the provision of information or investigation by Seller, Seller will not be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (A) Seller will not be required to provide any information which it determines in good faith it may not provide to Acquiror by reason of applicable Law (including any information in confidential personnel files), or which Seller determines in good faith constitutes information protected by attorney/client privilege; provided, that Seller hereby agrees that as of the date of this Agreement no such information related to the Snacks Business is material and provided, further, that if any information is so prohibited to be provided, Seller shall use commercially reasonable efforts to take those actions reasonably necessary so that Seller is able to provide such information to Acquiror as promptly as possible, (B) Seller will not be required to provide access to any performance review materials or any information from personnel files that relates to an employee’s participation in bonus plans and similar incentive compensation arrangements (other than individual bonus opportunities based on target bonus as a percentage of base salary), and (C) Seller will not be required to provide access to any of its properties in a manner that will result in damage to such property or for the purpose of performing any onsite procedure or investigation (including any Phase II or other onsite environmental investigation or study), without Seller’s written consent, which the Party may grant or deny in its discretion. The Parties will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions in clauses (A) through (B) of the preceding sentence apply. Each of Seller and Acquiror agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 4.05 for any purpose unrelated to this Agreement and the Ancillary Agreements. All information provided by a Party to the other Party hereunder will be kept confidential to the same extent as would be applicable if the Confidentiality Agreements were in effect.

(b) Prior to the Closing, Seller and Acquiror will cooperate in good faith to identify all material Permits required to operate the Snacks Business as currently conducted. To the extent any Permit so identified is not exclusive to the Snacks Business, and solely to the extent permitted by applicable Law, Seller will provide Acquiror with reasonable cooperation and assistance in Acquiror’s efforts to obtain replacement Permits.

4.06 Further Assurances. Subject to the limitations set forth in Section 4.02:

(a) In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) reasonable best efforts, prior to, at and after the Closing, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part permitted under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.

(b) Without limiting the generality of Section 4.06(a), where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement or any Ancillary Agreement, such Party will use commercially reasonable efforts to cause such third Parties to provide such cooperation. If any Affiliate of Seller is not a party to this

Agreement or, as applicable, any Ancillary Agreement, and it becomes necessary or desirable for such Affiliate to be a party hereto or thereto to carry out the purpose hereof or thereof, then Seller will cause such Affiliate to become a party hereto or thereto or cause such Affiliate to undertake such actions as if such Affiliate were such a party.

4.07 Agreement For Exchange Of Information. (a) Generally. (i) Except as otherwise provided in the TSA, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Closing Date and until the sixth anniversary of the Closing Date, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of Seller and Acquiror agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 4.07.

(ii) Each Party will provide to the other such Information as the other may from time to time reasonably request in order to prepare its financial statements and satisfy its public reporting obligations, including such information as such Party may reasonably request and is known or reasonably available upon due inquiry to the other Party with respect to Wimbledon Liabilities for which Seller is directly or contingently liable or Liabilities for which Acquiror is directly or contingently liable. For the avoidance of doubt, Information with respect to the category of such Liabilities and the annual future payments over the minimum contract term and any renewal terms will be deemed reasonable requests by a Party.

(b) Ownership Of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 4.07 remains the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 4.07 and that is transferred or sold to a third party or otherwise disposed of in accordance with Section 4.07(c), unless required by Law or bona fide document retention policies to retain such materials.

(c) Record Retention. Each Party agrees to use its commercially reasonable efforts to retain all Information that relates to the operations of the Snacks Business in its respective possession or control at the Closing in accordance with their respective then existing document retention policies, as such policies may be amended from time to time.

(d) Other Agreements Providing For Exchange Of Information. The rights and obligations granted under this Section 4.07 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

(e) Compensation For Providing Information. The Party requesting Information will reimburse the other Party for the reasonable out-of-pocket costs, if any,

of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

(f) Production Of Witnesses; Records; Cooperation.

(i) After the Closing Date, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.

(ii) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and will otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(iii) Without limiting the foregoing, the Parties will cooperate and consult to the extent reasonably necessary with respect to Third-Party Claims.

(iv) The obligation of the Parties to provide witnesses pursuant to this Section 4.07 is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.

(g) Restrictions. Except as expressly provided in this Agreement or any Ancillary Agreement, no Party or member of such Party’s Group grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.

4.08 Privileged Matters. (a) The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the Snacks Business or the Non-Snacks Business, including the attorney-client and work product privileges (collectively,

“Privileges”), will be governed by the provisions of this Section 4.08. With respect to Privileged Information of Seller or relating exclusively to Pre-Closing Liabilities or exclusively to Excluded Liabilities, Seller will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Acquiror will not take any action (or permit any of its Affiliates to take action) without the prior written consent of Seller that would reasonably be expected to result in any waiver of any Privilege that could be asserted by Seller or any member of its Group under applicable Law and this Agreement. With respect to Privileged Information solely of the Snacks Business or otherwise arising after the Closing Date, Acquiror will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Seller will take no action (nor permit any of its Affiliates to take action) without the prior written consent of Acquiror that would reasonably be expected to result in any waiver of any Privilege that could be asserted by Acquiror or any of its Affiliates under applicable Law and this Agreement. The rights and obligations created by this Section 4.08 will apply to all Information as to which a Party or its Affiliates would be entitled to assert or have asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (“Privileged Information”).

(b) Privileged Information of Seller and its Group includes (i) any and all Information regarding the Non-Snacks Business and the Seller Group (other than Snacks Business Information), whether or not such Information (other than Snacks Business Information) is in the possession of Acquiror or any of its Affiliates, (ii) all communications subject to a Privilege between counsel for Seller (including any person who, at the time of the communication, was an employee of Seller or its Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of Acquiror or any of its Affiliates) and any person who, at the time of the communication, was an employee of Seller, regardless of whether such employee is or becomes an employee of Acquiror or any of its Affiliates but not Snacks Business Information, and (iii) all Information generated, received or arising after the Closing Date that refers or relates to and discloses Privileged Information of Seller or its Group generated, received or arising prior to the Closing Date but not Snacks Business Information.

(c) Privileged Information of the Snacks Business includes (i) any and all Information exclusively relating to the Snacks Business and the Wimbledon Entities (including Acquiror and its Affiliates) (the “Snacks Business Information”), whether or not it is in the possession of Seller or any member of its Group, (ii) all communications subject to a Privilege occurring after the Closing Date between counsel for the Snacks Business (including in-house counsel and former in-house counsel who are employees of Seller) and any person who, at the time of the communication, was an employee of the Snacks Business regardless of whether such employee was, is or becomes an employee of Seller or any of its Subsidiaries and (iii) all Information generated, received or arising after the Closing Date that refers or relates to and discloses Privileged Information of the Snacks Business generated, received or arising after the Closing Date.

(d) Upon receipt by Seller or Acquiror, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Seller or Acquiror, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Seller or Acquiror, as the case may be, receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Seller or Acquiror, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 4.08 or otherwise to prevent the production or disclosure of Privileged Information. Seller or Acquiror, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third party any of the other Party’s Privileged Information under this Section 4.08 unless (i) the other has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e) Seller’s transfer of books and records pertaining to the Snacks Business and other Information to Acquiror, Seller’s agreement to permit Acquiror to obtain Information existing prior to the Closing Date, and Acquiror’s agreement to permit Seller to obtain Information existing prior to the Closing Date are made in reliance on Seller’s and Acquiror’s respective agreements, as set forth in Section 4.07 and this Section 4.08, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Acquiror, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 4.07 and the disclosure to Seller and Acquiror of Privileged Information relating to the Snacks Business or the Non-Snacks Business pursuant to this Agreement in connection with the transactions contemplated hereby will not be asserted by Seller or Acquiror to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 4.08 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Seller and Acquiror in, or the obligations imposed upon Seller and Acquiror by, this Section 4.08.

4.09 Financing Cooperation. Seller will, and will cause its representatives whom it determines in good faith to be appropriate to, reasonably cooperate with Acquiror to assist Acquiror in the arrangement of any financing for the transactions contemplated by this Agreement (the “Financing”), including (i) in connection with the preparation of all documents required in connection with the Financing, (ii) participating in meetings, presentations and due diligence sessions, (iii) reviewing materials for presentations, memoranda, offering and syndication documents and similar documents required in connection with the Financing, (iv) if requested, facilitating Acquiror’s efforts to pledge collateral of the Wimbledon Entities (which pledging of collateral (at Acquiror’s request), for the avoidance of doubt, shall not be effective prior to the Closing) and efforts to obtain surveys, title insurance and estoppel letters as reasonably requested, (v) as promptly as reasonably practicable providing monthly and quarterly interim financial statements and (vi) providing any other financial information reasonably requested by Acquiror.

4.10 Non-Solicitation; No Hiring. Seller agrees that for a period of 24 months from the Closing Date, Seller will not, and will cause each other member of the Seller Group not to, without obtaining the prior written consent of Acquiror, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any Continuing Employee (after giving effect to any employee transfers contemplated in this Agreement); provided, however, that (i) no member of the Seller Group will be deemed to have solicited any such person who is an employee of the Acquiror Group and responds to any general media advertisement or job posting placed by on behalf of Seller or any member of the Seller Group or such person is contacted by an employment search firm engaged by Seller or a member of the Seller Group that is not specifically directed to solicit persons employed by Acquiror or the Acquiror Group and such contact is initiated without the involvement or knowledge of a Senior Executive of Seller, the Seller Group or any of their respective Subsidiaries and such employee is not hired by Seller or its Affiliates and (ii) any member of the Seller Group may solicit and hire any such person who has been terminated by the relevant member of the Acquiror Group or has been given notice of such termination, in either case, prior to any direct or indirect solicitation by any member of the Seller Group.

4.11 Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before or after the Closing) involved in notarization, authentication, legalization and/or consularization of the signatures of any of the representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property. Acquiror will be responsible for, and will pay all expenses (whether incurred before or after the Closing) relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property to any member of the Acquiror Group with any Governmental Authorities as may be necessary or appropriate.

4.12 Use Of Seller Names And Marks. (a) “Seller Names and Marks” means the names and marks “Procter & Gamble” and “P&G” (in any style or design), and any Trademark derived from, confusingly similar to or including any of the foregoing. Subject to the terms and conditions of this Section 4.12, Seller, on behalf of itself and its Affiliates as necessary, grants to the Wimbledon Entities a limited, non-transferable, non-exclusive royalty-free license to use the Seller Names and Marks solely in the manner and for the duration specified in this Section 4.12. Except as expressly provided in this Section 4.12, Seller reserves for itself and its Affiliates all rights in the Seller Names and Marks, and no other rights therein are granted to any Wimbledon Entity, member of the Acquiror Group, or any of their respective Affiliates, whether by implication, estoppel or otherwise. All use of the Seller Names and Marks by the Wimbledon Entities shall inure to the benefit of Seller and its Affiliates.

(b) As soon as practicable following the Closing Date, and in any event within six months of the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, (i) change the name of any Wimbledon Entity whose name includes any Seller Names and Marks to a name that does not include any of the Seller Names and Marks and (ii) remove all Seller Names and Marks from any internet or other electronic communications vehicles, including internet domain names and from the content of any internet websites within the Wimbledon Assets, and remove all links to any internet domains of Seller or any of its Affiliates from any of the foregoing.

(c) In each applicable jurisdiction, as soon as practicable following the Closing Date, and in any event within nine months of the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, remove or irreversibly cover or modify all Seller Names and Marks from or destroy any packaging bearing any of the Seller Names and Marks. Notwithstanding the foregoing, in each jurisdiction, Wimbledon Entities may continue to sell existing inventories of finished goods included in the Wimbledon Assets packaged in packaging bearing the Seller Names and Marks until the expiration of the applicable shelf lives of such products; provided, however, that Acquiror and its Affiliates use their commercially reasonable efforts to sell such existing inventories prior to the sale of subsequently manufactured or packaged products.

(d) In each applicable jurisdiction, as soon as practicable following the Closing Date, and in any event within nine months of the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, (i) remove or irreversibly cover or modify all Seller Names and Marks from or destroy any product literature, store displays and similar materials bearing any of the Seller Names and Marks.

(e) For all other uses of the Seller Names and Marks not specifically identified in Sections 4.12(b) – (d) (e.g., signage, business cards and stationery), for up to 90 days after the Closing Date, in each applicable jurisdiction the Wimbledon Entities may continue to use the Seller Names and Trademarks on the same materials and in substantially the same manner as used by the Snacks Business during the 90-day period preceding the Closing. In each applicable jurisdiction, as soon as practicable following the Closing Date, and, in any event within 90 days after the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, remove or irreversibly cover or modify all Seller Names and Marks from or destroy any such other materials bearing any of the Seller Names and Marks.

(f) In no event will any of the Wimbledon Entities use, and Acquiror will, and will cause the other members of the Acquiror Group to not use, any of the Seller Names and Marks after the Closing in any manner or for any purpose different from the use of such Seller Names and Marks by the Snacks Business during the 90-day period preceding the Closing. Without limiting the generality or effect of the foregoing, all products sold using any Seller Name or Mark will be of high quality, consistent in nature and quality with such products as sold by the Snacks Business in the 90-day period preceding Closing. Seller reserves the right to reasonably inspect the Wimbledon Entities’ quality control of the products sold bearing and uses of a Seller Name or Mark and other compliance with the terms of the license granted under this Section 4.12.

(g) The license granted under this Section 4.12 may be terminated by written notice if Acquiror or any Wimbledon Entity is in material breach of any provision hereof that remains uncured for more than 10 days after written notice thereof from Seller. Upon such termination of the license granted hereunder for any reason, Acquiror will not use, and will cause the other members of the Acquiror Group to not use, any of the Seller Names and Marks.

4.13 Removal Of Tangible Assets. (a) Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties in writing, all tangible Wimbledon Assets that are located at any facilities of any member of the Seller Group that are not Wimbledon Facilities will be moved prior to the Closing to a Wimbledon Facility. If such Wimbledon Assets are not moved prior to the Closing, then Seller shall cause such Wimbledon Assets to be moved as promptly as practicable after the Closing Date from such facilities, at Seller’s expense and delivered to a facility of Acquiror, as directed by Acquiror, and in a manner so as not to cause substantial damage to such Wimbledon Assets (provided, that Acquiror shall be responsible for the installation of such property within its facilities. Acquiror will remove any Wimbledon Assets that remain at any such facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

(b) Except as may be otherwise provided in the TSA or otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the Wimbledon Facilities will be moved as promptly as practicable after the Closing from such facilities, at Seller’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Acquiror Group and to not cause substantial damage to such Wimbledon Facility, and such member of the Acquiror Group will provide reasonable access to such Wimbledon Facility to effectuate such movement. Seller will remove any Excluded Assets that remain at any such Wimbledon Facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

4.14 Works Council Cooperation. (a) Seller and Acquiror will each provide, and will cause each of their Affiliates to provide, and will use their reasonable best efforts to cause each of their respective representatives, including legal, human resources and regulatory, to provide, all cooperation reasonably requested by the other Party in connection with satisfying legal obligations, including all notifications and consultations and other processes necessary to effectuate the transactions contemplated hereby, which will include any required notifications and consultations and other processes with respect to any works council, economic committee, union or similar body as required to either (i) obtain an opinion or acknowledgment from any works council, economic committee, union or similar body or (ii) establish that the Parties are permitted to effect the transactions contemplated hereby without such opinion or acknowledgment. Such cooperation will include the provision of any information and consultation required by applicable Law, the terms of any Contract, or as reasonably requested by the other Party. Each of Acquiror and Seller will make available its representatives at such times and in such places as the other Party may reasonably request for purposes of discussions with representatives of any such works council, economic committee, union or similar body.

(b) Other than as provided under Section 4.01(b)(xiv), between signing of this Agreement and the Closing, neither Seller nor any member of the Seller Group will, without the prior written consent of Acquiror, enter or offer to enter into any agreement with any works council, economic committee, union or similar body which would have the effect of making any changes in the terms and conditions of employment or pension benefits of any of the Continuing Employees.

4.15 Insurance Matters. From and after the Closing, Acquiror will not, and will cause its Affiliates not to, assert any claim against any insurance policies or practices of Seller and its Affiliates under any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever; provided, however, that (a) Seller and Acquiror agree that all claims with respect to insured events occurring prior to the Closing will be administered in accordance with the terms of Seller’s or its Subsidiaries’ third-party policies and coverage applicable to such claims and (b) Acquiror will receive the benefit of such policies with respect to such claims to the extent losses occurring prior to the Closing are covered notwithstanding the consummation of the transactions contemplated by this Agreement and provided that such recovery will be net of any deductibles, self-insured retention, costs of any retroactive insurance premiums or other amounts paid or expenses incurred in connection with any insured claims made after the Closing under any such policies that relate to the period prior to Closing.

4.16 Outsourced Items. (a) Outsourced Equipment. Acquiror acknowledges that the Outsourced Equipment is currently leased from the Outsourcing Companies and is not included in the Wimbledon Assets. Prior to the Closing, Acquiror may enter into an agreement with the Outsourcing Companies to purchase the Outsourced Equipment effective as of the Closing (or, as of the expiration of the relevant service under the TSA, in the case of any Outsourced Equipment used to provide such services). As soon as practicable following the Closing (or, following the expiration of the relevant service under the TSA, in the case of any Outsourced Equipment used to provide such services) on the terms and subject to the conditions contemplated by the Outsourcing Agreements (or such other terms and conditions that Acquiror is able to negotiate with Outsourcing Companies), subject to receipt of confirmation from the Outsourcing Companies that Acquiror has purchased the Outsourced Equipment, Seller will make the Outsourced Equipment available to Acquiror. Promptly upon taking possession of any Outsourced Equipment, Acquiror will remove all software from the Outsourced Equipment except for any Intellectual Property and Software to which Acquiror acquires rights pursuant to this Section 4.16(a) and, to the extent of any remaining term for the applicable services, any software Acquiror is expressly permitted to use pursuant to the TSA.

(b) Certain Non-U.S. Employee Vehicles. Section 4.16(b) of the Seller Disclosure Letter sets forth a list of any leased motor vehicles used or held for use by a

Continuing Employee as of the date of this Agreement where such Continuing Employee is a lessee but lease payments are made (or reimbursed) by Seller or its Affiliates (the “Reimbursed Auto Leases”). Prior to the Closing, Seller and Acquiror will cooperate in good faith with respect to the transfer to Acquiror and its Affiliates of all post-Closing obligations of Seller and its Affiliates under any Reimbursed Auto Lease so that from and after the Closing all Continuing Employees may continue to use any motor vehicles subject to a Reimbursed Auto Lease.

4.17 Confidentiality. (a) The Parties acknowledge that in connection with the transactions contemplated hereby, the Parties have disclosed to each other Information which the Parties consider proprietary and confidential. The Parties agree that, after the Closing, Information that constitutes a Wimbledon Asset will be Information of Acquiror and Acquiror will not be subject to this Section 4.17 with respect to such information and Seller will be deemed to be the Receiving Party of such Information for purposes of Section 4.17(b).

(b) Each Party receiving Information (the “Receiving Party”) recognizes and acknowledges: (A) that Information of the other Party may be commercially valuable proprietary products of such Party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such Party a commercial advantage over its competitors; (B) that the loss of this competitive advantage due to unauthorized disclosure or use of Information of such Party may cause great injury and harm to such Party; and (C) that the restrictions imposed upon the Parties under this Section 4.17 are necessary to protect the secrecy of Information and to prevent the occurrence of such injury and harm. The Parties agree that:

(i) disclosure of Information will be received and held in confidence by the Receiving Party and that such Receiving Party will not, without the prior written consent of the Party from whom such Information was obtained (the “Disclosing Party”), disclose, divulge or permit any unauthorized Person to obtain any Information disclosed by the Disclosing Party (whether or not such Information is in written or tangible form);

(ii) the Receiving Party will take such steps as may be reasonably necessary to prevent the disclosure of Information to others; and

(iii) the Receiving Party will use the Information only in connection with the transactions contemplated hereby unless otherwise authorized in writing by the Disclosing Party.

(c) The commitments set forth above will not extend to any portion of Information:

(i) which is already known to the Receiving Party other than any member of Seller Group with respect to Information related to the Snacks Business or any of the Wimbledon Entities, or is information generally available to the public;

(ii) which, hereafter, through no act on the part of the Receiving Party or its representatives becomes generally available to the public;

(iii) which corresponds in substance to a disclosure furnished to the Receiving Party by any third party having a bona fide right to do so and not having any confidential obligation, direct or indirect, to the Disclosing Party with respect to the same; or

(iv) which is required to be disclosed by Law; provided that the Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party following the Receiving Party’s knowledge of such requirement in order to provide the Disclosing Party with an opportunity to prevent or limit such disclosure by seeking a protective order or other appropriate remedy at the sole expense of the Disclosing Party.

4.18 Shared Contracts. (a) Section 4.18(a) of the Seller Disclosure Letter contains a list of Contracts with third parties that relate to the Snacks Business but that are not exclusive to the Snacks Business, including with suppliers of goods and services to the Snacks Business as well as distributors of both Snacks Business products and other Seller products (the “Shared Business Contracts”).

(b) Seller agrees, at Acquiror’s request, to use reasonable best efforts to cause each Shared Business Contract to be assigned in part to a Wimbledon Entity prior to the Closing Date or to appropriately amend such Shared Business Contract so that Acquiror shall, at and following the Closing, be entitled to the rights and benefits inuring to the Snacks Business under such Shared Business Contracts. In addition Seller will provide Acquiror with contact information for such third parties and introduce representatives of Acquiror to the Seller contacts at such third parties.

(c) Prior to the Closing, Seller will use reasonable best efforts to obtain the consent (without charge to Acquiror) of any advertising agency or similar party to the assignment to Acquiror, as of the Effective Time, of the right to use previously created Snack Business advertising and promotional content.

(d) To the extent that any supplier, distributor or other counterparty violates or otherwise breached any Shared Business Contract prior to the Closing Date, and such violation or other breach gives rise to the right of any member of the Seller Group that is a party thereto to assert any Action against such counterparty, Acquiror may, from and after the Closing, elect to give notice of such fact to Seller, in which event Acquiror and Seller will negotiate in good faith to determine (i) whether and how to proceed with such Action against such counterparty and (ii) how to allocate the costs of pursuing such cause of Action and any benefits that might arise from such Action. It is the intent of the Parties that, in respect of such Shared Business Contract, the costs of pursuing, and the benefits arising from, such Action will be allocated between Acquiror and Seller in a manner proportionate to the recoverable damages incurred by the Snacks Business, on the one hand, and the other businesses of the Seller Group, on the other hand.

4.19 Transition Period Assets. Acquiror acknowledges and agrees that in the course of preparing for the implementation of the services contemplated by the TSA, Seller may identify certain Assets included within the Wimbledon Assets (the “Transition Period Assets”), that are necessary or desirable for Seller to retain in order to provide the services contemplated by the TSA. At Seller’s request, Acquiror may elect to (i) allow Seller to retain possession of such Transition Period Assets during the term of the TSA solely for purposes of enabling Seller to satisfy its obligations under the TSA, in which case as soon as practicable following the expiration of the applicable services contemplated by the TSA, Seller will Convey such Transition Period Assets to Acquiror for no additional consideration or (ii) include any Transition Period Assets in the Wimbledon Assets at Closing (in which case Seller will not be required to provide any service under the TSA where it is not reasonably practicable to provide such service without such Transition Period Assets).

4.20 Covenant Not To Sue. From and after the Closing Date, Seller covenants that it will not sue, and it will ensure that none of its Affiliates or assignees will sue, Acquiror or any of Acquiror’s Affiliates or direct or indirect customers, suppliers or distributors for Patent or Copyright infringement, or trade secret misappropriation based upon the manufacture, use, sale, offer for sale, research, development, marketing, importation or exportation of products related to the Snacks Business as it is conducted immediately prior to the Closing or any use by such persons of the manufacturing process referred to by Seller as “Integrated Work System” following the Closing, in each case, without the Background IP.

4.21 Notification Of Certain Matters; Disclosure Letter Updates. Prior to the Closing, Seller may deliver to Acquiror supplements or updates to the Seller Disclosure Letter; provided, however, that no such supplement or update will (i) be considered or taken into account for purposes of determining whether the condition set forth in Section 6.02(c) has been satisfied or (ii) limit or otherwise affect any of Acquiror’s indemnification or other rights under this Agreement or Seller’s indemnification or other obligations under this Agreement. The Parties will reasonably cooperate to mutually agree on the final schedules attached to the forms of the TSA and the Facilities Agreement.

4.22 Amendment Of Termination Agreement. Seller will not, without the prior written consent of Acquiror, amend, waive or modify the Termination Agreement in any manner adverse to Acquiror, any of its Affiliates, or any of their directors, officers, employees, agents, advisors, representatives and their respective successors and assigns without the prior written consent of Acquiror.

4.23 Governmental Permits. Acquiror acknowledges and agrees that in order for Acquiror to sell Snacks Business products immediately following the Closing, in lieu of transferring certain Governmental Approvals to Acquiror as contemplated by Section 1.05(a)(vi), Seller may transfer the Governmental Approvals identified on Section 4.23 of the Seller Disclosure Letter to the distributors identified therein. The Governmental Approvals identified on Section 4.23 of the Seller Disclosure Letter will not constitute Wimbledon Governmental Approvals.

4.24 Olestra Supply. Seller and Acquiror will work together in good faith to agree to the terms for Seller to sell Olestra to Acquiror which terms will in no event include a price in excess of Seller’s cost or a term of less than three years.

4.25 Shared Intellectual Property. Seller hereby grants to Acquiror, on behalf of itself and its applicable Subsidiaries, a non-exclusive, perpetual, irrevocable, royalty-free, worldwide license to all Intellectual Property used in the Snacks Business as of the Closing Date that is not included in the Wimbledon Assets; provided, however, that the foregoing will not be deemed to include a license (a) to any proprietary models for marketing, branding, consumer research, financial analysis, information technology systems and personnel management of Seller and its Affiliates, (b) for use of any Intellectual Property in any business other than the manufacture or sale of salty snacks products, (c) for the provision of any of the services under the Transition Services Agreement, or (d) for the Trademarks “P&G”, “Procter & Gamble”, similar Trademarks and any other Trademark that includes the name of Seller or any of its Affiliates or businesses other than the Snacks Business, the items described in (a), (b), (c) and (d) above collectively constituting the “Background IP.” Seller will, within 60 calendar days following the execution of this Agreement, determine whether there are any restrictions on the ability of Seller to grant a non-exclusive, perpetual, irrevocable, royalty-free, worldwide license to the Patents identified in Section 4.25 of the Seller Disclosure Letter to Acquiror and its Affiliates for use after the Closing. To the extent not otherwise restricted, Seller will grant such a license to the Patents identified in Section 4.25 of the Seller Disclosure Letter. In the event Acquiror identifies any other elements of Intellectual Property used in the Snacks Business as of the Closing Date that is not included in the Wimbledon Assets that it wishes to use in the business of the Acquiror and its Affiliates after the Closing, Acquiror will so notify Seller and the Parties will discuss in good faith the possible use of such Intellectual Property by Acquiror and its Affiliates after the Closing. The Parties will enter into such additional documentation as Acquiror reasonably requests in order to effectuate the foregoing license.

4.26 Other Certain Shared Assets. (a) Request For Access. During the period from the Closing Date through the second anniversary thereof, Acquiror may elect to request access to a specific Qualifying Shared Asset or that a Qualifying Shared Asset be deemed a Wimbledon Asset by sending notice of such request to Seller (an “Access Notice”), which Access Notice will describe the requested Qualifying Shared Asset in reasonable detail. For purposes of this Agreement, a “Qualifying Shared Asset” is an Asset (other than Intellectual Property) that was primarily utilized in connection with the Snacks Business prior to the Closing Date and that was utilized by the Seller Group in connection with activities unrelated to the Snacks Business only in a de minimis respect.

(b) Negotiation In Good Faith. In the event that Acquiror requests access to a Qualifying Shared Asset or a determination that such Qualifying Shared Asset is a Wimbledon Asset as contemplated by Section 4.26(a), Acquiror and Seller will negotiate in good faith to determine whether such access can be provided to Acquiror in a manner consistent with the manner in which such Qualifying Shared Asset was previously made available to the Snacks Business immediately prior to the Closing or whether such Qualifying Shared Asset shall be deemed a Wimbledon Asset.

4.27 Belgium Split Plan.

(a) Following the date hereof, Seller will, in its reasonable discretion in consultation with Acquiror, develop a plan to separate the Mechelen Facility from its existing combined site so that the Mechelen Facility can be transferred as herein contemplated and otherwise provides that with respect to other portions of the Mechelen Facility that are shared, such portions will be either split or shared so long as, if split, the employees of Seller and Acquiror following the Closing are provided with space, employee environment, functionality, access and related amenities that in the aggregate are substantially comparable (the “Base Split Plan”). Seller will bear the costs of implementation of the Base Split Plan. In developing the Base Split Plan, the decisions of Seller, acting reasonably, will govern. If Acquiror requests any modification to the Base Split Plan (i) that is solely for its benefit, then Seller will implement such modifications and Acquiror will bear the costs necessary to implement such modification to the Base Split Plan and any other incremental costs incurred in connection with such modification (including capital investment and all expenses related thereto) and (ii) that is for the benefit of both Acquiror and Seller, then the parties will discuss such modifications and the appropriate allocation of costs related thereto in good faith.

(b) Following the date of this Agreement, Seller and Acquiror will cooperate in connection with the design and implementation of installing and constructing a new manufacturing line in the Mechelen Facility in Belgium (the “New Belgium Line”). In addition, Seller will, upon Acquiror’s request, begin construction of, and purchase Assets for the installation of, the New Belgium Line in accordance with Acquiror’s request. Seller will invoice and Acquiror will pay for such capital costs, amounts expensed, engineering and related personnel costs to the extent they would have been included in project costs had the project been executed by the Snacks Business of Seller, which were incurred by Seller at Acquiror’s request; provided, that if this Agreement is terminated and the Closing does not occur, Seller will reimburse Acquiror for all amounts paid by Acquiror in connection therewith within 30 days following the date of termination.

V. EMPLOYEE MATTERS

5.01 Identification Of Employees. From time to time until 20 calendar days prior to the Closing Date, Seller may (and shall to the extent necessary to facilitate Acquiror’s obligations under this Article V (including any schedule thereto)) update Section 2.08(b)(i) of the Seller Disclosure Letter in order to maintain the accuracy of Section 2.08(b)(i) of the Seller Disclosure Letter, including as a result of terminations, transfers, new hires and accidental or inadvertent errors or omissions (in each case, subject to Seller’s compliance with Section 4.01(b)(xiii) of this Agreement), highlighting such changes. Not more than 20 and not less than 10 calendar days prior to Closing, Seller shall provide a then current, true and complete version of Section 2.08(b)(i) of the Seller Disclosure Letter, taking into account any terminations, transfers, new hires and accidental or inadvertent errors or omissions (in each case, subject to Seller’s compliance with Section 4.01(b)(xiii) of this Agreement), highlighting such changes since the last provided Section 2.08(b)(i) of the Seller Disclosure Letter. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Seller may, in its sole discretion, cause the employment of any In-Scope Employee to be transferred to any Wimbledon Entity at any time prior to the Closing, subject to Seller’s compliance with Section 4.01(b)(xiii) of this Agreement.

5.02 Continuity Of Employment. (a) Seller and Acquiror hereby acknowledge that it is in their mutual best interest for there to be continuity of employment by Acquiror or its Affiliates following the Closing with respect to: (i) each In-Scope Employee (other than any Double-Choice Employee) and (ii) each Double-Choice Employee who accepts an offer of employment from the Acquiror Group as of the Closing (in each case, other than any employee whose employment with Seller or its Affiliates terminated prior to the Closing) (collectively, “Snacks Business Employees”).

(b) At or prior to the Closing, Seller will transfer the employment of each In-Scope Employee (other than any Double-Choice Employee and other than any In-Scope Employee based in the United States (a “US In-Scope Employee”)) to a Wimbledon Entity. Seller will take all actions necessary to provide that as of the Closing Date (i) no Wimbledon Entity will employ or will have any Liability or obligation to employ any individual who is not an In-Scope Employee and (ii) neither Acquiror nor any Acquiror Affiliate will have any obligation to employ any such employee and Seller and its Affiliates will assume and retain all Liability with respect to the actions contemplated by clauses (i) and (ii).

(c) Not less than 30 calendar days prior to the Closing Date, Acquiror will, or will cause one of its Affiliates to, make an offer of employment to each Double-Choice Employee and each US In-Scope Employee; provided, however, that the Parties acknowledge that any Double-Choice Employee or US In-Scope Employee may elect not to accept any offer of employment from Acquiror or its Affiliates (including the Wimbledon Entities). Any Double-Choice Employee or US In-Scope Employee who fails to accept an offer of employment from Acquiror or one of its Affiliates prior to the Closing Date will remain an employee of Seller or one of its Affiliates.

(d) Each Snacks Business Employee who continues employment or accepts employment with Acquiror or its Affiliates (including the Wimbledon Entities) (the applicable entity, the “Employing Entity”) immediately following the Closing is referred to herein as a “Continuing Employee.” Each Continuing Employee who is based in the United States is referred to as a “US Continuing Employee,” and each Continuing Employee who is based outside of the United States is referred to as a “Non-US Continuing Employee.”

(e) Nothing herein will be construed as a representation or guarantee by Seller or any of its Affiliates that (i) some or all of the Double-Choice Employees or US In-Scope Employees will accept an offer of employment with Acquiror or one of Acquiror’s Affiliates (including the Wimbledon Entities) or (ii) some or all of the In-Scope

Employees will become employed by or continue in employment with Acquiror or one of Acquiror’s Affiliates (including the Wimbledon Entities) for any period of time; provided, however, that, unless prohibited by applicable Law, in the event that an In-Scope Employee (other than any Double-Choice Employee) refuses employment with Acquiror or one of Acquiror’s Affiliates (the terms and conditions of which employment are consistent with the provisions of Section 5.03 (including any schedule thereto)), Seller will or will cause its Affiliates to terminate the employment of such employee with Seller and its Affiliates and; provided, further, however, that, notwithstanding Section 4.10, Seller will not hire any such employee for 12 months following such termination.

(f) Not less than 30 calendar days prior to the Closing Date, Acquiror will, or will cause one of its Affiliates to, present its terms and conditions of employment (including base salary and target bonus opportunity and such other terms as Acquiror reasonably determines) to the In-Scope Employees, which terms and conditions will be consistent with the provisions of Section 5.03 (including any schedule thereto). Subject to applicable Law, Seller and Acquiror will reasonably cooperate in connection with the presentation of such terms and conditions of employment to the In-Scope Employees, including with respect to the timing thereof.

(g) Acquiror acknowledges and agrees that (i) certain of the Snacks Business Employees may be eligible for retirement or “special separation” benefits from Seller or its Affiliates as of the Closing under the terms and conditions of Seller’s general employment policies (the “Special Separation Benefits”), (ii) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, such Snacks Business Employees may retire from Seller or receive Special Separation Benefits (or both), (iii) Acquiror’s obligations set forth in Section 5.02 (including any schedule thereto) with respect to the employment of the Snacks Business Employees from and after the Closing will not be affected by any Special Separation Benefits, (iv) any such Snacks Business Employee who accepts and continues employment with Acquiror or its Affiliates as of the Closing will be deemed to be a Continuing Employee, (v) any Special Separation Benefits will not be taken into consideration for purposes of determining comparability under Section 5.03 (including any schedule thereto), and (vi) Seller will retain all Liabilities (including employer Tax Liabilities, but Seller will not be liable for any Tax withholding except to the extent it is required to remit any such Tax withheld from any such Special Separation Benefits to the appropriate Governmental Authority) associated with the Special Separation Benefits; provided, however, that nothing herein will be deemed to require Acquiror or any of its Affiliates to assume any Tax Liabilities that are the sole responsibility of any Snacks Business Employee.

(h) Notwithstanding anything to the contrary in this Agreement, to the extent that it can be accommodated in accordance with applicable Law, any In-Scope Employee who is not actively at work as of the Closing Date due to a leave of absence, disability or sick leave (in each case, reasonably expected to last for more than two weeks following the Closing), will remain an employee of Seller and its Affiliates and will not transfer employment to Acquiror or any of its Affiliates (including for these purposes any Wimbledon Entity) until such time as such employee is able to return to active work status (each, a “Delayed Transfer Employee”). Each such Delayed Transfer Employee will not be considered a Continuing Employee unless and until such employee returns to actively at work status with Acquiror or its Affiliates prior to the second anniversary of the Closing or such longer period as required by Law. With respect to each such employee, any references to the termination of any employment-related obligations of Seller or any of its Affiliates and the assumption or commencement of employment-related obligations by Acquiror and its Affiliates as of the Closing Date will be deemed to apply instead as of the date such employee returns to actively at work status with Acquiror or its Affiliates.

(i) With respect to any Snacks Business Employee who is working in any country pursuant to a local visa or similar authorization as of the Closing, Acquiror and Seller will use their commercially reasonable efforts to allow such employee to transfer to an Affiliate of Acquiror in such country as of the Closing. Notwithstanding anything to the contrary, to the extent that it can be accommodated in accordance with applicable Law, if such transfer measures are not completed as of the Closing, such employee shall be treated as a Delayed Transfer Employee.

(j) Seller and Acquiror will, and will cause their respective Affiliates to, cooperate to identify and effect the transfer to Acquiror of any individuals retained as independent contractors whose employment is required to transfer to Acquiror or a Wimbledon Entity as of the Closing pursuant to applicable Law.

5.03 Terms Of Employment. (a) Employment Position. As of the Closing, Acquiror will, or will cause one of Acquiror’s Affiliates to, provide to each Continuing Employee a position with responsibilities that are not materially diminished from the responsibilities of such Continuing Employee immediately prior to the Closing, in each case as reasonably determined in good faith by Acquiror.

(b) Compensation. (i) During the period that begins on the Closing Date and ends on the second anniversary of the Closing (or such shorter period as such Continuing Employee remains an employee of an Employing Entity following the Closing) (the “Continuation Period”), Acquiror will, or will cause one of Acquiror’s Affiliates to, provide each Continuing Employee with (A) a base salary or hourly wage and (B) an annual cash bonus opportunity based on target bonus as a percentage of base salary, in each case that is at least equal to those corresponding compensation benefits offered by Seller and its Affiliates to such employee immediately prior to the Closing.

(ii) The Parties agree to the terms set forth on Section 5.03(b) of the Seller Disclosure Letter.

(c) Severance. With respect to each Continuing Employee who incurs a Qualifying Termination (as defined on Section 5.03(c) of the Seller Disclosure Letter) during the two year period that begins as of the Closing, Acquiror will, or will cause one of Acquiror’s Affiliates to, provide such employee with the severance payments and benefits set forth on Section 5.03(c) of the Seller Disclosure Letter, and under the applicable formulas set forth on the attachment to Section 5.03(c) of the Seller Disclosure Letter, which formulas are consistent with Seller’s severance policies for similarly-situated employees as in effect on the date of this Agreement. As a condition to the payment of any severance due under this Section 5.03(c) (including any schedule thereto) to any Continuing Employee, such Continuing Employee must provide a general waiver and release of claims in a form substantially similar to the form used for similarly situated Acquiror employees (except that such release must also include a provision for a general waiver and release of claims for the benefit of Seller and its Affiliates) and such release must become effective. Nothing in this Agreement will preclude such Continuing Employee who incurs a Qualifying Termination from becoming employed by Seller or its Affiliates. Except as otherwise required by applicable Law, the timing of the payment of any severance pursuant to this Section 5.03(c) (including any schedule thereto) will be made consistent with the terms of the applicable severance policies, but only to the extent that Seller has provided Acquiror with information reasonably sufficient to determine such timing.

(d) Other Benefits. During the Continuation Period, Acquiror will, or will cause one of Acquiror’s Affiliates to, provide each Continuing Employee with other benefits consistent with the terms set forth on Section 5.03(d) of the Seller Disclosure Letter.

(e) Welfare Plans. To the extent permitted by applicable Law, Acquiror will cause each benefit plan of Acquiror and its Affiliates in which any Continuing Employee participates that is a health or welfare benefit plan (collectively, “Acquiror Welfare Plans”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations that were in effect with respect to such Continuing Employees as of the Closing Date under the corresponding Compensation And Benefit Plan, (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Compensation And Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Acquiror Welfare Plan during the same plan year in which such payments, charges and expenses were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing Date to the extent such employee had satisfied any similar limitation under the corresponding Compensation And Benefit Plan. In addition, the Parties agree to the terms set forth on Section 5.03(e) of the Seller Disclosure Letter.

(f) Flexible Spending Accounts. During the Continuation Period, Acquiror or one of Acquiror’s Affiliates will cover each US Continuing Employee who has elected to participate in a flexible spending account plan maintained by Seller or any of its Affiliates (“Seller’s FSA”) under a flexible spending account plan maintained by Acquiror or one of Acquiror’s Affiliates (“Acquiror’s FSA”) at the same level of coverage elected under Seller’s FSA. Each US Continuing Employee will be treated as if his participation in Acquiror’s FSA had been continuous from the beginning of the plan year under Seller’s FSA in which the Closing occurs and each existing salary reduction election will be taken into account for the remainder of the plan year under Acquiror’s

FSA in which the Closing occurs, as if made under Acquiror’s FSA. Acquiror’s FSA will provide reimbursement for medical care expenses and dependent care expenses incurred by US Continuing Employees at any time during the plan year under Seller’s FSA in which the Closing occurs (including claims incurred before the Closing), up to the amount of such US Continuing Employees’ elections and reduced by amounts previously reimbursed by Seller’s FSA. Within 30 calendar days following the Closing Date, Seller will (i) provide to Acquiror an accounting of the amounts elected, deducted and paid in respect of claims under Seller’s FSA in respect of the US Continuing Employees during the plan year in which the Closing occurs and before the Closing and (ii) pay to Acquiror the net amount, if any, of the excess of the aggregate amount deducted over the aggregate amount paid in respect of claims under Seller’s FSA in respect of each US Continuing Employee during the plan year in which the Closing occurs.

(g) Earned Vacation. Acquiror and Acquiror’s Affiliates will credit each Continuing Employee the amount of accrued and unpaid hours of vacation, personal hours or days earned and sick leave (together, the “Transferred Leave”) applicable to such Continuing Employee as of the Closing and on the Closing Date Seller will provide to Acquiror as of the Closing Date a schedule indicating for each Continuing Employee the type and number of days of Transferred Leave. Subject to Seller providing to Acquiror copies of the applicable policies, Acquiror and Acquiror’s Affiliates will ensure that (i) such Transferred Leave is not subject to forfeiture, to the same extent not subject to forfeiture under the policies of Seller and its Affiliates governing such Transferred Leave prior to the Closing and that (ii) such Transferred Leave does not count toward any maximum accrual amount under any plan, program or policy maintained by Acquiror or one of Acquiror’s Affiliates for the purpose of providing vacation, personal days or hours or sick leave, to the same extent it did not count under applicable policies of Seller and its Affiliates.

(h) Expatriate And Localized Employees. With respect to Snacks Business Employees who, as of the Closing, receive specific expatriate payments or benefits from Seller or its Affiliates (an “Expatriate Package,” and each such employee who is a Continuing Employee, an “Expatriate Employee”), Acquiror will maintain a comparable Expatriate Package for each such Expatriate Employee until such Expatriate Employee returns to his or her home country (excluding any temporary return) and Acquiror will pay the costs of such repatriation to the same extent and on the same terms as provided for in Seller’s or its Affiliates’ policies and practices, as applicable, immediately prior to the Closing. With respect to Snacks Business Employees who, prior to the Closing, have been localized other than in their original home country and receive specific benefits from Seller or its Affiliates relating to their localized status (a “Localization Package,” and each such employee who is a Continuing Employee, a “Localized Employee”), Acquiror will maintain a comparable Localization Package for each such Localized Employee until his or her employment terminates.

(i) International Retirement Arrangements. Except as set forth on Section 5.03(i) of the Seller Disclosure Letter, effective as of the Closing Date each international retirement arrangement (a “Global IRA”) for any Continuing Employee will be terminated and Seller will be obligated to make a cash payment to each such Continuing Employee in an amount determined in accordance with the terms of the applicable Global IRA and will take all other actions that may be necessary in connection with such termination and Acquiror will not assume any Liabilities in respect of such Global IRAs.

(j) Post-Continuation Period Benefits. Following the Continuation Period, Acquiror will, or will cause one of Acquiror’s Affiliates to, provide to each Continuing Employee then continuing in employment with Acquiror or its Affiliates employment on terms no less favorable in the aggregate than the terms of employment of similarly situated employees of Acquiror and its Affiliates.

(k) Special Rules For Non-US Employees. Notwithstanding anything to the contrary contained in this Agreement, any Snacks Business Employee who is employed by a member of the Seller Group in a non-US jurisdiction immediately prior to the Closing, and who is required by applicable Law to transfer to a member of the Acquiror Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, will transfer automatically on the Closing Date to a member of the Acquiror Group in accordance with such applicable Law. Notwithstanding anything to the contrary herein, the following terms will apply to all Non-US Continuing Employees:

(i) To the extent that (A) the applicable Law of any jurisdiction, (B) any applicable collective bargaining agreement or other applicable agreement with a works council or economic committee, or (C) any applicable employment agreement, would require Acquiror or its Affiliates (including the Wimbledon Entities) to provide any more favorable terms of employment to any Non-US Continuing Employee than those otherwise provided for by this Section 5.03 (including any schedule thereto) (or extend the period of time for which such standards are met), in connection with the sale of the Snacks Business to Acquiror, then Acquiror will, or will cause one of Acquiror’s Affiliates to provide such Non-US Continuing Employee with such more favorable term, and otherwise provide terms of employment in accordance with this Section 5.03 (including any schedule thereto).

(ii) Acquiror and Seller agree that to the extent provided under the applicable Laws of certain foreign jurisdictions, (A) any employment agreements between Seller and its Affiliates, on the one hand, and any Non-US Continuing Employee, on the other hand, and (B) any collective bargaining agreements applicable to the Non-US Continuing Employees in such jurisdictions, will in each case have effect after the Closing as if originally made between Acquiror and the other parties to such employment agreement or collective bargaining agreement; provided that for the avoidance of doubt, Seller and its Affiliates will retain all Liabilities under such collective bargaining agreements and such employment agreements (x) in respect of the period prior to the Closing Date and (y) with respect to the payment of any retention arrangement entered into prior to the Closing Date by Seller or one of its Affiliates (even if payable after the Closing Date).

5.04 Bonuses And Incentives. Seller will retain all obligations to the Snacks Business Employees, including Continuing Employees, with respect to the bonuses and incentives under Seller’s Short Term Achievement Reward (STAR) bonus program, Long-Term Incentive (LTI) program, Key Manager Stock Option Program and any other cash, annual, long-term, equity or similar incentive program in which the Continuing Employees participate for the plan year in which the Closing Date occurs that are attributable to the period prior to the Closing. Notwithstanding anything herein to the contrary, Acquiror is responsible for all Liabilities in respect of all Continuing Employee compensation attributable to periods following the Closing, which compensation will be provided under plans and programs of Acquiror and its Affiliates; provided, however, that Seller will retain any Liabilities with respect to any retention arrangements entered into with any Continuing Employee prior to the Closing even if the arrangement relates to service following the Closing.

5.05 Credit For Service With Seller. Where applicable, Acquiror and Acquiror’s Affiliates will provide credit for each Continuing Employee’s length of service with Seller and its Affiliates for all purposes (including eligibility, vesting and benefit accrual) under each plan, program, policy or arrangement of Acquiror and Acquiror’s Affiliates to the same extent such service was recognized under a similar plan, program, policy or arrangement of Seller or any of its Affiliates, except that such prior service credit will not be required to the extent that it results in a duplication of benefits and such prior service credit shall not apply with respect to benefit accrual under any defined benefit pension plan.

5.06 COBRA And HIPAA; Workers’ Compensation. Subject to Section 5.08(d), effective as of the Closing, Acquiror and Acquiror’s Affiliates will assume and be responsible for (a) all Liabilities with respect to US Continuing Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601, et seq. and Sections 701, et seq. of ERISA, Section 4980B and Sections 9801, et seq. of the Code and applicable state or similar Laws (other than with respect to an eligible Continuing Employee who elects coverage under a retiree medical plan of Seller or its Affiliates) and (b) to the extent applicable, all workers’ compensation benefits payable to or on behalf of the US Continuing Employees.

5.07 WARN Act. Acquiror will, and will cause Acquiror’s Affiliates to, provide any required notice under the Worker Adjustment and Retraining Notification Act or any other similar Law (the “WARN Act”) and otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Continuing Employees (including as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements) and occurring during the 90-day period from and after the Closing. Acquiror will not, and will not permit any of Acquiror’s Affiliates to, take any action on or after the Closing Date that would cause any termination of employment by Seller or Seller’s Affiliates of any employees of the Snacks Business or any Wimbledon Entity occurring prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act, or to create any Liability or penalty to Seller or any of its Affiliates for any employment terminations under applicable Law. Seller will notify Acquiror of any layoffs of any employees of the Snacks Business or any Wimbledon Entity that occur during the 90-day period prior to the Closing.

5.08 Miscellaneous. (a) Following the date of this Agreement, Seller and Acquiror (and their Affiliates) will reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect the transactions contemplated by this Article V (including any schedule thereto), including, (i) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the Non-US Continuing Employees are provided with the information required in order for proper consultation to take place, (ii) exchanging information and data, including (A) reports prepared in connection with bonus plan participation and related data of Continuing Employees and all other information reasonably necessary for Acquiror to comply with Acquiror’s covenants contained in this Article V (including any schedule thereto) other than the information related to performance ratings or assessment of In-Scope Employees (including performance history reports), and (B) information relating to workers’ compensation, employee benefits and employee benefit plan coverages (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments or employees of Seller and its Affiliates), (iii) making any and all required filings and notices, (iv) making any and all required communications with In-Scope Employees and (v) obtaining any Governmental Approvals required hereunder.

(b) Between the date hereof and the Closing Date, any communications between Acquiror and any employees of Seller and its Affiliates regarding terms of employment, employee benefits or otherwise regarding employment with Acquiror will be conducted at the times and through processes approved by Seller, such approval not to be unreasonably withheld. Such processes will provide adequate access to the In-Scope Employees and allow all reasonable means of communication with such employees by Acquiror and its Affiliates; provided, however, that any communications with In-Scope Employees or any other employees of Seller or its Affiliates will be limited to business operations and employee benefit matters relating to In-Scope Employees, future organization design and staffing; provided, further, that Acquiror will coordinate any such communications with the individuals included on the list (by name and/or title) of the Snacks Business management team to be provided by Seller to Acquiror as promptly as practicable; provided, however, that Seller may update such list from time to time in order to maintain the accuracy of such list, including as a result of terminations, transfers, new hires and accidental or inadvertent errors or omissions.

(c) Without limiting Acquiror’s obligations under this Article V (including any schedule thereto) with respect to the Continuing Employees, this Article V (including any schedule thereto) will not (i) be treated as an amendment of, or undertaking to amend any employee benefit plan in which Acquiror’s employees participate or (ii)

prohibit Acquiror or any of its Affiliates (including the Wimbledon Entities) from amending any employee benefit plan in which Acquiror’s employees participate.

(d) Notwithstanding anything to the contrary contained in this Agreement, Seller will retain and be responsible for (i) all Liabilities to the extent relating to claims for benefits or recovery with respect to claims incurred on or prior to the Closing Date by any Continuing Employee under any employee benefit plan or third-party insurance arrangement, to the extent such benefit plan or third-party insurance arrangement provides for claims payment or recovery on an as incurred basis (including, without limitation, claims under medical, life insurance and disability benefit plans and policies, workers compensation claims and similar claims), (ii) any Controlled Group Liability, and (iii) all Liabilities relating to the employment or termination of employment by Seller or any of its Affiliates of any of their employees (including any In-Scope Employee).

(e) In no event will Acquiror be deemed to have breached its obligations under this Article V (including any schedule thereto) if the failure to meet such obligations results from Seller’s failure to provide information reasonably necessary to satisfy Acquiror’s obligations under this Article V (including any schedule thereto).

(f) Seller and Acquiror agree to the terms set forth on Section 5.08(f) of the Seller Disclosure Letter.

5.09 Wimbledon Entity Plans. For each Compensation And Benefit Plan that is sponsored, maintained or entered into by a Wimbledon Entity, other than as contemplated by Section 5.03(k)(ii), prior to the Closing Date, Seller will transfer such plan and all Liabilities and obligations with respect to such plan to a Seller Affiliate other than a Wimbledon Entity; provided, however, that this Section 5.09 shall not apply to Liabilities in respect of Continuing Employees under the Snacks Business Pension Plans as contemplated by Section 1.05(a)(xv) of the Seller Disclosure Letter.

5.10 Reservation of Rights. Nothing in this Agreement will restrict the ability of Acquiror and its Affiliates to terminate the employment of any Continuing Employee for any reason at any time after the effective date of his or her employment with Acquiror and its Affiliates, subject to Acquiror’s obligations under Section 5.03(c) (including any schedule thereto) regarding severance. Moreover, nothing contained in this Agreement will require Acquiror and its Affiliates to maintain any specific compensation or employee benefit plan, program, policy or practice following the Closing Date.

VI. CONDITIONS

6.01 Joint Conditions. The respective obligation of Seller and Acquiror to consummate the Closing is subject to the satisfaction or waiver of the following conditions:

(a) no preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the transactions contemplated hereby;

(b) all waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have terminated or expired (ii) the European Commission shall have issued a decision under the EC Merger Regulation declaring the transactions contemplated by this Agreement compatible with the common market; and (iii) all other applicable Governmental Approvals required for the consummation of the transactions contemplated by this Agreement under any Antitrust Laws shall have been obtained; and

(c) the notifications to the works councils, economic committees, unions and any other representative bodies identified on Section 6.01(c) of the Seller Disclosure Letter shall have been made, all required consultations shall have been conducted and with respect to each identified jurisdiction, either (i) a motivated opinion shall have been obtained from each applicable works council, economic committee, union and other representative body or (ii) the Closing shall be permitted under local Law without such motivated opinion.

6.02 Conditions To The Obligation Of Acquiror. The obligation of Acquiror to consummate the Closing is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Acquiror and may be waived by Acquiror unless otherwise provided in this Agreement):

(a) all covenants of Seller under this Agreement and the Ancillary Agreements to be performed on or before the Closing shall have been duly performed by Seller in all material respects;

(b) the representations and warranties of Seller in Section 2.09(e) and Section 2.17 of this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made on the Closing Date; and

(c) the representations and warranties of Seller in this Agreement (other than Sections 2.09(e) and 2.17), which for purposes of this paragraph will be read as though none of them contained any materiality, “Snacks Business MAE” or similar qualifications, but not disregarding limitations of representations to Wimbledon Material Contracts, shall be true and correct in all respects as of the Closing with the same effect as though made as of the Closing (except that any representation and warranty made as of a date other than the date of this Agreement shall continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a Snacks Business MAE, and Acquiror shall have received a certificate of Seller addressed to Acquiror and dated the Closing Date, signed on behalf of Seller by an officer of Seller (on Seller’s behalf and without personal liability), confirming the matters set forth in Section 6.02(a), Section 6.02(b) and this Section 6.02(c).

(d) Since September 30, 2011, there shall not have been any Snacks Business MAE.

6.03 Conditions To The Obligation Of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Seller and may be waived by Seller unless otherwise provided in this Agreement):

(a) all covenants of Acquiror under this Agreement and the Ancillary Agreements to be performed on or before the Closing Date shall have been duly performed by Acquiror in all material respects; and

(b) the representations and warranties of Acquiror in this Agreement (which for purposes of this paragraph will be read as though none of them contained any materiality or Acquiror MAE qualifications) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (except that any representation and warranty made as of a date other than the date of this Agreement shall continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not have in the aggregate an Acquiror MAE, and Seller shall have received a certificate of Acquiror addressed to Seller and dated the Closing Date, signed on behalf of Acquiror by an officer of Acquiror (on Acquiror’s behalf and without personal liability), confirming the matters set forth in Section 6.03(a) and this Section 6.03(b).

VII. TERMINATION AND ABANDONMENT

7.01 Basis For Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Seller and Acquiror;

(b) by either Seller or Acquiror:

(i) if the Closing does not occur on or prior to December 31, 2012 (the “End Date”), unless the failure of the Closing to occur by such date is due to the failure of the Party seeking to terminate this Agreement to perform or observe in all material respects the covenants of such Party set forth herein; or

(ii) if (A) there is any Law that makes consummation of the transactions hereunder illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or (B) any Governmental Authority having competent jurisdiction has issued an order, decree or ruling or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions contemplated hereunder, and such order, decree, ruling or other action becomes final and non-appealable;

(c) by Seller:

(i) if Acquiror breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Article VI and (B) cannot be or has not been cured within 60 days after the giving of written notice to Acquiror of such breach; or

(ii) if any of the conditions set forth in Sections 6.01 or 6.03 becomes incapable of fulfillment, and have not been waived by Seller to the extent waivable;

(d) by Acquiror:

(i) if Seller breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Article VI and (B) cannot be or has not been cured within 60 days after the giving of written notice to Seller of such breach; or

(ii) if any of the conditions set forth in Sections 6.01 or 6.02 becomes incapable of fulfillment, and have not been waived by Acquiror to the extent waivable;

provided, however, that the Party seeking termination pursuant to clause (c)(i), (c)(ii), (d)(i), or (d)(ii) is not in material breach of any of its representations, warranties or covenants contained in this Agreement.

7.02 Notice Of Termination; Return Of Documents; Continuing Confidentiality Obligation. In the event of termination by Seller or Acquiror pursuant to this Article VII, written notice thereof will forthwith be given to the other Party and the transactions contemplated by this Agreement and the Ancillary Agreements will terminate, without further action by any Party. If the transactions contemplated by this Agreement and the Ancillary Agreements are terminated as provided herein, (a) Acquiror will return to Seller all documents and copies and other material received from Seller and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, (b) Seller will return to Acquiror all documents and copies and other material received from Acquiror and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, and (c) notwithstanding anything herein to the contrary, the Confidentiality Agreement will be deemed to be reinstated and will be deemed to apply as if it had not originally been terminated pursuant to Section 7.03.

7.03 Effect Of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article VII, this Agreement will become void and of no further force and effect, except for the provisions of Section 4.03 relating to publicity, this Section 7.03 and Article X (other than Section 10.12 which will terminate with the other provisions of this Agreement except as specifically provided in this Section) containing general provisions. Nothing in this Article VII will be deemed to release any Party from any Liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement that specifically survive such termination as set forth in the immediately preceding sentence.

VIII. INDEMNIFICATION

8.01 Indemnification By Acquiror. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement, from and after the Closing Date, the Acquiror will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Seller Indemnitees from and against, and will reimburse such Seller Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Closing, out of any of the following items (without duplication):

(a) the Wimbledon Liabilities including the failure of any Wimbledon Entity or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Wimbledon Liabilities;

(b) any breach by Acquiror of any covenant to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements at or after the Closing; and

(c) any breach or inaccuracy of any of the representations and warranties contained in Article III of this Agreement.

8.02 Indemnification By Seller. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement, from and after the Closing Date, Seller will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Acquiror Indemnitees from and against, and will reimburse such Acquiror Indemnitee with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Closing, out of any of the following items (without duplication):

(a) any Excluded Liability, including the failure of Seller or any other member of the Seller Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full such Liabilities;

(b) any breach by Seller or any other member of the Seller Group of any covenant to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements at or after the Closing;

(c) any breach or inaccuracy of any of the representations and warranties of Seller contained in Article II of this Agreement or in any certificate delivered by Seller at the Closing; and

(d) any claim made by or in respect of any person employed or formerly employed by Seller or any member of the Seller Group, other than a Continuing Employee, that the employment of such person was required to transfer to the Acquiror Group by the operation of this Agreement or by operation of Law; provided, however, that nothing herein will be deemed to require Seller to indemnify any Acquiror Indemnitee for any claims made by or in respect of such person, relating to his or her continued employment with the Acquiror Group after the Closing Date.

8.03 Calculation Of Indemnity Payments. (a) Insurance. The amount of any Loss for which indemnification is provided under this Article VIII will be net of any amounts actually recovered by the Indemnitee or its Affiliates under third-party, non-captive insurance policies with respect to such Loss (less the cost to collect the proceeds of such insurance and the amount, if any, of any retroactive or other premium adjustments reasonably attributable thereto). If any Loss resulting in indemnification under

Section 8.01(c) or 8.02(c) related to a claim by an Indemnitee or its Affiliates is covered by one or more third-party, non-captive insurance policies held by the Indemnitee or its Affiliates, the Indemnitee will use and will cause its Affiliates to use commercially reasonable efforts to pursue claims against the applicable insurers for coverage of such Loss under such policies. If the Indemnitee or its Affiliates actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Indemnifying Party in respect of such Loss, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Loss.

(b) Taxes. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee under this Agreement will be (i) decreased to take into account any Tax benefit actually realized by the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item, and (ii) increased to take into account any additional Tax cost incurred by the Indemnitee (or an Affiliate thereof) arising from the receipt of any indemnification payments hereunder; provided, however, that any such Tax cost or Tax benefit, as the case may be, will be taken into account solely to the extent actually realized in the taxable period during which an Indemnifying Party accrues an indemnification payment or the Indemnitee incurs the relevant indemnified item. Any indemnity payment hereunder will initially be made without regard to this Section 8.03 and will be reduced or increased, as the case may be, to reflect any applicable Tax benefit or Tax cost, respectively, within 30 days after the Indemnitee (or an Affiliate thereof) actually realizes such Tax benefit or incurs such Tax cost, respectively.

8.04 Procedures For Defense, Settlement And Indemnification Of Third-Party Claims. (a) Direct Claims. All claims made hereunder by (i) any member of the Seller Group, on the one hand, against Acquiror or any member of the Acquiror Group, on the other hand, or (ii) by Acquiror or any member of the Acquiror Group, on the one hand, against any member of the Seller Group, on the other hand (collectively, “Direct Claims”), will be subject to the dispute resolution procedures set forth in Section 10.15.

(b) Third-Party Claims. (i) Notice Of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Seller Group or Acquiror or any of its Affiliates (including after the Closing, the Wimbledon Entities) of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 15 days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 8.04(b)(i) will not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.

(ii) Opportunity To Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 60 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article VIII, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (A) the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages and/or equitable or corrective relief (with or without monetary damages, fines or penalties) which equitable relief would not reasonably be expected to adversely affect the operations of (1) Seller or its Affiliates, if Acquiror is the Indemnifying Party or (2) Acquiror or its Affiliates (including after the Closing, any Wimbledon Entities), if Seller is the Indemnifying Party; and (C) the Indemnifying Party expressly agrees with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim (the conditions set forth in clauses (A) through (C) are, collectively, the “Litigation Conditions”). For purposes of clause (C) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of such claims, the Indemnifying Party may elect to agree to be fully responsible for only all of the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims, provided that the other Litigation Conditions set forth in clauses (A), (B) and (C) of the preceding sentence are satisfied. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 8.04(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 8.04(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim or (z) in the reasonable judgment of the Indemnitee based on the advice of counsel, there exists an actual or potential conflict of interest between the Indemnifying Party and the Indemnitee with respect to such Third Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses thereafter incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim unless such settlement or judgment includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim and unless such settlement or judgment does not impose injunctive or other non-monetary equitable relief against the Indemnitee or its Affiliates, or their respective businesses. The Indemnitee has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

(c) Without limiting any provision of this Section 8.04, each of the Parties will reasonably cooperate, and will cause each of its respective Affiliates to reasonably cooperate, with each other in the defense of any claim that the Snacks Business infringes Intellectual Property of any third Person, and no Party will knowingly acknowledge, or permit any member of its respective Group to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner as to which such Party has actual knowledge that so doing will be materially inconsistent with the defense of such infringement, validity or similar claim or challenge except as required by Law. For the avoidance of doubt, nothing herein will preclude truthful testimony by Seller or any of its representatives or employees, and such truthful testimony will not be deemed a breach hereof.

(d) In the event Acquiror promptly notifies Seller in writing that Seller or one of its Affiliates has challenged the validity of any Intellectual Property of the Snacks Business, Seller will withdraw or cause such challenge to be withdrawn within five Business Days following receipt of such written notice from Acquiror.

(e) For the avoidance of doubt, this Section 8.04 will not apply to any claim related to Tax matters, which will be governed exclusively by Article IX.

8.05 Additional Matters. (a) Cooperation In Defense And Settlement. With respect to any Third-Party Claim for which Acquiror, on the one hand, and Seller, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b) Certain Actions. Notwithstanding anything to the contrary set forth in Section 8.05, Seller may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Closing which relate to or arise out of the Snacks Business, the Wimbledon Assets or the Wimbledon Liabilities and as to which a member of the Seller Group is also a plaintiff or named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Snacks Business, the Wimbledon Assets or the Wimbledon Liabilities); provided, however, that, (i) Seller will defend or prosecute, as applicable, such Actions in good faith, (ii) Seller will reasonably consult with Acquiror on a regular basis with respect to strategy and developments with respect to any such Action, (iii) Acquiror will have the right to participate in (but not control) the defense or prosecution, as applicable, of such Action, and (iv) Seller must obtain the written consent of Acquiror, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would require Acquiror to abandon its rights, change its business practices or incur any Liabilities with respect thereto or where a plaintiff, a judgment that is less than was being sought in respect of the Snacks Business. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Seller and Acquiror will agree upon a reasonable allocation to Acquiror and Acquiror will be responsible for or receive, as the case may be, Acquiror’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Snacks Business, the Wimbledon Assets or the Wimbledon Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same.

(c) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article VIII will not be affected.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

8.06 Exclusive Remedy.

(a) From and after the Closing, the sole and exclusive remedy of a Party with respect to any and all claims relating to this Agreement, the Snacks Business, the Wimbledon Assets, the Wimbledon Liabilities, the Wimbledon Entities or the transactions contemplated by this Agreement (other than claims of, or causes of action arising from, knowing and intentional fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder and thereunder and except as otherwise provided herein or in any Ancillary Agreement) will be pursuant to the indemnification provisions set forth in this Article VIII or, in the case of indemnification for Taxes, Article IX. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than pursuant to the indemnification provisions set forth in this Article VIII and Article IX and other than claims of, or causes of action arising from, actual fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder and except as otherwise provided in any Ancillary Agreement) that such Party or its Affiliates may have against the other Party or any of its Affiliates, or their respective directors, officers and employees, arising under or based upon any applicable Laws and arising out of the transactions contemplated by this Agreement.

(b) Notwithstanding any other provision hereof, the representations and warranties in Section 2.17 and the covenants in Section 4.22 are the Seller Group’s exclusive obligations in respect of the Termination Agreement and matters contemplated thereby and no member of the Seller Group will have any Liability in respect thereof except for breaches thereof or inaccuracies therein.

8.07 Limitations on Indemnification. (a) Notwithstanding anything in this Agreement to the contrary, (a) Seller will not have any liability under Section 8.02(c) (other than with respect to a breach of any of the Seller Specified Representations) unless the aggregate liability for Losses suffered by the Acquiror Indemnitees thereunder exceeds $25,000,000 (the “Deductible”) and then only to the extent of such excess; (b) Seller’s aggregate liability under Section 8.02(c) (other than with respect to a breach of Sections 2.01 (Organization), 2.02 (Authority), 2.11 (Brokers), 2.12 (Title), 2.13(a)-(c) (Wimbledon Assets), 2.17 (Diamond Transaction), and 2.16 (Wimbledon Entities) (the “Seller Specified Representations”)) will not exceed 15% of the Final Purchase Price (the “Cap”); (c) (i) Acquiror will not have any liability under Section 8.01(c) (other than with respect to a breach of any of the Acquiror Specified Representations) unless the aggregate liability for Losses suffered by the Seller Indemnitees thereunder exceeds the Deductible, and then only to the extent of such excess, and (ii) Acquiror’s aggregate liability under Section 8.01(c) (other than with respect to a breach of Section 3.02 (Authorization) (the “Acquiror Specified Representations”)) will not exceed the Cap; (d) no party will have any liability under Section 8.01(c) or 8.02(c) for any Loss arising out of any individual claim (or any series of claims arising out of substantially the same events, facts or circumstances, which will be aggregated for purposes of this clause (d)), unless such Loss exceeds $25,000, and any Losses that are disregarded pursuant to this clause (d) will not be aggregated for purposes of the preceding clauses (a) through (c); (e) neither Seller nor Acquiror will have any liability under Section 8.02(c) or Section 8.01(c), for any otherwise indemnifiable Loss to the extent such Losses are reflected on the Final Closing Adjustment Statement. Costs of defense will not be subject to any of the limitations contemplated in this Section 8.07 or be included in any calculation of whether any cap or similar metric was met. This Section 8.07 will not apply to indemnification for Taxes, which shall be governed exclusively by Article IX.

(b) For purposes of Sections 8.01(c) and 8.02(c), any qualification in any such representation or warranty as to materiality or Snacks Business MAE will be taken into account for purposes of determining whether such representation or warranty has been breached, but in the event that such representation or warranty has been determined to have been breached, such qualification as to materiality or Snacks Business MAE will thereafter be disregarded for purposes of determining the amount of Losses arising from such breach and Acquiror or Seller, as the case may be, may recover the entire amount of such Losses subject only to the Deductible and the Cap.

8.08 Tax Treatment Of Indemnification. For all Tax purposes, Acquiror and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the purchase price unless, and then solely to the extent that, a Final Determination provides otherwise.

IX. TAX MATTERS

9.01 Preparation And Filing Of Tax Returns. (a) Seller will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of the Wimbledon Entities (or any consolidated, combined, unitary or affiliated group of which any Wimbledon Entity is a member), the other Wimbledon Assets and the Snacks Business that (i) are required to be filed (taking into account any applicable extensions) on or before the Closing Date, or (ii) are required to be filed (taking into account any applicable extensions) after the Closing Date and (A) are Consolidated Tax Returns, or (B) are required to be filed on a separate Tax Return basis for any Tax period ending on or before the Closing Date. Acquiror will timely file, or cause to be timely filed, any Tax Return that is prepared by Seller with respect to a Wimbledon Entity pursuant to clause (ii)(B) of the immediately preceding sentence and delivered to Acquiror at least ten days prior to the due date for filing such Tax Return (taking into account any applicable extensions); provided, however, that neither Acquiror nor any Wimbledon Entity will be required to sign or file any Tax Return not prepared in accordance with (i) the past practices of the relevant Wimbledon Entity or the Seller Group (as applicable) or (ii) applicable Law. Acquiror will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed in respect of the Wimbledon Entities, the other Wimbledon Assets or the Snacks Business for a Straddle Period; provided, however, that Seller will prepare any such Tax Return for Wimble Manufacturing Belgium BVBA, Wimble Services Belgium BVBA and Pringles International Operations SARL. Any Tax Return required to be filed in respect of a Straddle Period will be prepared on a basis consistent with (i) except to the extent otherwise required by applicable Law or to the extent relating to a Restructuring Transaction, the past practices of the Wimbledon Entity or the Seller Group (as applicable) and (ii) applicable Law. The Preparing Party will deliver to the Reviewing Party, at least 15 days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which the Reviewing Party is responsible pursuant to Sections 9.04(a), 9.04(b) and 9.04(c) and a copy of such Tax Return, together with any additional information relating thereto that the Reviewing Party may reasonably request. The Reviewing Party will have the right to review such Straddle Period Tax Return, statement and additional information, if any, prior to the filing of such Tax Return, and the Preparing Party will reflect on such Tax Return any reasonable comments submitted by the Reviewing Party at least five days prior to the due date of such Tax Return; provided, however, that Seller will control all determinations relating to the reporting of any Restructuring Transaction on any Straddle Period Tax Return of a Wimbledon Entity required to be prepared by Seller pursuant to this Section 9.04(a). Any Tax Return relating to a Wimbledon Entity, the other Wimbledon Assets or the Snacks Business for a Straddle Period will, to the extent permitted by applicable Law, be filed on the basis that the relevant Tax period ended as of the close of business on the Closing Date. Neither Acquiror nor any of its Affiliates (including any Wimbledon Entity) will file an amended Tax Return, or agree to any waiver or extension of the statute of limitations relating to Taxes with respect to, any Wimbledon Entity, the other Wimbledon Assets or the Snacks Business for a taxable period ending on or before the Closing Date or a Straddle Period, in each case, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Seller will pay or cause to be paid all Taxes due with respect to Tax Returns which Seller is obligated to prepare and file, or cause to be prepared and filed, pursuant to Section 9.01(a), and, at least five days prior to the due date for a Tax Return in respect of a Straddle Period, Seller will pay its portion of the Taxes due with respect to such Tax Return to Acquiror, as determined pursuant to Section 9.04(c). Acquiror will pay or cause to be paid all other Taxes required to be paid by or with respect to any Wimbledon Entity, Wimbledon Assets or the Snacks Business.

9.02 Carryforwards And Carrybacks. Acquiror will cause the Wimbledon Entities, to the extent permitted by applicable Law, to carry forward any Tax asset, arising in any Post-Closing Tax Period that could, whether in the absence of an election or otherwise, be carried back to a Pre-Closing Tax Period. Acquiror will make, and cause its Affiliates (including the Wimbledon Entities) to make all available elections to effect the foregoing. To the extent a Tax asset arising in any Post-Closing Tax Period is required to be carried back to a Pre-Closing Tax Period under applicable Law, Acquiror will be entitled to any refund or Refund Equivalent resulting from such carryback, and to the extent any such refund or Refund Equivalent is received or realized by Seller or any member of the Seller Group, Seller will pay to Acquiror the amount of such refund or Refund Equivalent (including interest received from any Taxing Authority with respect to such refund or Refund Equivalent) within 10 days of receipt (or realization) thereof.

9.03 Refunds. Except as otherwise provided in Section 9.02, Seller will be entitled to any refund or Refund Equivalent received or realized with respect to Taxes imposed on or with respect to any Wimbledon Entity, the other Wimbledon Assets or the Snacks Business for any Tax period ending on or before the Closing Date (including, for the avoidance of doubt, any such amounts arising by reason of amended Tax Returns or any formal or informal claim for a refund of Taxes filed after the Closing Date in accordance with the provisions of this Section 9.03), and to the extent any such refund or Refund Equivalent is received or realized by Acquiror or any member of the Acquiror Group (including the Wimbledon Entities), Acquiror will pay to Seller the amount of such refund or Refund Equivalent (including interest received from any Taxing Authority with respect to such refund or Refund Equivalent) within 10 days of receipt (or realization) thereof. In connection with the foregoing, if Seller determines that any of the Wimbledon Entities is entitled to file or make a formal or informal claim for a refund of Taxes (including by filing an amended Tax Return) with respect to a Pre-Closing Tax Period, Seller will be entitled to file or make, or to request that Acquiror cause the applicable Wimbledon Entity to file or make, such formal or informal claim for refund, and Seller will be entitled to control the prosecution of such claim for refund; provided, however, that Seller will not be entitled to file or make and Acquiror will not be required to file or make, or cause any Wimbledon Entity to file or make, any such claim for refund if Acquiror reasonably determines that such action would adversely affect Acquiror or any of its Affiliates (including any Wimbledon Entity). Acquiror will cooperate, and cause the Wimbledon Entities to cooperate, with respect to such claim for refund. Acquiror and the Wimbledon Entities will be entitled to any refund or Refund Equivalent received or realized with respect to Taxes imposed on or with respect to any Wimbledon Entity, the other Wimbledon Assets or the Snacks Business for a Tax period beginning after the Closing Date. Acquiror and Seller will equitably apportion any refund or Refund Equivalent (including interest received from any Taxing Authority with respect to such refund or Refund Equivalent) received or realized with respect to Taxes imposed on or with respect to any Wimbledon Entity, the other Wimbledon Assets or the Snacks Business for a Straddle Period in a manner consistent with the principles set forth in Section 9.04(c).

9.04 Tax Indemnification. (a) Seller will indemnify, defend and hold Acquiror and its Affiliates harmless from and against all Excluded Taxes; provided, however, that Seller shall not be required to indemnify Acquiror for any Excluded Taxes resulting from or arising in connection with any breach by Acquiror or any of its Affiliates (including, after the Closing, the Wimbledon Entities) of any covenant in this Agreement. Subject to Section 9.08(f), Seller’s obligation to indemnify, defend or hold harmless Acquiror or any of its Affiliates (including the Wimbledon Entities) from any Excluded Taxes pursuant to this Section 9.04(a) will terminate effective 60 days following the expiration of the applicable statute of limitations (including extensions).

(b) Acquiror will indemnify, defend and hold Seller and its Affiliates harmless from and against all (i) Taxes imposed on or with respect to the Wimbledon Entities, the other Wimbledon Assets or the Snacks Business for any Post-Closing Tax Period, other than any Taxes that Seller must indemnify Acquiror and its Affiliates for under Section 9.04(a), (ii) Transfer Taxes for which Acquiror is responsible pursuant to

Section 9.07, (iii) Taxes resulting from or arising in connection with any breach by Acquiror or any of its Affiliates (including, after the Closing, the Wimbledon Entities) of any covenant in this Agreement, and (iv) costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i) through (iii). Subject to Section 9.08(f), Acquiror’s obligation to indemnify, defend or hold harmless Seller or any of its Affiliates from Taxes pursuant to this Section 9.04(b) will terminate effective 60 days following the expiration of the applicable statute of limitations (including extensions).

(c) In the case of any Straddle Period:

(i) Property Taxes and similar periodic Taxes imposed on or with respect to the Wimbledon Entities, the other Wimbledon Assets and the Snacks Business that are not based on income or receipts (e.g., annual franchise Taxes imposed based on authorized shares) allocable to the Pre-Closing Tax Period will be computed based upon the ratio of (A) the number of days in the portion of such Straddle Period that ends on the Closing Date to (B) the total number of days in such Straddle Period; and

(ii) Taxes of the Wimbledon Entities for the Pre-Closing Tax Period, other than Taxes described in Section 9.04(c)(i), will be computed as if such Tax period ended as of the close of business on the Closing Date and, in the case of any Taxes of the Wimbledon Entities attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity, as if the Tax period of such partnership or other “flowthrough” entity ended as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period ending after the Closing Date in proportion to the number of days in each such period.

(d) Any indemnity payment required to be made pursuant to this Section 9.04 will be made within 30 days after the Indemnitee makes written demand upon the Indemnifying Party, but in no case earlier than five Business Days prior to the date on which the relevant Taxes are required to be paid to the applicable Taxing Authority.

(e) If a claim or other Tax Proceeding is made or initiated by any Taxing Authority (a “Tax Claim”) which, if successful, could result in an indemnity payment pursuant to Section 9.04, the Party receiving notice of such Tax Claim will promptly notify the other Party in writing of such claim (and provide copies of any documents received from the Taxing Authority in respect of such claim) no later than ten Business Days after such Tax Claim is made; provided that failure to provide such notice will not relieve such other Party of its indemnification obligations except to the extent that such other Party is materially prejudiced by such failure. With respect to any Tax Claim relating to a Tax period ending on or before the Closing Date or otherwise relating to, or affecting, a Consolidated Tax Return, Seller will control, at its own expense, all proceedings and may make all decisions taken in connection with such Tax

Claim (including selection of counsel), and, without limiting the foregoing, may, in its sole discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the applicable Liability for Taxes and sue for a refund or contest the Tax Claim; provided, however that with respect to any Tax Claim relating to a separate Tax Return that could reasonably be expected to have an adverse effect on Acquiror or any of its Affiliates (including, after the Closing, the Wimbledon Entities) that is material, Seller will not settle any such Tax Claim without the prior written consent of Acquiror, which consent will not be unreasonably withheld, conditioned or delayed.

(f) The Preparing Party will control all Tax Claims with respect to Straddle Period Tax Returns of the Wimbledon Entities required to be prepared by such Preparing Party pursuant to Section 9.01(a); provided, however, that such Preparing Party will not settle, compromise or abandon any such Tax Claim without the prior written consent of the Reviewing Party, which consent will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Acquiror will control all Tax Claims with respect to Taxes of or with respect to a Wimbledon Entity, the other Wimbledon Assets or the Snack Business for any Tax Period beginning after the Closing Date.

9.05 Internal Restructurings. The Parties intend and agree that the material transactions contemplated hereunder shall be structured as set forth on Section 9.05 of the Seller Disclosure Letter. Upon a Party’s written request, the other Party shall (and shall cause its Affiliates to) reasonably cooperate with the requesting Party and use commercially reasonable efforts to facilitate possible alternative or supplemental structures (including any restructuring of the Seller Group prior to the Closing) for the transactions contemplated hereunder (an “Alternative Transaction Structure”); provided, however, that the non-requesting party will not be required to facilitate or consent to an Alternative Transaction Structure (and will otherwise have no obligations pursuant to this Section 9.05 with respect to an Alternative Transaction Structure) if the adoption of such Alternative Transaction Structure could adversely affect such non-requesting Party.

9.06 Allocation Of Purchase Price. Seller and Acquiror agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price and any other items that are treated as additional consideration for Tax purposes paid by Acquiror (or any Affiliate of Acquiror) to Seller (or any Affiliate of Seller) among the asset classes set forth on IRS Form 8594 (Asset Acquisition Statement Under Section 1060) in accordance with applicable Tax Law and Section 9.06 of the Seller Disclosure Letter (collectively, the “Allocation Principles”). Within 90 days after the Closing Date, Seller will deliver to Acquiror a draft allocation of the Purchase Price and any other items that are treated as additional consideration for Tax purposes among such asset classes, which draft allocation will be prepared in accordance with the Allocation Principles (the “Allocation”). Acquiror will have the right to review such Allocation and will notify Seller in writing of any objections within 30 days after receipt of such Allocation. The Parties will cooperate in good faith to reach agreement on the disputed items or amounts, if any. If the Parties are unable to reach an agreement regarding the Allocation, then within 30 days following receipt by Seller of Acquiror’s written objections, any disagreement will be resolved by the Accounting Firm whose involvement will be limited solely to disputed items. Any Allocation determined pursuant to the decision of the Accounting Firm will incorporate, reflect and be consistent with the Allocation Principles. The Allocation, as prepared by Seller if no timely written objection by Acquiror has been given, as adjusted pursuant to any agreement between the Parties or as determined by the Accounting Firm (the “Final Allocation”), will be final and binding on all Parties. Any fees and expenses of the Accounting Firm will be borne equally by Acquiror, on the one hand, and Seller, on the other hand. Acquiror and Seller will each file and, as applicable, will cause their relevant Affiliates to file, IRS Form 8594 and any other comparable forms required under applicable Tax Law and all federal, state, local and foreign Tax Returns, in accordance with the Final Allocation, unless (and then only to the extent) otherwise required by a Final Determination. Acquiror and Seller each agrees that it will not take, or permit any of its Affiliates to take, any Tax position that is inconsistent with the Final Allocation in any proceeding before any Taxing Authority (or otherwise), except to the extent otherwise required pursuant to a Final Determination. In the event that a Taxing Authority disputes the Final Allocation, the Party receiving notice of such dispute will promptly notify the other Party hereto, and the Parties will reasonably cooperate to defend the Final Allocation in any applicable proceeding. In the event of any adjustment to the Final Allocation, the Parties will timely file with the applicable Taxing Authorities any additional information required to be filed under applicable Tax Law. Except to the extent otherwise required pursuant to a Final Determination, prior to allocating any consideration for Tax purposes among assets within any particular asset class set forth on IRS Form 8594, Seller will consult with Acquiror and Seller will not and will not permit any of its Affiliates to take any Tax position that is inconsistent with Acquiror’s allocation, if any, to such assets; provided, that Acquiror will advise Seller in writing of any such allocation within 10 days of any request therefor; provided, further, that no such request will be made by Seller prior to the first anniversary of the Closing Date.

9.07 Transfer Taxes. Seller and Acquiror shall each pay, and be responsible for, 50% of all Transfer Taxes up to an aggregate amount of $4 million, and Seller shall pay, and be responsible for, all Transfer Taxes in excess of $4 million; provided, that any additional Transfer Taxes arising solely as a result of the implementation of an Alternative Transaction Structure shall be borne by the Party that requested the implementation of such Alternative Transaction Structure pursuant to Section 9.05. Any Tax Return required to be filed with respect to any such Transfer Taxes shall be filed by the Person primarily responsible for such filing under applicable Law; provided that such Party shall deliver a draft of any such Tax Return to the other Party at least 15 days prior to the due date for the filing of any such Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which the other Party is responsible pursuant to this Section 9.07 and any additional information relating thereto that the other Party may reasonably request, and shall reflect on the applicable Tax Return any reasonable comments submitted by such other Party at least five days prior to the applicable due date. The Parties shall reasonably cooperate in obtaining any available exemptions or refunds with respect to Transfer Taxes.

9.08 Miscellaneous. (a) Except to the extent expressly contemplated by this Agreement (including, for the avoidance of doubt, with respect to the making of any Section 338(g) elections in accordance with Section 9.08(b) below or the Section

338(h)(10) Elections, if any, in accordance with Section 9.08(c) below), Acquiror will not, and will not permit any Affiliate to, take any action on the Closing Date after the Closing with respect to the Wimbledon Entities or the other Wimbledon Assets other than in the ordinary course of business.

(b) With respect to any Wimbledon Entity that is classified as a corporation for U.S. federal income Tax purposes on the Closing Date, Acquiror (or any of its applicable Affiliates) will have the right to make an election under Section 338 of the Code (or any similar election permitted under state or local Law) with respect to the acquisition of such Wimbledon Entity. With respect to any Wimbledon Entity, Acquiror will not, and will not permit any of its Affiliates (including, after the Closing, the Wimbledon Entities) to, cause any election pursuant to Treasury Regulation Section 301.7701-3 to be filed, or make any other election (other than any such Section 338(g) election) or filing, in each case, if such election or filing would be effective on or prior to the Closing Date.

(c) At Acquiror’s election, Seller will and will cause its applicable Affiliate to join Acquiror (or any applicable Affiliate of Acquiror) in the making of a timely and irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under any applicable state or local Tax Law) with respect to the acquisition of equity interests in Pringles Manufacturing Company (the “Section 338(h)(10) Elections”). If the Section 338(h)(10) Elections are made, Seller and Acquiror (i) will cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections, including IRS Form 8023 and 8883 and any similar forms under applicable state and local Tax Law (collectively, the “Section 338(h)(10) Forms”) in a manner consistent with the Final Allocation and (ii) will, or will cause their relevant Affiliates to, timely file such Section 338(h)(10) Forms with the applicable Taxing Authorities. Seller and Acquiror agree that neither of them will, or will permit any of their Affiliates, to revoke the Section 338(h)(10) Elections, if any, following the filing of the Section 338(h)(10) Forms, if any, without the prior written consent of Acquiror or Seller, as the case may be. Except to the extent otherwise required pursuant to a Final Determination, Seller and Acquiror will, and will cause their Affiliates to, report consistently with the Section 338(h)(10) Elections and the Section 338(h)(10) Forms, if any, and will not, and will not permit any of their Affiliates to, take any position inconsistent therewith. If the Section 338(h)(10) Elections are made, each of Seller and Acquiror will deliver to the other party at Closing one or more duly executed IRS Forms 8023 that reflect the Section 338(h)(10) Election with respect to the purchase of the equity interests in Pringles Manufacturing Company.

(d) On the Closing Date, all Tax sharing agreements and arrangements between (i) any Wimbledon Entity, on the one hand, and (ii) Seller or any of its Affiliates (other than any Wimbledon Entity), on the other hand, will be terminated effective as of the close of business on the Closing Date and will have no further effect for any Tax period (whether past, present or future), and, after the Closing Date, no additional payments will be made thereunder with respect to any Tax period, whether in respect of a redetermination of Liabilities for Taxes or otherwise. The Parties will take all steps necessary to ensure that each such termination is effective in the manner described above.

(e) Each Party will provide the other with such information, records and other assistance, and make such of its officers, directors, employees and agents available, as may reasonably be requested by the other Party in connection with any Tax matter under this Article IX, including the preparation of any Tax Return and the conduct of any Tax Claim; provided that Acquiror will not be permitted to inspect or otherwise review any Consolidated Tax Return.

(f) Notwithstanding anything herein to the contrary, indemnification for any and all Tax matters, and the procedures with respect thereto, will be governed exclusively by this Article IX and the provisions of Article VIII shall not apply. The representations and warranties set forth in Section 2.10 shall survive the Closing Date until 60 days following the expiration of the relevant statute of limitation; provided that the right to be indemnified with respect to any matter notice of which was provided pursuant to Section 9.04(a) prior to the expiration of the relevant statute of limitations shall survive until such matter is fully resolved.

X. MISCELLANEOUS

10.01 Survival Of Representations And Warranties. The representations and warranties of Seller contained in this Agreement (other than the Seller Specified Representations) will survive the Closing until the date that is 18 months after the Closing. The Seller Specified Representations and the Acquiror Specified Representations will survive the Closing indefinitely other than Section 2.13(a)-(c) which will survive the Closing until the date that is the fifth anniversary of the Closing. The representations and warranties set forth in Section 2.10 (Taxes) will survive as provided in Section 9.08(f). The representations and warranties of Acquiror in Sections 3.04, 3.06 and 3.07 will not survive the Closing. No Party will have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof as set forth in this Section 10.01, unless a notice of a breach thereof giving rise to a right of indemnity shall have been sent or given to the party against whom such indemnity may be sought prior to such termination, in which case the noticed claims relating to such breach will survive such termination until they are finally resolved.

10.02 Expenses. (a) General Rule. Except as otherwise provided in Sections 9.04(a), 9.04(b) and 10.02(b) or any of the Ancillary Agreements, all fees and expenses incurred in connection with the transactions contemplated hereby and thereby will be paid by the Party incurring such fees or expenses.

(b) Antitrust Filing Fees. Acquiror and Seller will share equally any requisite filing fee in respect of any notification submitted pursuant to Antitrust Laws, including the HSR Act.

10.03 Entire Agreement. This Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreement, which is hereby terminated and of no further force or effect, subject to the provisions of Section 7.03. If there is a conflict between any provision of this Agreement and a provision of any Ancillary Agreement, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

10.04 Governing Law; Jurisdiction; Waiver Of Jury Trial. (a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, other than any choice of Law provisions thereof that would cause the Laws of another state to apply.

(b) By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court. Subject to compliance with the provisions of Section 10.15, if applicable, each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the transactions contemplated hereby in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.04(C).

10.05 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(i)	if to Seller:

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, OH 45202

Attention: Corporate Secretary

Attention: Joseph Stegbauer,

                Associate General Counsel - Global Transactions

Facsimile: (513) 983-7635

with a copy to (which will not constitute notice):

Jones Day

222 East 41st Street

New York, NY 10017

Attention: Robert A. Profusek, Esq.

Facsimile: (212) 755-7306

(ii)	If to Acquiror:

Kellogg Company

One Kellogg Square

Battle Creek, MI 49016

Attn: General Counsel

Facsimile: (269) 660-4358

with a copy to (which will not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, 10019

Attention: Daniel A. Neff, Esq.

                  Benjamin M. Roth, Esq.

Facsimile: (212) 403-2000

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 10.05. Any notice to Seller will be deemed notice to all members of the Seller Group, and any notice to Acquiror will be deemed notice to all members of the Acquiror Group.

10.06 Amendments And Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver will become and remain binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Except and solely to the extent set forth in Section 8.06, the rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 10.06(a) and will be effective only to the extent in such writing specifically set forth.

10.07 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Seller Group or the Acquiror Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement; provided, however, that this Section 10.07 does not limit any rights of Seller pursuant to Section 5.08(f) of the Seller Disclosure Letter.

10.08 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that (a) a Party may assign its rights or delegate its duties under this Agreement to a member of its Group; provided that (i) such member agrees in writing to be bound by the terms and conditions contained in this Agreement, (ii) that the assignment or delegation will not relieve any Party of its indemnification obligations or other obligations in the event of a breach of this Agreement and (b) after the Closing, Acquiror may in connection with a sale of all or a majority of the Assets of the Snacks Business or either the Mechelen or Jackson Plant, assign those portions of this Agreement inuring for the benefit of Acquiror or any of its Affiliates in connection with any legal restructuring and/or the sale of any portion of its assets with the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed or be entitled to assert rights under this Agreement notwithstanding that Acquiror no longer owns the Snacks Business and is not therefore directly damaged. Any attempted assignment or delegation in contravention of the foregoing will be void.

10.09 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Seller Disclosure Letter or Acquiror Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or the Seller Disclosure Letter or Acquiror Disclosure Letter shall be deemed to be followed by the words “without limitation”. The use of the word “covenant” shall mean “covenant and agreement”. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

10.10 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

10.11 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

10.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity, without posting any bond or other surety.

10.13 Disclosure Letters. There may be included in the Seller Disclosure Letter and/or the Acquiror Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Seller Disclosure Letter and Acquiror Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Seller Disclosure Letter and Acquiror Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Letter and Acquiror Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

10.14 Waiver. Acquiror acknowledges, on behalf of itself and its Affiliates, that Jones Day has represented, is representing and will continue to represent Seller in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that Jones Day will only represent the interests of Seller in connection with such transactions. Acquiror waives, on behalf of itself and its Affiliates, any conflict of interest that it or they may assert against Jones Day in connection with such representation and agrees not to challenge Jones Day’s representation of Seller with respect to such transactions or to assert that a conflict of interest exists with respect to such representation. Without limiting the generality of the foregoing, Acquiror agrees, on behalf of itself and its Affiliates, that Jones Day may represent Seller in any litigation, arbitration, mediation or other Action against or involving Acquiror and/or any of its Affiliates, arising out of or in connection with such transactions.

10.15 Dispute Resolution. (a) Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, the procedures set forth in this Section 10.15 will govern dispute resolution of any Direct Claim under Section 8.04 (a “Dispute”). Acquiror, on the one hand, and Seller, on the other hand, will have the right to refer any such Dispute for resolution to either the Chief Executive Officer or Chief Financial Officer of Acquiror or the Chief Financial Officer of Seller (or their designees) by delivering to the other Party a written notice of the referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, each of the Parties will cause their respective officer or designee to negotiate in good faith to resolve the Dispute. If such officers or designees are unable to resolve the Dispute within 40 Business Days after the date of the Dispute Escalation Notice, either Party will have the right to begin mediation in accordance with Section 10.15(b). The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings or those in Section 10.15(b) below will be without prejudice to the legal position of a Party in any subsequent Action.

(b) If the Dispute has not been resolved by the negotiation procedures as provided in Section 10.15(a) within 40 Business Days after delivery of the Dispute Escalation Notice, or if the Parties failed to meet within 40 Business Days after delivery, the Parties will endeavor to settle the Dispute by mediation administered by the Delaware Court of Chancery under 10 Del. C. Sec. 347 (commonly referred to as the “Mediation Only Program”); provided, however, that if the Dispute does not qualify for, or the Parties are not eligible to participate in, the Mediation Only Program, the Parties will endeavor to agree on an alternative mediating body to administer mediation of the Dispute under its Commercial Mediation Procedures, in which case the Parties will not be restricted in the identities of mediators that they may propose to utilize in the mediation. If the Dispute is not resolved in mediation (or if the Parties are unable to agree on a mediator pursuant to the proviso in the immediately preceding sentence), either Party will have the right to commence litigation in accordance with Section 10.04.

XI. DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Access Notice” has the meaning set forth in Section 4.26(a).

“Accounting Firm” has the meaning set forth in Section 1.12(c).

“Acquiror” has the meaning set forth in the preamble to this Agreement.

“Acquiror Disclosure Letter” means the disclosure letter delivered by Acquiror to Seller immediately prior to the execution of this Agreement.

“Acquiror Group” means Acquiror and each of its Affiliates, including, after the Closing, the Wimbledon Entities.

“Acquiror Indemnitees” means Acquiror, each member of the Acquiror Group and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents, representatives or employees of any member of the Acquiror Group (in each case, in their respective capacities as such).

“Acquiror MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Acquiror to consummate the transactions contemplated hereby.

“Acquiror Objection” has the meaning set forth in Section 1.12(b).

“Acquiror SEC Filings” has the meaning set forth in Section 3.07(a).

“Acquiror Specified Representations” has the meaning set forth in Section 8.07(a).

“Acquiror Welfare Plans” has the meaning set forth in Section 5.03(e).

“Acquiror’s FSA” has the meaning set forth in Section 5.03(f).

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, sanction, summons, demand, subpoena, examination, citation, audit, review or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Adjustment Payment” has the meaning set forth in Section 1.12(e).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, (a) Affiliates of Seller will include the Wimbledon Entities prior to the Closing and (b) Affiliates of Acquiror will include the Wimbledon Entities after the Closing.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 9.06.

“Allocation Principles” has the meaning set forth in Section 9.06.

“Alternative Transaction Structure” has the meaning set forth in Section 9.05.

“Ancillary Agreements” means the TSA, the Facilities Agreement and the Olestra Supply Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (a) all accounting, business and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (b) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property; (c) all inventories of materials, parts, raw materials, packing materials, supplies, work-in-process, goods in transit and finished goods and products; (d) all Real Property Interests; (e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person; (f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts; (g) all deposits, letters of credit and performance and surety bonds; (h) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property; (i) all software owned, licensed or used; (j) all employment records (except for any information relating to performance ratings or assessments of employees of Seller and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)); cost information; sales and pricing data; customer prospect lists; supplier records; customer, distribution and supplier lists; customer and vendor data, correspondence and lists; product literature (including historical); advertising and promotional materials; artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (k) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivables; (l) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, demands and benefits of Seller, its Affiliates or any Wimbledon Entity under Contracts, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent; and (m) all Governmental Approvals.

“Background IP” has the meaning set forth in Section 4.25.

“Base Split Plan” has the meaning set forth in Section 4.27.

“Benefit Gap” has the meaning set forth in Section 5.03(d) of the Seller Disclosure Letter.

“Benefit Gap Payment” has the meaning set forth in Section 5.03(d) of the Seller Disclosure Letter.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Cap” has the meaning set forth in Section 8.07(a).

“Capital Interests” has the meaning set forth in Section 2.16.

“Cause” has the meaning set forth in Section 5.03(c) of the Seller Disclosure Letter.

“Claims Notice” has the meaning set forth in Section 8.04(b)(i).

“Closing” has the meaning set forth in Section 1.10.

“Closing Adjustment Statement” has the meaning set forth in Section 1.12(a).

“Closing Date” has the meaning set forth in Section 1.10.

“Closing Estimated Purchase Price” has the meaning set forth in Section 1.11(b).

“Closing Specified Net Assets” means the Specified Net Assets as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Compensation And Benefit Plans” has the meaning set forth in Section 2.08(a).

“Confidentiality Agreement” means the Confidential Disclosure Agreement, previously executed by Seller and Acquiror.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third-parties.

“Consolidated Tax Returns” means any Tax Returns with respect to any federal, state, provincial, local or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include one or more Wimbledon Entities, on the one hand, and Seller or any of its Affiliates (other than any of the Wimbledon Entities), on the other hand.

“Continuation Period” has the meaning set forth in Section 5.03(b)(i).

“Continuing Employee” has the meaning set forth in Section 5.02(d).

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, arrangement, understanding or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) under corresponding or similar provisions of foreign Laws under any employee benefit plan of Seller or its Affiliates (other than Liabilities in respect of Continuing Employees under the Snacks Business Pension Plans as contemplated by Section 1.05(a)(xv) of the Seller Disclosure Letter).

“Convey” has the meaning set forth in Section 1.01. Variants of this term such as “Conveyance” will have correlative meanings.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Deductible” has the meaning set forth in Section 8.07(a).

“Delayed Transfer Employee” has the meaning set forth in Section 5.02(h).

“Diamond Agreement” has the meaning set forth in Section 2.17.

“Direct Claims” has the meaning set forth in Section 8.04(a).

“Disclosing Party” has the meaning set forth in Section 4.17(b)(i).

“Dispute” has the meaning set forth in Section 10.15(a).

“Dispute Escalation Notice” has the meaning set forth in Section 10.15(a).

“Double-Choice Employees” means the In-Scope Employees, if any, who have the right to remain employed by a member of the Seller Group under applicable local Law.

“Employing Entity” has the meaning set forth in Section 5.02(d).

“End Date” has the meaning set forth in Section 7.01(b)(i).

“Enforceability Exception” has the meaning set forth in Section 2.02.

“Environmental Claim” means any Action by any Person alleging or that may reasonably be expected to result in Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) for any Environmental Conditions or any actual noncompliance with any Environmental Laws.

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

“Environmental Laws” means all Laws of any Governmental Authority that relate to the protection of the environment and natural resources (including ambient air, surface water, ground water, land surface or subsurface strata) or the effect of the environment on human health and safety, including Laws or any other binding legal obligation in effect now or in the future relating to the Release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials.

“Equivalent Equity Value” has the meaning set forth in Section 5.03(b) of the Seller Disclosure Letter.

“Equivalent Equity Value Information” has the meaning set forth in Section 5.03(b) of the Seller Disclosure Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity, any trade or business (whether or not incorporated) (i) under common control (within the meaning of Section 4001(b)(1) of ERISA) with such entity, or (ii) which, together with such entity, is treated as a single employer under Section 414(t) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 1.05(b).

“Excluded IP Assets” means the Intellectual Property listed on Section 1.05(b)(ii) of the Seller Disclosure Letter, the Background IP and any other Intellectual Property in or to which the Seller Group has any right, title or interest that is not listed on Section 1.05(a)(vii) of the Seller Disclosure Letter.

“Excluded Liabilities” has the meaning set forth in Section 1.06(b).

“Excluded Taxes” means any liability, obligation or commitment for (i) any Taxes imposed on or with respect to Seller or any of its Affiliates (other than the Wimbledon Entities), (ii) any Taxes imposed on or with respect to the Wimbledon Entities (or any consolidated, combined, unitary or affiliated Tax group of which any Wimbledon Entity is or has been a member), the other Wimbledon Assets or the Snacks Business, in each case, for any Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Closing Date, as determined pursuant to Section 9.04(c), (iii) any Taxes of any other Person arising as a result of a Wimbledon Entity having been a member of any consolidated, combined, unitary or affiliated Tax group prior to the Closing, as a transferee or successor, by contract or otherwise, (iv) any Taxes (other than Transfer Taxes governed by Section 9.07) arising from or attributable to the transactions contemplated by this Agreement or any transaction outside of the ordinary course of business undertaken by Seller or any of its Subsidiaries (including the Wimbledon Entities) in anticipation of the transactions contemplated hereunder, including any Taxes imposed with respect to the transactions contemplated by Sections 1.03, 1.07, 1.14, 4.13 and 9.05 other than, in the case of Section 9.05, any Taxes arising solely as a result of transactions contemplated by an Alternative Transaction Structure proposed by Acquiror; (v) any Transfer Taxes for which Seller is responsible pursuant to Section 9.07, (vi) any Taxes resulting from or arising in connection with any breach by Seller or any of its Affiliates of any covenant in this Agreement, (vii) any Taxes resulting from or arising in connection with any inaccuracy in or breach of the representations and warranties set forth in Section 2.10, and (viii) costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i) through (vii).

“Expatriate Employee” has the meaning set forth in Section 5.03(h).

“Expatriate Package” has the meaning set forth in Section 5.03(h).

“Facilities Agreement” has the meaning set forth in Section 1.13(a)(iv).

“Final Allocation” has the meaning set forth in Section 9.06.

“Final Closing Adjustment Statement” has the meaning set forth in Section 1.12(d).

“Final Determination” means (a) with respect to U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Code and (b) with respect to Taxes other than U.S. federal income Taxes, any final determination of Liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations.

“Final Purchase Price” has the meaning set forth in Section 1.12(d).

“Financing” has the meaning set forth in Section 4.09.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Global IRA” has the meaning set forth in Section 5.03(i).

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits, orders, clearances, terminations or expirations of waiting periods, or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” means the Seller Group or the Acquiror Group, as the context requires.

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, asbestos and asbestos containing materials, petroleum and petroleum products or any fraction thereof, including such substances referred to by such terms as defined in any Environmental Laws or any other substance or material that is regulated by, or may form the basis for liability under, any Environmental Laws.

“Historical Audited Financial Statements” has the meaning set forth in Section 2.09(a).

“Historical Financial Statements” has the meaning set forth in Section 2.09(a).

“HSR Act” has the meaning set forth in Section 2.03(a).

“Included IP Assets” has the meaning set forth in Section 1.05(a)(vii).

“Indebtedness” means and includes, as to any Person (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (e) net payment obligations under any interest rate, currency or other hedging agreement, (f) obligations of such Person as lessee under leases that have been, or should be, in accordance with GAAP, recorded as capital leases or (g) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (f) above.

“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article VIII, Article IX or any other section of this Agreement.

“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article VIII, Article IX or any other section of this Agreement.

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“In-Scope Employees” means employees of Seller or any of its Affiliates employed primarily in the Snack Business as of the date of this Agreement, other than a Transition Employee.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof (collectively, “Patents”), (b) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), (c) published and unpublished works of authorship, whether copyrightable or not (including computer software), copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith (collectively, “Copyrights”), (d) trade secrets and all other confidential or proprietary Information (including know-how, data, formulas, processes and procedures, research records, records of inventions, test information, and market surveys) and invention rights, and all rights to limit the use or disclosure thereof (collectively, “Know How”), (e) rights of privacy and publicity, (f) any and all other proprietary rights, (g) any and all other intellectual property under the Laws of any country throughout the world and (h) any licenses and agreements with respect to any of the foregoing.

“Intercompany Accounts” has the meaning set forth in Section 1.07(c).

“IRS” means the United States Internal Revenue Service.

“Know How” has the meaning set forth in the definition of “Intellectual Property.”

“Knowledge” means, in the case of Acquiror, the knowledge of each of the persons listed on Section 11.01(a) of the Acquiror Disclosure Letter as of the date of the representation after reasonable inquiry by each such person, and, in the case of Seller, the knowledge of each of the persons listed on Section 11.01(a) of the Seller Disclosure Letter as of the date of the representation after reasonable inquiry by each such person.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.14(a).

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Intellectual Property” has the meaning set forth in Section 2.04(a).

“Litigation Conditions” has the meaning set forth in Section 8.04(b)(ii).

“Localization Package” has the meaning set forth in Section 5.03(h).

“Localized Employee” has the meaning set forth in Section 5.03(h).

“Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees and expenses); provided, however, that “Losses” will not include any punitive, exemplary, special similar damages, indirect damages or consequential damages that are not reasonably foreseeable, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Mechelen Facility” means the portion of the Mechelen Site used by the Snacks Business.

“Mechelen Site” means Seller’s facility located in Mechelen, Belgium and utilized in connection with Seller’s fabric care business and the Snacks Business.

“Mediation Only Program” has the meaning set forth in Section 10.15(b).

“Non-Snacks Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Closing by Seller, the Seller Subsidiaries and the Wimbledon Entities, in each case that are not included in the Snacks Business.

“Non-US Continuing Employee” has the meaning set forth in Section 5.02(d).

“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Ordinary Course” means, with respect to the conduct of the Snacks Business or the business of a Wimbledon Entity, the ordinary course of business consistent in all material respects with past practice, except as set forth on Schedule 1 which Schedule includes (1) exceptions to past practice that previously impacted the Snacks Business or the business of a Wimbledon Entity and may continue to do so in the future and (2) actions that are expected to occur after the date of this Agreement and prior to Closing.

“Other Wimbledon Material Contracts” means Wimbledon Material Contracts of a type described in Sections 2.07(a)(iv).

“Outsourced Equipment” means the copiers, application servers, network infrastructure, including the switches, routers, wireless access, racks, voice network infrastructure equipment, including PBX, handsets, telephones, voice mail system, voice over IP, volume and multifunction printers and other information technology equipment that is leased by Seller or one of its Affiliates from the Outsourcing Companies and exclusively used or held for exclusive use by the Snacks Business pursuant to the Outsourcing Agreements.

“Outsourcing Agreements” means the Contracts set forth on Section 11.01(b) of the Seller Disclosure Letter.

“Outsourcing Companies” means the Hewlett-Packard Company, Xerox Corporation and British Telecommunications plc, and their respective Affiliates.

“Owned Real Property” has the meaning set forth in Section 2.14(a).

“Parties” means Seller and Acquiror.

“Patent” has the meaning set forth in the definition of “Intellectual Property.”

“Permits” means all permits, approvals, franchises, consents, waivers, variances, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Authorities.

“Permitted Encumbrances” means (a) with respect to Acquiror, Security Interests reflected in the Acquiror Financial Statements, (b) Security Interests consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially interfere with the use of the property in the Snacks Business with respect to Seller and Acquiror’s property with respect to Acquiror, (c) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established on the Historical Financial Statements, (d) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the ordinary course of business, and (e) with respect to Acquiror, Security Interests securing obligations pursuant to credit documents of the Acquiror in connection with the Financing or any refinancing thereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity or organization or a Governmental Authority.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Liabilities” has the meaning set forth in Section 1.06(a).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Preparing Party” means the Party required under Section 9.01(a) to prepare a Tax Return relating to the Wimbledon Entities, the other Wimbledon Assets or the Snacks Business for a Straddle Period.

“Privileged Information” has the meaning set forth in Section 4.08(a).

“Privileges” has the meaning set forth in Section 4.08(a).

“Property Taxes” means real, personal and intangible property Taxes.

“Proposed Estimated Purchase Price” has the meaning set forth in Section 1.11(b).

“Purchase Price” has the meaning set forth in Section 1.11(a).

“Qualifying Shared Asset” has the meaning set forth in Section 4.26(a).

“Qualifying Termination” has the meaning set forth in Section 5.03(c) of the Seller Disclosure Letter.

“Real Property” has the meaning set forth in Section 2.15(a).

“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Real Property Leases” has the meaning set forth in Section 2.14(a).

“Receiving Party” has the meaning set forth in Section 4.17(b).

“Refund Equivalent” means any credit against or offset of Taxes received in lieu of an actual refund.

“Registered Intellectual Property” has the meaning set forth in Section 2.04(a).

“Regulatory MAC” has the meaning set forth in Section 4.02(a).

“Reimbursed Auto Leases” has the meaning set forth in Section 4.16(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” means with respect to any Person, such Person’s and any of its Subsidiaries’ officers, employees, agents, advisors, directors and other representatives.

“Restructuring Transactions” means any transaction effected by Seller or any of its Affiliates (including the Wimbledon Entities) required or permitted by Section 9.05.

“Reviewing Party” means the Party entitled under Section 9.01(a) to review, and submit comments with respect to, a Tax Return relating to the Wimbledon Entities, the other Wimbledon Assets or the Snacks Business for a Straddle Period.

“Sample Specified Net Assets Statement” means the document attached hereto as Exhibit D.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means, whether arising under any Contract or otherwise, any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, title defect, restriction on transfer, or other encumbrance and other restrictions, conditions or limitations on use of real or personal property of any nature whatsoever.

“Section 338(h)(10) Elections” has the meaning set forth in Section 9.08(c).

“Section 338(h)(10) Forms” has the meaning set forth in Section 9.08(c).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Acquiror immediately prior to the execution of this Agreement.

“Seller Group” means Seller and each of its Subsidiaries, but excluding, after the Closing, any Wimbledon Entity.

“Seller Indemnitees” means Seller, each member of the Seller Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents, representatives or employees of any member of the Seller Group (in each case, in their respective capacities as such).

“Seller Names and Marks” has the meaning set forth in Section 4.12(a).

“Seller Transfer Documents” has the meaning set forth in Section 1.14.

“Seller’s FSA” has the meaning set forth in Section 5.03(f).

“Seller Specified Representations” has the meaning set forth in Section 8.07(a).

“Senior Executive” means an employee of Acquiror or any of its Subsidiaries, or as applicable, Seller or any of its Subsidiaries, whose annual base salary at the relevant time is $200,000 or more.

“Shared Business Contracts” has the meaning set forth in Section 4.18(a).

“Shared Information” means (a) all Information provided by any member of the Acquiror Group to a member of the Seller Group prior to the Closing, (b) any Information in the possession or under the control of such respective Group that relates to the operation of the Snacks Business prior to the Closing and that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement, or (iv) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Seller or the Snacks Business, as the case may be, and (c) any Information that is reasonably necessary for the conduct of the Snacks Business (except for any information relating to performance ratings or assessments of employees of Seller and Continuing Employees (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)).

“Shared Operational Real Property” has the meaning set forth in Section 2.14(a).

“Snacks Business” means Seller’s business of sourcing, manufacturing, producing, marketing, selling, distributing and developing (a) snack-related products and services, including potato crisps of various flavors and product line extensions that feature different compositions and flavors, and (b) cracker stick-related products and services.

“Snacks Business Employees” has the meaning set forth in Section 5.02(a).

“Snacks Business Information” has the meaning set forth in Section 4.08(c).

“Snacks Business MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Snacks Business taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether a Snacks Business MAE has occurred or would reasonably be expected to occur: (a) any conditions in the industry in which the Snacks Business competes in general; (b) any conditions in the United States general economy or the general economy in other geographic areas in which the Snacks Business operates; (c) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (d) any conditions resulting from natural disasters; (e) compliance by Seller with its covenants in this Agreement; (f) the failure of the financial or operating performance of the Snacks Business to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered); (g) any action taken or omitted to be taken at the request of Acquiror; (h) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated thereby, including any employee departures; (i) any deterioration in the business, financial condition or results of operations of the Snacks Business that occurs subsequent to the date of this Agreement and prior to the Closing Date and does not (A) arise out of any breach of this Agreement by Seller, (B) arise out of any extraordinary event of a nature described in clauses (c) or (d) (and in which case, such extraordinary event will be considered to the extent that it disproportionately affects the Snacks Business as compared to similarly situated businesses operating in the potato crisp business in the United States and other geographic areas in which the Snacks Business operates), or (C) arise out of a product recall required under applicable Law relating to human health and food safety of the products manufactured and/or distributed by, or on behalf of, the Snacks Business or out of a product tampering event that involves tampering with the products manufactured and/or distributed by, or on behalf of, the Snacks Business (and in which case, such recall or product tampering event will be considered to the extent that it disproportionately affects the Snacks Business as compared to similarly situated businesses operating in the potato crisp business in the United States and other geographic areas in which the Snacks Business operates); or (j) changes in Laws or GAAP; provided, further, that with respect to clauses (a), (b), (c), (d) or (j), such matter will be considered to the extent that it disproportionately affects the Snacks Business as compared to similarly situated businesses operating in the snacks business in the United States and other geographic areas in which the Snacks Business operates.

“Snacks Business Pension Plan Assets” has the meaning set forth in Section 1.05(a)(xiv).

“Snacks Business Pension Plans” means the pension plans contemplated by Section 1.05(a)(xiv) of the Seller Disclosure Letter.

“Special Separation Benefits” has the meaning set forth in Section 5.02(g).

“Specified Net Assets” means the sum of the line item amounts specified under the caption “Assets” of the Snacks Business in the Sample Specified Net Assets Statement less the sum of the line item amounts specified as “Liabilities” of the Snacks Business in the Sample Specified Net Assets Statement, in each case as of the close of business on the Closing Date, with each specific line item in such statement calculated in accordance with GAAP in the same manner in which such amount was calculated in accordance with GAAP in the Sample Specified Net Assets Statement, and in all events utilizing the same account classifications and accounting principles, policies and practices used in the preparation of the Sample Specified Net Assets Statement, consistent with GAAP. Notwithstanding anything herein to the contrary, Specified Net Assets shall be determined without taking into account any asset or liability, whether current or deferred, in respect of Taxes.

“Straddle Period” means any Tax period beginning on or before, and ending after, the Closing Date.

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect at least a majority of the Board of Directors or other governing body or, (b) if there are no such voting interests, 50% or more of the equity interests therein. For the avoidance of doubt, (a) Subsidiaries of Seller will include the Wimbledon Entities prior to the Closing and (b) Subsidiaries of Acquiror will include the Wimbledon Entities after the Closing.

“Target Specified Net Assets” means $225 million.

“Tax” means any United States federal income, state, local or foreign tax, charge, duty, fee, levy, impost or other assessment of any nature whatsoever, including, without limitation, income, gross receipts, excise, property, estimated, sales or use, value added, goods and services, withholding, employment, unemployment net worth, customs duties, capital gains, transfer, stamp and franchise taxes, imposed by any Taxing Authority, including any interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Claim” has the meaning set forth in Section 9.04(e).

“Tax Proceeding” has the meaning set forth in Section 2.10(a).

“Tax Return” means any return, report, declaration, statement or other document (including any amendment or schedule thereto) filed or required to be filed with any Taxing Authority in respect of any Tax.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Termination Agreement” has the meaning set forth in Section 2.17.

“Third-Party Claim” has the meaning set forth in Section 8.04(b)(i).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Announcement” has the meaning set forth in Section 4.03.

“Transfer Documents” has the meaning set forth in Section 1.15.

“Transition Employee” means an employee of Seller or one of its Affiliates who is staffed primarily for purposes of facilitating the separation and divesture of the Snacks Business from P&G either (i) in connection with transactions contemplated by the Diamond Agreement or (ii) in connection with the transactions contemplated hereby.

“Transfer Tax” means any federal, state, county, local, foreign and other sales, use, transfer, VAT, goods and services, conveyance, documentary transfer, stamp, recording, registration or other similar Tax (including any notarial fee) imposed in connection with, or otherwise relating to, the sale, transfer or assignment of the Wimbledon Assets from Seller or any of its Affiliates to Acquiror or any of its Affiliates pursuant to this Agreement.

“Transferred Bank Accounts” has the meaning set forth in Section 1.05(b)(v).

“Transferred Employee Assets” means any amounts due to the Seller Group with respect to loans outstanding to Continuing Employees as of the Closing Date (other than loans under a tax-qualified Compensation And Benefit Plan).

“Transferred Leave” has the meaning set forth in Section 5.03(g).

“Transition Period Assets” has the meaning set forth in Section 4.19.

“TSA” has the meaning set forth in Section 1.13(a)(i). From and after the Closing, the TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Unaudited 12-31-11 Financial Information” has the meaning set forth in Section 2.09(c).

“Unaudited Combined 9-31-11 Financial Statements” has the meaning set forth in Section 2.09(a).

“US Continuing Employee” has the meaning set forth in Section 5.02(d).

“US In-Scope Employee” has the meaning set forth in Section 5.02(b).

“VAT” means any value added Tax, goods and services Tax or similar Tax, including such Tax as may be levied in accordance with (but subject to derogation from) EEC Directive 77/388/EEC (and other EEC directives relating to VAT) and/or local legislation imposing value added Tax in the relevant jurisdiction.

“WARN Act” has the meaning set forth in Section 5.07.

“Wimbledon Assets” has the meaning set forth in Section 1.05(a).

“Wimbledon Books and Records” has the meaning set forth in Section 1.05(a)(ix).

“Wimbledon Contracts” means the following Contracts to which Seller or any member of Seller Group is a Party or by which it or any of its Assets is bound, except for any such Contract that is explicitly retained by Seller or any member of the Seller Group pursuant to any provision of this Agreement or any Ancillary Agreement (a) any Contract identified on Section 1.05(a)(v) of the Seller Disclosure Letter, and (b) any other Contract that is exclusively related to the Snacks Business.

“Wimbledon Entities” has the meaning set forth in Section 1.05(a)(iv); provided that for purposes of Article II of this Agreement, references to Wimbledon Entities shall include any predecessors of such entities.

“Wimbledon Entity Interests” has the meaning set forth in Section 1.05(a)(iv).

“Wimbledon Equity Interests” has the meaning set forth in Section 2.16.

“Wimbledon Facilities” has the meaning set forth in Section 1.05(a)(iii).

“Wimbledon Governmental Approvals” has the meaning set forth in Section 1.05(a)(vi).

“Wimbledon Inventory” has the meaning set forth in Section 1.05(a)(ii).

“Wimbledon Liabilities” has the meaning set forth in Section 1.06(a).

“Wimbledon Material Contracts” has the meaning set forth in Section 2.07(a).

“Wimbledon Software” has the meaning set forth in Section 1.05(a)(xi).

“Winton Hill Business Center” means the Winton Hill Business Center located at 6083 Center Hill Avenue, Cincinnati, OH 45224.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

THE PROCTER & GAMBLE COMPANY

By:	/s/ Jon R. Moeller
Name:	Jon R. Moeller
Title:	Chief Financial Officer

KELLOGG COMPANY

By:	/s/ John A. Bryant
Name:	John A. Bryant
Title:	President and Chief Executive Officer